Form 10-K/A, Exhibit 13
period 1994-12-31
STRYKER CORP
filed 1995-05-05
CIK 310764

TEN-YEAR REVIEW
(dollars in thousands, except per share amounts)

Summary of Operations  1994      1993      1992      1991      1990      1989      1988      1987      1986      1985
                     --------------------------------------------------------------------------------------------------
Net Sales            $681,920  $557,335  $477,054  $364,825  $280,634  $225,860  $178,636  $148,095  $129,183  $108,377

Costs and expenses:
  Cost of sales       300,381   256,748   221,650   172,477   132,882   106,899    85,037    71,420    64,090    54,029
  Research,
    development and
    engineering        39,630    36,199    32,313    23,703    19,663    15,572    12,193     8,888     6,509     5,706
  Selling, general
    and admini-
    strative          221,433   172,446   149,390   117,089    92,384    71,761    55,046    45,776    39,946    33,778
                     --------------------------------------------------------------------------------------------------
                      561,444   465,393   403,353   313,269   244,929   194,232   152,276   126,084   110,545    93,513
                     --------------------------------------------------------------------------------------------------
Operating Income      120,476    91,942    73,701    51,556    35,705    31,628    26,360    22,011    18,638    14,864
Other income
  (expense)             7,099     4,123     3,239     1,789     2,395      (598)     (360)       14        77       473
                     --------------------------------------------------------------------------------------------------
Earnings Before
  Income Taxes,
    Minority
    Interest and
    Extraordinary
    Item              127,575    96,065    76,940    53,345    38,100    31,030    26,000    22,025    18,715    15,337
Income taxes           50,770    35,860    29,240    20,270    14,475    11,800    10,140     9,300     8,502     6,770
Minority interest      (4,405)
                     --------------------------------------------------------------------------------------------------
Earnings Before
  Extraordinary Item   72,400    60,205    47,700    33,075    23,625    19,230    15,860    12,725    10,213     8,567
Extraordinary gain
  (net)                                                         9,910
                     --------------------------------------------------------------------------------------------------
Net Earnings          $72,400   $60,205   $47,700   $33,075   $33,535   $19,230   $15,860   $12,725   $10,213    $8,567
                     ==================================================================================================
Earnings Per Share
  of Common Stock: (a)<F1>
    Before extra-
      ordinary item     $1.50     $1.25     $1.00      $.70      $.50      $.41      $.34      $.27      $.22      $.19
    Extraordinary gain                                           $.21
    Net Earnings        $1.50     $1.25     $1.00      $.70      $.71      $.41      $.34      $.27      $.22      $.19

Dividend Per Share of
  Common Stock           $.08      $.07      $.06      $.05

Average Number of
  Shares Outstanding
  - in thousands(a)<F1>48,367    48,356    47,716    47,526    47,396    47,178    46,864    46,734    46,410    46,146

<F1>(a) Adjusted for the three-for-two stock splits effective August 16, 1985 and May 19, 1989;
    and the two-for-one stock splits effective May 11, 1987 and May 13, 1991.

FINANCIAL AND STATISTICAL DATA
                        1994      1993      1992      1991      1990     1989      1988      1987      1986       1985
                      -------------------------------------------------------------------------------------------------
Cash and Marketable
  Securities          202,045   152,637    91,752    80,029    54,052    19,282     4,602     5,999     8,390    12,163
Working Capital       361,318   213,965   168,197   140,296   117,877    89,594    70,071    56,399    43,538    37,970
Current Ratio             3.0       2.6       2.7       2.6       3.0       3.5       3.4       3.3       2.9       3.0
Property, Plant and
  Equipment - Net     180,719    67,707    59,649    36,056    28,700    22,918    20,703    17,658    17,018    14,689
Capital Expenditures   29,239    20,160    31,618    16,570    11,935     7,106     7,987     3,895     5,377     6,818
Depreciation and
  Amortization         20,944    16,183    11,382    11,796     7,109     6,312     5,999     5,402     3,860     3,068
Total Assets          767,971   454,204   340,272   270,316   209,521   152,333   124,830   104,965    89,323    73,448
Long-Term Debt         95,276    31,282     1,433     1,400     1,900     2,655     3,121     3,704     3,951     4,242
Stockholders' Equity  358,266   288,434   232,261   179,875   147,875   112,029    91,019    75,216    60,455    49,131
Return on Average
  Equity                 22.4      23.1      23.1      20.2      18.2      18.9      19.1      18.8      18.6      19.2
Number of Stockholders
  of Record             3,684     3,951     3,512     2,914     2,400     2,294     2,049     2,055     1,626     1,427
Number of Employees     4,221     3,228     2,906     2,448     1,913     1,599     1,408     1,180     1,073       948

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations

The table below outlines the components of the consolidated statement of earnings as a percentage of net sales:

                            Percentage of Net Sales    Percentage Increase
                          --------------------------   -------------------
                           1994      1993      1992    1994/93     1993/92
                          ------    ------    ------   -------     -------
Net Sales                 100.0%    100.0%    100.0%     22%         17%
Cost of sales              44.0      46.1      46.5      17          16
Research, development
 and engineering expense    5.8       6.5       6.8       9          12
Selling, general and
  administrative expense   32.5      30.9      31.3      28          15
                          -----     -----     -----
Operating Income           17.7      16.5      15.4      31          25
Other income                1.0        .7        .7
                          -----     -----     -----
Earnings Before Income
  Taxes and Minority
  Interest                 18.7      17.2      16.1      33          25
Income taxes                7.4       6.4       6.1      42          23
                          -----     -----     -----
Earnings Before Minority
  Interest                 11.3      10.8      10.0      28          26
Minority interest           (.7)
                          -----     -----     -----
Net Earnings               10.6%     10.8%     10.0%     20          26
                          =====     =====     =====


1994 Compared to 1993
- ---------------------

Stryker Corporation's net sales increased 22% in 1994 to $681.9 million compared to $557.3 million in 1993. The purchase by Stryker of an additional
31% interest in its Japanese distributor, Matsumoto Medical Instruments, Inc.
(Matsumoto), and Matsumoto's resulting consolidation with Stryker beginning in August 1994, accounted for 12% of the increase through incremental sales at end customer selling prices of Stryker products and added sales of other suppliers' products. Increased unit volume generated an 8% increase in sales, other business acquisitions accounted for 3% of the overall increase and increased selling prices provided an additional 2% increase. The Company also converted certain portions of the Osteonics domestic distribution network to direct sales, resulting in the repurchase of inventory from distributors, which reduced net sales by 3%.

Uncertainty over the impact of U.S. health care reform programs generally slowed domestic sales of medical devices during 1994. The Company's domestic sales increased 7% in 1994 compared to 1993. International sales increased
54% in 1994. The international sales gains were led by incremental Japanese sales from the consolidation of Matsumoto along with increased shipments of Osteonics orthopaedic implants, Dimso spinal implants, powered surgical instruments and hospital beds and stretchers. International sales grew to 41% of total sales in 1994 compared to 32% in 1993.

Surgical product sales (principally orthopaedic products) increased 22% for the year. The increase in domestic sales of Surgical products was led by Stryker Instrument's SurgiLav Plus pulsed irrigation system and High Vacuum
Cement Injection System and Stryker Endoscopy's line of powered arthroscopic instruments. The increase in international sales of Surgical products was led by incremental sales from the consolidation of Matsumoto along with sales of Osteonics' orthopaedic implants, Dimso spinal implants and powered surgical instruments. Sales of Medical products (principally specialty stretchers/beds and physical therapy services) increased 25%, led by increased revenues from physical therapy services as a result of business acquisitions during the year, increased sales of the MPS Primary Acute Care Bed, which was introduced in the third quarter of 1993, and increased sales of patient handling equipment.

Cost of sales represented 44.0% of sales compared to 46.1% in 1993. The lower cost of sales percentage in 1994 resulted from additional margins on Stryker products sold by Matsumoto since its consolidation and improved margins from ongoing cost reduction programs and the conversion of certain portions of Osteonics' domestic distribution network which resulted in increased direct sales to hospitals. Research, development and engineering expense increased
9% as the Company spent $39.6 million on product development in 1994 compared to $36.2 million in 1993. The decrease in research, development and engineering expense as a percentage of sales in 1994 is principally a result of consolidating Matsumoto which, as a distributor, incurs minimal research and development costs. The Company's continued commitment to product development resulted in several new products in 1994, including the Omnifit
Plus forged cobalt chrome hip stem, the Sapphire ViewTM arthroscope system, a new low cost high resolution 1-chip camera, a second generation ConstaVacTM
CBCII Blood Conservation System, and a new line of powered micro instruments for oral/maxillofacial procedures. Selling, general and administrative expenses increased 28% in 1994, principally as a result of consolidating
Matsumoto which, as a distributor, has a higher percentage of these expenses, along with increased sales expenses resulting from the changes in Osteonics' distribution network. These costs increased to 32.5% of sales in 1994 compared to 30.9% in 1993.

The effective tax rate increased to 39.8% in 1994 compared to 37.3% in 1993 as a result of the higher Japanese tax rate on the earnings of Matsumoto.
Earnings before minority interest increased 28% in 1994 compared to 1993. Net earnings in 1994 were $72.4 million, a 20% increase over the Company's 1993 net earnings of $60.2 million.

In the fourth quarter of 1994 net sales reached a record level of $204.6 million. The consolidation of Matsumoto resulted in incremental net sales of $40.2 million and incremental net earnings of $1.9 million ($.04 per share) in the fourth quarter.

1993 Compared to 1992
- ---------------------

Stryker Corporation's net sales increased 17% in 1993 to $557.3 million as demand for the Company's products, which are sold to hospitals throughout the world, continued to grow. Increased unit volume accounted for the entire increase as higher selling prices in 1993 provided only 1% growth and were essentially offset by the effect of changes in foreign currency exchange rates.

Uncertainty over the impact of U.S. health care reform programs has generally slowed domestic sales of medical devices. In addition, in an effort to reduce their costs, purchasers of the Company's orthopaedic implants domestically have shifted their purchasing mix toward the Company's lower-cost implants.
Despite these factors, the Company's total domestic sales grew 14% in 1993.
International sales increased 22% in 1993 led by Osteonics orthopaedic implant and Dimso spinal implant sales. International sales expanded to 32% of total sales in 1993 compared to 31% in 1992.

Surgical product sales increased 13% for the year. The domestic sales growth in Surgical products was led by Stryker Instruments' High Vacuum Cement
Injection System and SurgiLav Plus pulsed irrigation system, Osteonics' knee implants and Stryker Endoscopy's newly introduced third generation Model 782
3-Chip Camera. The international sales growth of Surgical products was led by Osteonics orthopaedic implant sales by the Company's Pacific Division and Dimso spinal implant system sales by all the Company's international divisions. Sales of Medical products increased 33%, led by the introduction of the MPS Primary Acute Care Bed in the third quarter, increased revenues from physical therapy services and increased sales of patient handling equipment.

Cost reduction programs at several of the Company's divisions and the higher mix of international sales lowered the cost of sales percentage in 1993 compared to 1992. Research, development and engineering expense increased 12% as the Company spent $36.2 million on product development in 1993 compared to $32.3 million in 1992. This commitment to product development resulted in several new products in 1993 including the MPS Primary Acute Care Bed, the Quadracut ACL/Shaver System for arthroscopy, the SurgiLav Plus pulsed irrigation system, and the Series 7000 Primary Posterially Stabilized Knee and Modular Tibia System. Selling, general and administrative expense increased 15% in 1993, principally as a result of larger sales forces in the Company's Instruments and Medical Divisions. However, this cost increase was contained below the percentage growth in sales and these costs dropped to 30.9% of sales in 1993 compared to 31.3% in 1992.

The effective tax rate decreased to 37.3% in 1993 compared to 38.0% in 1992 due to lower effective foreign tax rates. Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". The cumulative effect of the change in the method of accounting on net earnings was not material. Net earnings in 1993 were $60.2 million, a 26% increase over the Company's earnings in 1992 of $47.7 million.

In the fourth quarter of 1993, net sales reached a record level of $145.2 million and net earnings were $17.8 million or 12.2% of sales. Fourth quarter net earnings as a percent of sales was higher than the previous three quarters of the year because manufacturing costs and operating expenses increased at a slower rate than sales.

Liquidity and Capital Resources
- -------------------------------

Stryker's financial position continued to strengthen in 1994, with operating activities providing $97.7 million in cash. Working capital increased to $361.3 million from $214.0 million in the prior year. Accounts receivable increased 76% and days sales outstanding at the end of 1994 increased to 67 days from 47 days at the end of 1993. The increases reflect the consolidation of Matsumoto's accounts receivable which generally have longer collection terms.
Inventories increased 51% in 1994 and days sales in inventory finished 1994 at 131 days compared to 114 days at the end of 1993. These increases also reflect the consolidation of Matsumoto which, as a distributor, carries higher inventory levels.

In August 1994, the Company purchased 31% of the outstanding common stock of Matsumoto, thereby increasing its direct ownership interest in Matsumoto to 51%. The cost of the 31% investment, which was based on net book value, was approximately 6.0 billion Yen ($60.7 million). Payment of approximately 847 million Yen ($8.5 million) of the purchase price has been deferred to April
1995.  The acquisition of the shares was funded with an unsecured Yen denominated four-year floating rate loan. The Company has fixed the effective annual interest rate of this debt at 4.17% using an interest rate swap with a notional amount and term equal to that of the related loan.

The Company's cash and marketable securities of $202.0 million at December 31, 1994, as well as anticipated cash flows from operations, are expected to be sufficient to fund planned future operating capital requirements. Should additional funds be required, the Company has unsecured lines of credit with banks totaling $45.7 million. At December 31, 1994, only $.2 million of these lines has been utilized to fund operating activities overseas.


CONSOLIDATED BALANCE SHEET
STRYKER CORPORATION AND SUBSIDIARIES

December 31
(in thousands, except per share amounts)                 1994       1993
                                                       --------   --------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                              $116,781    $49,712
Marketable securities                                    85,264    102,925
Accounts receivable, less allowance of $6,400
  ($3,800 in 1993)                                      154,590     87,896
Inventories                                             115,757     76,582
Deferred income taxes                                    54,333     15,829
Prepaid expenses and other current assets                13,804     10,907
                                                       --------   --------
  Total Current Assets                                  540,529    343,851

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements                        131,320     30,790
Machinery and equipment                                 139,948     94,551
                                                       --------   --------
                                                        271,268    125,341
Less allowance for depreciation                          90,549     57,634
                                                       --------   --------
                                                        180,719     67,707
OTHER ASSETS
Intangibles, less accumulated amortization of
  $14,071 ($9,925 in 1993)                               17,272      7,795
Investment in affiliate                                             32,569
Other                                                    29,451      2,282
                                                       --------   --------
                                                         46,723     42,646
                                                       --------   --------
                                                       $767,971   $454,204
                                                       ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable                                              $208       $777
Accounts payable                                         50,433     43,172
Accrued compensation                                     28,834     28,270
Income taxes                                             38,811     21,107
Accrued expenses and other liabilities                   55,556     35,678
Current maturities of long-term debt                      5,369        882
                                                       --------   --------
  Total Current Liabilities                             179,211    129,886

LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES             95,276     31,282

OTHER LIABILITIES                                        35,245      4,602

MINORITY INTEREST                                        99,973

STOCKHOLDERS' EQUITY
Common stock, $.10 par value:
  Authorized--150,000 shares
  Outstanding--48,369 shares (48,395 in 1993)             4,837      4,840
Additional paid-in capital                               15,796     17,111
Retained earnings                                       336,897    268,367
Unrealized losses on securities                          (1,315)
Foreign translation adjustments                           2,051     (1,884)
                                                       --------   --------
Total Stockholders' Equity                              358,266    288,434
                                                       --------   --------
                                                       $767,971   $454,204
                                                       ========   ========

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF EARNINGS
STRYKER CORPORATION AND SUBSIDIARIES





Years Ended December 31
(in thousands, except per share amounts)     1994       1993       1992
                                           --------   --------   --------
Net Sales                                  $681,920   $557,335   $477,054
Costs and expenses:
  Cost of sales                             300,381    256,748    221,650
  Research, development and engineering      39,630     36,199     32,313
  Selling, general and administrative       221,433    172,446    149,390
                                           --------   --------   --------
                                            561,444    465,393    403,353
                                           --------   --------   --------
Operating Income                            120,476     91,942     73,701

Other income - net                            7,099      4,123      3,239
                                           --------   --------   --------
Earnings Before Income Taxes and
  Minority Interest                         127,575     96,065     76,940
Income taxes                                 50,770     35,860     29,240
                                           --------   --------   --------
Earnings Before Minority Interest            76,805     60,205     47,700
Minority interest                            (4,405)
                                           --------   --------   --------
Net Earnings                                $72,400    $60,205    $47,700
                                           ========   ========   ========
Net Earnings Per Share of Common Stock        $1.50      $1.25      $1.00
                                              =====      =====      =====
Average Number of Shares Outstanding         48,367     48,356     47,716
                                             ======     ======     ======



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
STRYKER CORPORATION AND SUBSIDIARIES
                                                   Additional             Unrealized      Foreign
Years Ended December 31                    Common   Paid-In    Retained  Gains(Losses)   Translation
(in thousands, except per share amounts)   Stock    Capital    Earnings  on Securities   Adjustments
                                           ------  ----------  --------  -------------   -----------
Balance at January 1, 1992                 $4,760    $6,013    $166,748                    $2,354
  Net earnings for 1992                                          47,700
  Sales of 706 shares of common stock
    under stock option and benefit plans,
    including $7,469 income tax benefit        70     9,719
  Cash dividend declared of $.06 per
    share of common stock                                        (2,898)
  Translation adjustment                                                                   (2,205)
                                           ------   -------    --------                    ------
Balance at December 31, 1992                4,830    15,732     211,550                       149
  Net earnings for 1993                                          60,205
  Sales of 92 shares of common stock
    under stock option and benefit plans,
    including $393 income tax benefit          10     1,379
  Cash dividend declared of $.07 per
    share of common stock                                        (3,388)
  Translation adjustment                                                                   (2,033)
                                           ------   -------    --------                    ------
Balance at December 31, 1993                4,840    17,111     268,367                    (1,884)
  Net earnings for 1994                                          72,400
  Sales of 96 shares of common stock
    under stock option and benefit plans,
    including $740 income tax benefit           9     1,782
  Repurchases of 122 shares of common
    stock                                     (12)   (3,097)
  Cash dividend declared of $.08 per
    share of common stock                                        (3,870)
  Adjustment to beginning balance for
    change in accounting method, net of
    income taxes of $751                                                    $1,180
  Unrealized losses, net of $1,636 income
    tax benefit                                                             (2,495)
  Translation adjustment                                                                    3,935
                                           ------   -------    --------     ------         ------
Balance at December 31, 1994               $4,837   $15,796    $336,897    ($1,315)        $2,051
                                           ======   =======    ========     ======         ======
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
STRYKER CORPORATION AND SUBSIDIARIES

Years Ended December 31 (in thousands)        1994       1993       1992
- --------------------------------------      --------   --------   --------
OPERATING ACTIVITIES
Net Earnings                                 $72,400    $60,205    $47,700
Adjustments to reconcile net earnings
  to net cash provided by operating
  activities:
    Depreciation                              18,717     13,048     10,214
    Amortization                               2,227      3,135      1,168
    Minority interest                          4,405
    Provision for losses on accounts
      receivable                               2,600        900        400
    Deferred income taxes (credit)            (3,818)    (2,917)    (4,171)
    Changes in operating assets and
      liabilities, net of effects of
      business acquisitions:
        Decrease (increase) in accounts
          receivable                           2,862    (11,305)   (20,563)
        Decrease in inventories                5,798      2,271        726
        Increase (decrease) in accounts
          payable                             (8,594)     4,982      7,723
        Increase (decrease) in income
          taxes                               (3,898)    11,092        632
        Other                                  4,994      4,691      6,899
                                            --------   --------   --------
Net Cash Provided by Operating Activities     97,693     86,102     50,728

INVESTING ACTIVITIES
Purchases of property, plant and equipment   (29,239)   (20,160)   (31,618)
Sales (purchases) of marketable securities    17,661    (54,264)   (21,553)
Business acquisitions, net of cash acquired  (42,557)   (34,654)    (8,736)
                                            --------   --------   --------
Net Cash Used in Investing Activities        (54,135)  (109,078)   (61,907)

FINANCING ACTIVITIES
Proceeds from borrowings                      59,919     33,563
Payments on borrowings                       (31,771)    (2,016)    (7,418)
Dividends paid                                (3,388)    (2,898)    (2,380)
Proceeds from exercise of stock options        1,791      1,389      9,789
Repurchases of common stock                   (3,109)
Other                                         (1,307)      (126)      (376)
                                            --------   --------   --------
Net Cash Provided by (Used in)
  Financing Activities                        22,135     29,912       (385)
Effect of exchange rate changes on cash
  and cash equivalents                         1,376       (315)     1,734
                                            --------   --------   --------
Increase (Decrease) in Cash and Cash
  Equivalents                                 67,069      6,621     (9,830)
Cash and cash equivalents at beginning
  of year                                     49,712     43,091     52,921
                                            --------   --------   --------
Cash and Cash Equivalents at End of Year    $116,781    $49,712    $43,091
                                            ========   ========   ========

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
STRYKER CORPORATION AND SUBSIDIARIES
December 31, 1994


1. SIGNIFICANT ACCOUNTING POLICIES

BUSINESS: Stryker Corporation develops, manufactures and markets specialty surgical and medical products which are sold primarily to hospitals throughout the world.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and, effective in August 1994 (see Note 4), its 51% owned subsidiary, Matsumoto Medical Instruments, Inc., after elimination of all significant intercompany accounts and transactions. Minority interest represents the minority stockholders' equity in Matsumoto's net earnings since August 1994 and their equity in Matsumoto's net assets at December 31, 1994. The Company's 20% investment in Matsumoto during the period from August 1993 to July 1994 was accounted for by the equity method.

REVENUE RECOGNITION: Revenue is recognized on the sale of products when the related goods have been shipped or services have been rendered.


CASH EQUIVALENTS AND INVESTMENTS: Cash equivalents are highly liquid investments with a maturity of three months or less when purchased.
Investments include marketable equity and debt securities classified as current assets and certain noncurrent investments included in other assets.

The Company's investments in marketable equity and debt securities are classified as "available-for-sale" and are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity. Interest and dividends on these securities are included in other income.

INVENTORIES: Inventories are stated at the lower of cost or market. Cost for approximately 75% (63% in 1993) of inventories is determined using the lower of first-in, first-out (FIFO) cost or market. Cost for certain domestic inventories is determined using the last-in, first-out (LIFO) cost method. The FIFO cost for all inventories approximates replacement cost.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Depreciation is computed by the straight-line or declining balance methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS: Intangible assets represent the excess of purchase price over fair value of tangible net assets of acquired businesses. Intangible assets, which include patents and intangibles not specifically identifiable, are being amortized using the straight-line method over periods of up to sixteen years.

INCOME TAXES: Effective January 1, 1993, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates in effect for the years in which the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

EARNINGS PER SHARE: Earnings per share is based upon the average number of shares of common stock outstanding during each year. Shares subject to option are not included in earnings per share computations because the present effect thereof is not materially dilutive.

2.  INVESTMENTS

Effective January 1, 1994, the Company adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities, " for investments held as of or acquired after that date. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The beginning balance of stockholders' equity was increased by $1,180,000 (net of $751,000 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at cost.

The following is a summary of the Company's investments in marketable equity and debt securities at December 31, 1994 (in thousands):

                                       Gross
                                     Unrealized     Estimated
                           Cost    Gains/(Losses)   Fair Value
                          -------  --------------   ----------

    Debt securities       $87,490     ($2,081)        $85,409
    Equity securities       7,700        (119)          7,581
                          -------     -------         -------

                          $95,190     ($2,200)        $92,990
                          =======      ======         =======

3.  INVENTORIES

Inventories are as follows (in thousands):

                                   December 31
                               ------------------
                                 1994       1993
                               --------   -------
     Finished goods             $86,719   $45,338
     Work-in-process              7,552    10,586
     Raw material                28,784    28,455
                               --------   -------
     FIFO cost                  123,055    84,379
     Less LIFO reserve            7,298     7,797
                               --------   -------
                               $115,757   $76,582
                               ========   =======

4.  BUSINESS ACQUISITIONS

In August 1994, the Company purchased 31% of the outstanding common stock of Matsumoto Medical Instruments, Inc., Osaka, Japan, thereby increasing its direct ownership interest in Matsumoto to 51%. Matsumoto is one of the largest distributors of medical devices in Japan and is the exclusive distributor of most Stryker products in that country. The cost of the 31% investment, which was based on net book value, was approximately 6.0 billion Yen ($60.7 million). Payment of approximately 847 million Yen ($8.5 million) of the purchase price has been deferred to April 1995. The acquisition was accounted for by the purchase method and the results of operations for Matsumoto were consolidated with Stryker beginning in August 1994. If the acquisition had occurred on January 1, 1993, pro forma net sales for the Company would have been $762,341,000 for 1994 and $694,923,000 for 1993. Pro forma net earnings would not have differed significantly from reported results.

In August 1993, the Company purchased 20% of the outstanding common stock of Matsumoto. The cost of the investment, which was based on net book value, was approximately 3.4 billion yen ($32.8 million). This initial investment was accounted for under the equity method until August 1994, when the additional 31% interest was acquired. The Company's share of Matsumoto's net earnings did not have a material impact on the Company's net earnings in 1993.

In June 1994, the Company purchased the Steri-Shield product line, which is a personal protection system for operating room personnel. The acquisition was accounted for by the purchase method at a total cost of $6,500,000, of which $5,500,000 in royalties will be paid over the next seven years. Intangible assets acquired, principally patents, are being amortized over seven to ten years. Pro forma consolidated results including the purchased business would not differ significantly from reported results.

During 1994, 1993 and 1992, the Company's subsidiary, Physiotherapy Associates, Inc., purchased several physical therapy clinic operations. The aggregate purchase price of these clinics in 1994, 1993 and 1992 was approximately $7,600,000, $1,900,000 and $2,900,000, respectively.
Intangible assets acquired, principally employment contracts and goodwill, are being amortized over periods ranging from one to fifteen years. Pro-forma consolidated results including the purchased businesses would not differ significantly from reported results.

In October 1992, the Company's subsidiary, Stryker France S.A., acquired Dimso S.A. and its subsidiary companies in France and Spain. Dimso designs and manufactures the Diapason and Stryker 2S Spinal Implant Systems and other orthopaedic products. The acquisition was accounted for by the purchase method at a total cost of $13,000,000, with approximately $7,000,000 to be paid over the following three years. Intangible assets acquired, principally patents, are being amortized over a ten year period. Pro forma consolidated results including the purchased business would not differ significantly from reported results.

5.  BORROWINGS

The Company and its subsidiaries have unsecured short-term line of credit arrangements with banks aggregating $20,000,000 domestically and $25,700,000 equivalent in foreign currencies. Borrowings under these lines at December 31, 1994 were $208,000 ($777,000 at December 31, 1993) in foreign funds at an average interest rate of 12.8% (12.5% in 1993). These lines generally expire on July 31, 1995.

Long-term debt is as follows (in thousands):
                                              December 31
                                          -----------------
                                           1994       1993
                                          -------   -------
              Bank loans                  $86,616   $30,736
              Other                        14,029     1,428
                                          -------   -------
                                          100,645    32,164
              Less current maturities       5,369       882
                                          -------   -------
                                          $95,276   $31,282
                                          =======   =======

The bank loans represent two separate borrowings made to finance the acquisition of the Company's 51% interest in Matsumoto Medical Instruments, Inc. (see Note 4). Both loans are Japanese Yen denominated, are unsecured and mature in August 1998. The first loan is from the Chicago branch of The Sanwa Bank, Limited, has a principal balance of $34,442,000 ($30,736,000 at December 31, 1993) and bears interest at a fixed annual rate of 4.76%. The second loan is a floating rate loan from the Chicago branches of The Bank of Tokyo, Ltd., The Mitsubishi Bank Limited and The Sanwa Bank, Limited and has a principal balance of $52,174,000. The Company has fixed the effective annual interest rate of this debt at 4.17% using an interest rate swap with a notional amount and term equal to that of the related loan.

Maturities of debt for the four years succeeding 1995 are: 1996 - $3,152,000; 1997 - $52,000; 1998 - $86,673,000 and 1999 - $5,070,000.

The carrying amounts of the Company's long-term debt and interest rate swap approximate their fair values based on the Company's current borrowing rates for similar types of borrowing agreements and quoted market rates, respectively.

Total interest expense, which is included in other income and approximates interest paid, was $3,677,000 in 1994, $1,067,000 in 1993 and $411,000 in
1992.

6.  CAPITAL STOCK

The Company has key employee and director Stock Option Plans under which options are granted at a price not less than fair market value at date of grant.
The options are granted for periods of up to ten years and become exercisable in varying installments. A summary of stock option activity follows:

                                                             Option
                                                Shares   Price Per Share
                                              ---------  ---------------
   Options outstanding at January 1, 1993     1,275,925   $3.20 - $38.75
   Granted                                      867,500   22.38 -  25.50
   Canceled                                    (411,300)   6.75 -  38.75
   Exercised                                    (75,600)   3.20 -  14.63
                                              ---------   --------------
   Options outstanding at December 31, 1993   1,656,525    3.20 -  34.25
   Granted                                       37,500   25.88 -  28.00
   Canceled                                     (58,000)   6.75 -  34.25
   Exercised                                    (88,040)   3.20 -  25.50
                                              ---------   --------------
   Options outstanding at December 31, 1994   1,547,985   $3.20 - $34.25
                                              =========   ==============

At December 31, 1994, options for 750,085 shares were exercisable and 1,133,600 shares were reserved for future grants.

The Company has 500,000 authorized shares of $1 par value preferred stock, none of which are outstanding.


7.  RETIREMENT PLANS

Substantially all employees of the Company are covered by retirement plans. The majority of employees are covered by profit sharing or defined contribution retirement plans.

The Company's 51% owned subsidiary, Matsumoto Medical Instruments, Inc., has a noncontributory defined benefit plan covering all employees who are generally entitled, upon termination, to lump-sum or annuity payments of amounts determined by reference to the current level of salary, length of service, and the conditions under which the termination occurs. Matsumoto's funding policy for the plan is to contribute actuarially determined amounts on a monthly basis. In addition, certain officers of Matsumoto are customarily entitled to lump-sum payments under an unfunded retirement plan. An accrual has been provided for the expected cost of these benefits earned to date, although such payments are subject to the approval of Matsumoto's stockholders. Amounts accrued for both Matsumoto retirement plans, which provide for substantially all unfunded obligations under the plans, totaled $16,235,000 at December 31, 1994 and are recorded as other noncurrent liabilities in the consolidated balance sheet.

Retirement plan expense under all of the Company's retirement plans totaled $6,753,000 in 1994, $5,302,000 in 1993 and $4,715,000 in 1992.

8.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for income taxes (see Note 1). As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The cumulative effect of the change in the method of accounting on net earnings was not material.

Earnings before income taxes and minority interest consist of the following (in thousands):

                                        1994       1993     1992
                                      --------   -------   -------
     United States operations         $100,996   $88,181   $66,552
     Foreign operations                 26,579     7,884    10,388
                                      --------   -------   -------
                                      $127,575   $96,065   $76,940
                                      ========   =======   =======

The components of the provision for income taxes follow (in thousands):

                                        1994       1993      1992
                                      --------   -------   -------
     Current:
       Federal                         $31,932   $26,114   $20,827
       State, including Puerto Rico      5,133    10,372     7,973
       Foreign                          17,523     2,291     4,611
                                       -------   -------   -------
                                        54,588    38,777    33,411
       Deferred tax expense (credit)    (3,818)   (2,917)   (4,171)
                                       -------   -------   -------
                                       $50,770   $35,860   $29,240
                                       =======   =======   =======

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                               1994    1993    1992
                                               -----   -----   -----
     U.S. statutory income tax rate            35.0%   35.0%   34.0%
     Add (deduct):
       State taxes, less effect of
         federal deduction                      2.3     6.3     5.9
       Foreign income taxes at rates
         different from the U.S.
         statutory rate                         5.4     (.8)    1.0
       Tax benefit relating to operations
         in Puerto Rico                        (2.0)   (1.8)   (1.9)
       U.S. research and development tax
         credit                                 (.6)   (1.4)    (.9)
       Earnings of Foreign Sales Corporation   (1.4)   (1.4)    (.8)
       Other                                    1.1     1.4      .7
                                               -----   -----   -----
                                               39.8%   37.3%   38.0%
                                               =====   =====   =====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant temporary differences which comprise the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                 December 31
                                              -----------------
                                                1994      1993
                                              -------   -------
     Deferred tax assets:
       Inventories                            $34,475    $4,712
       Accounts receivable and other assets     2,048     2,874
       Other accrued expenses                  18,165     6,662
       State taxes                              3,127     1,297
       Other                                    2,226       920
                                              -------   -------
         Total deferred tax assets             60,041    16,465

     Deferred tax liabilities:
       Depreciation                            (1,681)     (792)
       Other                                   (2,244)     (895)
                                              -------   -------
         Total deferred tax liabilities        (3,925)   (1,687)
                                              -------   -------
           Total net deferred tax assets      $56,116   $14,778
                                              =======   =======

Deferred tax assets and liabilities are included in the consolidated balance sheet as follows (in thousands):

                                                 December 31
                                              -----------------
                                               1994       1993
                                              -------   -------


  Current assets -- Deferred income taxes     $54,333   $15,829
  Noncurrent assets -- Other assets             4,438
  Noncurrent liabilities -- Other liabilities  (2,655)   (1,051)
                                              -------   -------
    Net deferred tax assets                   $56,116   $14,778
                                              =======   =======

No provision has been made for U.S. federal and state income taxes or foreign taxes that may result from future remittances of the undistributed earnings ($152,619,000 at December 31, 1994) of foreign subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of any unrecognized deferred income tax liability on these unremitted earnings is not practicable.

Total income taxes paid were $51,898,000 in 1994, $27,641,000 in 1993 and $25,133,000 in 1992.

9.  GEOGRAPHIC DATA

Geographic area information follows (in thousands):

                                        1994       1993       1992
                                      --------   --------   --------
     NET SALES
     United States operations:
       Domestic                       $405,549   $378,255   $330,782
       Export                          117,669    115,977     81,513
     Foreign operations:
       Pacific                         130,223     33,651     33,660
       Europe                           70,366     63,366     58,010
       Other                            12,094     11,987      9,522
     Eliminations                      (53,981)   (45,901)   (36,433)
                                      --------   --------   --------
       Net Sales                      $681,920   $557,335   $477,054
                                      ========   ========   ========

     OPERATING INCOME
     United States operations         $109,429    $90,726    $68,759
     Foreign operations:
       Pacific                          12,560      1,465      4,264
       Europe                            6,554      6,571      6,998
       Other                             1,686      1,660        213
                                      --------    -------    -------
         Total foreign operations       20,800      9,696     11,475

     Corporate expenses                 (9,753)    (8,480)    (6,533)
                                      --------    -------    -------

       Total Operating Income         $120,476    $91,942    $73,701
                                      ========    =======    =======

                                        1994       1993       1992
                                      --------   --------   --------
      ASSETS
      United States operations        $248,883   $225,587   $199,188
      Foreign operations:
        Pacific                        281,259     12,053     12,384
        Europe                          50,111     39,313     42,580
        Other                            9,801      4,067      2,741
      Corporate                        177,917    173,184     83,379
                                      --------   --------   --------
        Total Assets                  $767,971   $454,204   $340,272
                                      ========   ========   ========

Intercompany sales between geographic areas are included in export and foreign operations sales at agreed upon prices which include a profit element.

For the year ended December 31, 1993, sales to Matsumoto Medical Instruments, Inc. were $64,300,000 or 12% of total net sales. No customer accounted for 10%
or more of the Company's sales in 1994 or 1992.

Gains (losses) on foreign currency transactions, which are included in other income, totaled $586,000, $(256,000) and $188,000 in 1994, 1993 and 1992,
respectively.

Corporate assets consist primarily of domestic cash and cash equivalents and marketable securities and, in 1993, the investment in affiliate.

10.  LEASES

The Company leases various manufacturing and office facilities and equipment under operating leases. Future minimum lease commitments under these leases are as follows (in thousands):

                    1995        $10,076
                    1996          8,320
                    1997          5,625
                    1998          3,605
                    1999          1,823
                    Thereafter    1,766
                                -------
                                $31,215
                                =======

Rent expense totaled $14,644,000 in 1994, $10,950,000 in 1993 and $8,792,000
in 1992.

11.  CONTINGENCIES

The Company is involved in various claims and legal actions arising in the normal course of business. The Company does not anticipate material losses as a result of these actions.

SALES ANALYSIS, QUARTERLY DATA
(dollars in thousands, except per share data)







PRODUCT LINE SALES (Unaudited)      1994            1993             1992
                               --------------  --------------  --------------
SURGICAL
Orthopaedic Implants,
  Endoscopic Systems,
  Powered Surgical Instruments
  and Other Operating Room
  Devices                      $544,049   80%  $447,042   80%   $394,111   83%

MEDICAL
Patient Care and Patient
  Handling Equipment and
  Physical Therapy Services     137,871   20    110,293   20      82,943   17
                               --------  ---   --------  ---    --------  ---
                               $681,920  100%  $557,335  100%   $477,054  100%
                               ========  ===   ========  ===    ========  ===


DOMESTIC/INTERNATIONAL SALES
  (Unaudited)                       1994           1993             1992
                               --------------  --------------  --------------
Domestic                       $405,549   59%  $378,255   68%   $330,782   69%
International                   276,371   41    179,080   32     146,272   31
                               --------  ---   --------  ---    --------  ---
                               $681,920  100%  $557,335  100%   $477,054  100%
                               ========  ===   ========  ===    ========  ===

SUMMARY OF QUARTERLY DATA (Unaudited)


                              1994 Quarter Ended                          1993 Quarter Ended
                     ---------------------------------------  -----------------------------------------
                     March 31   June 30   Sept. 30  Dec. 31   March 31  June 30   Sept. 30  Dec. 31
                                          (a)<F1>   (b)<F2>
                     --------   --------  --------  --------  --------  --------  --------  --------
Net Sales            $148,759   $154,226  $174,316  $204,619  $135,202  $140,012  $136,932  $145,189

Gross Profit           81,215     83,705    96,495   120,124    73,716    75,172    73,056    78,643
Earnings Before
  Income Taxes and
  Minority Interest    27,970     27,435    29,714    42,456    23,300    22,550    22,565    27,650

Net Earnings           17,340     17,010    16,730    21,320    14,450    14,000    13,990    17,765

Net Earnings Per
  Share of Common
  Stock                   .36        .35       .35       .44       .30       .29       .29       .37

Market Price of
  Common Stock:
    High               35-1/2     30-3/4    37-1/2    37-1/2    39-3/4    29-1/2    29-3/4    29-1/2
    Low                26         23-3/4    27-1/4    32-3/4    22-1/4    21        24-1/2    23-1/4



The price quotations reported above were supplied by the National Association of Securities Dealers.

<F1>(a) In the third quarter of 1994, the consolidation of Matsumoto Medical
    Instruments, Inc., which was consolidated beginning in August 1994 (see
    Note 4 to consolidated financial statements), resulted in incremental net sales of $25,000,000. The incremental impact on net earnings was not material.

<F2>(b) In the fourth quarter of 1994, the consolidation of Matsumoto resulted in incremental net sales of $40,200,000 and incremental net earnings of $1,900,000 ($.04 per share).

                      REPORT OF INDEPENDENT AUDITORS




Board of Directors
Stryker Corporation

We have audited the accompanying consolidated balance sheet of Stryker Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stryker Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.




                                                       ERNST & YOUNG LLP
                                                       Ernst & Young LLP

Kalamazoo, Michigan
January 31, 1995