Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

TEN-YEAR REVIEW
(dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS              1995      1994      1993      1992      1991      1990      1989      1988      1987      1986
                                 ________  ________  ________  ________  ________  ________  ________  ________  ________  ________
Net Sales                        $871,952  $681,920  $557,335  $477,054  $364,825  $280,634  $225,860  $178,636  $148,095  $129,183
Costs and expenses:
  Cost of sales                   369,444   300,381   256,748   221,650   172,477   132,882   106,899    85,037    71,420    64,090
  Research, development
    and engineering                43,771    39,630    36,199    32,313    23,703    19,663    15,572    12,193     8,888     6,509
  Selling, general and
    administrative                301,426   221,433   172,446   149,390   117,089    92,384    71,761    55,046    45,776    39,946
                                 ________  ________  ________  ________  ________  ________  ________  ________  ________  ________
                                  714,641   561,444   465,393   403,353   313,269   244,929   194,232   152,276   126,084   110,545
                                 ________  ________  ________  ________  ________  ________  ________  ________  ________  ________
Operating Income                  157,311   120,476    91,942    73,701    51,556    35,705    31,628    26,360    22,011    18,638
Other income (expense)              5,782     7,099     4,123     3,239     1,789     2,395      (598)     (360)       14        77
                                 ________  ________  ________  ________  ________  ________  ________  ________  ________  ________
Earnings Before Income Taxes,
  Minority Interest and
  Extraordinary Item              163,093   127,575    96,065    76,940    53,345    38,100    31,030    26,000    22,025    18,715
Income taxes                       66,900    50,770    35,860    29,240    20,270    14,475    11,800    10,140     9,300     8,502
Earnings before Minority
  Interest                         96,193    76,805    60,205    47,700    33,075    23,625    19,230    15,860    12,725    10,213
Minority interest                  (9,183)   (4,405)
                                 ________  ________  ________  ________  ________  ________  ________  ________  ________  ________
Earnings Before Extraordinary
  Item                             87,010    72,400    60,205    47,700    33,075    23,625    19,230    15,860    12,725    10,213
Extraordinary gain (net)                                                              9,910
                                 ________  ________  ________  ________  ________  ________  ________  ________  ________  ________
Net Earnings                      $87,010   $72,400   $60,205   $47,700   $33,075   $33,535   $19,230   $15,860   $12,725   $10,213
Earnings Per Share of
  Common Stock:<F1>(a)
    Before extraordinary item       $1.80     $1.50     $1.25     $1.00      $.70      $.50      $.41      $.34      $.27      $.22
    Extraordinary gain (net)
    Net Earnings                    $1.80     $1.50     $1.25     $1.00      $.70      $.71      $.41      $.34      $.27      $.22
Dividend Per Share of
  Common Stock                       $.09      $.08      $.07      $.06      $.05
Average Number of Shares
  Outstanding - in thousands (a)   48,468    48,367    48,356    47,716    47,526    47,396    47,178    46,864    46,734    46,410

<F1>(a) Adjusted for the three-for-two stock split effective May 19, 1989, and the two-for-one stock splits effective May 11, 1987 and May 13, 1991.

FINANCIAL AND STATISTICAL DATA
                                   1995      1994      1993      1992     1991       1990     1989      1988       1987      1986
                                 ________  ________  ________  ________  ________  ________  ________  ________  ________  ________
Cash and Marketable Securities    264,648   202,045   152,637    91,752    80,029    54,052    19,282     4,602     5,999     8,390
Working Capital                   448,815   361,318   213,965   168,197   140,296   117,877    89,594    70,071    56,399    43,538
Current Ratio                         3.6       3.0       2.6       2.7       2.6       3.0       3.5       3.4       3.3       2.9
Property, Plant and
  Equipment - Net                 182,592   180,719    67,707    59,649    36,056    28,700    22,918    20,703    17,658    17,018
Capital Expenditures               36,299    29,239    20,160    31,618    16,570    11,935     7,106     7,987     3,895     5,377
Depreciation and Amortization      28,654    20,944    16,183    11,382    11,796     7,109     6,312     5,999     5,402     3,860
Total Assets                      854,891   767,971   454,204   340,272   270,316   209,521   152,333   124,830   104,965    89,323
Long-Term Debt                     96,967    95,276    31,282     1,433     1,400     1,900     2,655     3,121     3,704     3,951
Stockholders' Equity              454,279   358,266   288,434   232,261   179,875   147,875   112,029    91,019    75,216    60,455
Return on Average Equity             21.4      22.4      23.1      23.1      20.2      18.2      18.9      19.1      18.8      18.6
Number of Stockholders of Record    3,260     3,684     3,951     3,512     2,914     2,400     2,294     2,049     2,055     1,626
Number of Employees                 4,629     4,221     3,228     2,906     2,448     1,913     1,599     1,408     1,180     1,073