Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

The table below outlines the components of the consolidated statements of earnings as a percentage of net sales:
                                                               Percentage
                                   Percentage of Net Sales      Increase
                                   _______________________  ________________
                                    1995    1994    1993    1995/94  1994/93
                                   ______  ______  ______   _______  _______
Net Sales                          100.0%  100.0%  100.0%     28%      22%
Cost of sales                       42.4    44.0    46.1      23       17
Research, development and
  engineering expense                5.0     5.8     6.5      10        9
Selling, general and
  administrative expense            34.6    32.5    30.9      36       28
                                   ______  ______  ______
Operating Income                    18.0    17.7    16.5      31       31
Other income                         0.7     1.0     0.7
                                   ______  ______  ______
Earnings Before Income Taxes
  and Minority Interest             18.7    18.7    17.2      28       33
Income taxes                         7.7     7.4     6.4      32       42
                                   ______  ______  ______
Earnings Before Minority Interest   11.0    11.3    10.8      25       28
Minority interest                   (1.0)    (.7)
                                   ______  ______  ______
Net Earnings                        10.0%   10.6%   10.8%     20       20
                                   ======  ======  ======

The table below sets forth domestic/international and product line sales information:
                                                                Percentage
                                 Net Sales (in thousands)         Increase
                               ____________________________  ________________
                                 1995      1994      1993    1995/94  1994/93
                               ________  ________  ________  _______  _______
Domestic/International Sales
 Domestic                      $477,207  $405,549  $378,255     18%      7%
 International                  394,745   276,371   179,080     43      54
Total Net Sales                $871,952  $681,920  $557,335     28      22
Product Line Sales
 Stryker Surgical              $608,646  $502,961  $447,042     21      13
 Stryker Medical                158,516   135,520   110,293     17      23
 Matsumoto Distributed
  Products                      104,790    43,439              141      --
                               ________  ________  ________
Total Net Sales                $871,952  $681,920  $557,335     28      22
                               ========  ========  ========

1995 COMPARED TO 1994

Stryker Corporation's net sales increased 28% in 1995 to $872.0 million from $681.9 million in 1994. The 1994 purchase by Stryker of an additional 31% interest in its Japanese distributor, Matsumoto Medical Instruments, Inc. (Matsumoto), and Matsumoto's resulting consolidation with Stryker beginning in August 1994, accounted for a 15% sales increase through incremental sales of Matsumoto Distributed Products, which are sourced by Matsumoto from other companies for sale in Japan, and incremental margins and increased unit volume of Stryker products in Japan for the first seven months of 1995. Increased unit volume generated a 6% sales increase, other business acquisitions accounted for a 3% increase and a 1% increase arose from changes in foreign currency exchange rates. Net sales increased 3% as a result of the Company's conversion of certain portions of the Osteonics domestic distribution network to direct sales, which began in 1994 and resulted in higher selling prices offset by the repurchase of inventory from distributors converted in 1995.

The Company's domestic sales increased 18% in 1995 compared to 1994. The leading domestic sales gains came from strong shipments of Stryker Surgical products and increased physical therapy revenue. International sales increased 43% in 1995 and were led by incremental Japanese sales from the consolidation of Matsumoto along with increased shipments of Stryker Surgical and Medical products. International sales grew to 45% of total sales in 1995 compared to 41% in 1994.

Stryker Surgical product sales (principally orthopaedic products) increased 21% for the year. The increase in domestic sales of Stryker Surgical products was led by Osteonics hip and knee implants, the Steri-Shield Personal Protection System product line acquired in June 1994 and Stryker Instruments' heavy duty powered surgical instruments and High Vacuum Cement Injection System. The increase in international sales of Stryker Surgical products was led by incremental sales from the consolidation of Matsumoto along with sales of Osteonics orthopaedic implants, endoscopic equipment and powered surgical instruments. Stryker Medical product sales (principally specialty stretchers/beds and physical therapy services) increased 17% for the year, led by increased revenues from physical therapy services,primarily as a result of business acquisitions during the year. Sales of Matsumoto Distributed Products increased by 141% for the year as a result of the consolidation of Matsumoto for twelve months in 1995 and only five months in 1994. Sales of Matsumoto Distributed Products declined 29% in the fourth quarter of 1995 compared to the fourth quarter of 1994 as a result of the termination of several distribution agreements. These terminations are expected to lead to a further decrease in sales of Matsumoto Distributed Products in 1996.

Cost of sales represented 42.4% of sales compared to 44.0% in 1994. The lower cost of sales percentage in 1995 resulted from additional margins on Stryker products sold by Matsumoto since its consolidation and the conversion of certain portions of the Osteonics domestic distribution network, which resulted in increased direct sales to hospitals. Research, development and engineering expense increased 10% as the Company spent $43.8 million on product development in 1995 compared to $39.6 million in 1994. The decrease in research, development and engineering expense as a percentage of sales in 1995 is principally a result of consolidating Matsumoto which, as a distributor, incurs minimal research and development costs. The Company's continued commitment to product development resulted in several new products in 1995 including the Secur-Fit HA total hip implant system, the Restoration HA Hip System for revision surgery, the Insight Positioning and Alignment System for knee replacement surgery, the 810 3-Chip Camera System, the StrykeFlow suction/irrigator for laparoscopic surgery, the 4100 Cordless Driver and the Stryker Stretcher Chair. Selling, general and administrative expenses increased 36% in 1995 as a result of consolidating Matsumoto which, as a distributor, has a higher percentage of these expenses, along with increased selling expenses resulting from the changes in the Osteonics distribution network. These costs increased to 34.6% of sales in 1995 compared to 32.5% in 1994.

The effective tax rate increased to 41.0% in 1995 compared to 39.8% in 1994 as a result of the higher Japanese tax rate on the earnings of Matsumoto. Earnings before minority interest increased 25% in 1995 compared to 1994. Net earnings in 1995 were $87.0 million, a 20% increase over the Company's 1994 net earnings of $72.4 million. The consolidation with Matsumoto increased net earnings for 1995 by $3.0 million ($.06 per share) from 1994.

1994 COMPARED TO 1993

Stryker Corporation's net sales increased 22% in 1994 to $681.9 million compared to $557.3 million in 1993. The consolidation of Matsumoto beginning in August 1994, accounted for a 12% sales increase through incremental sales at end customer selling prices of Stryker products and added sales of Matsumoto Distributed Products. Increased unit volume generated an 8% increase in sales, other business acquisitions accounted for 3% of the overall gain and higher selling prices provided an additional 2% increase. The Company also converted certain portions of the Osteonics domestic distribution network to direct sales, resulting in the repurchase of inventory from distributors, which reduced net sales by 3%.

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

Stryker Surgical product sales increased 13% for the year. The increase in domestic sales of Stryker Surgical products was led by Stryker Instruments' SurgiLav Plus pulsed irrigation system and High Vacuum Cement Injection System and Stryker Endoscopy's line of powered arthroscopic instruments. The increase in international sales of Surgical products was led by sales of Osteonics orthopaedic implants, Dimso spinal implants, powered surgical instruments and incremental margins on Stryker products resulting from the consolidation of Matsumoto. Sales of Stryker Medical products increased 23%, led by increased revenues from physical therapy services as a result of business acquisitions during the year, increased sales of the MPS Primary Acute Care Bed, which was introduced in the third quarter of 1993, and increased sales of patient handling equipment. Sales of Matsumoto Distributed Products were added beginning with the consolidation of Matsumoto in August 1994.

Cost of sales represented 44.0% of sales compared to 46.1% in 1993. The lower cost of sales percentage in 1994 resulted from additional margins on Stryker products sold by Matsumoto since its consolidation and improved margins from ongoing cost reduction programs and the conversion of certain portions of the Osteonics domestic distribution network, which resulted in increased direct sales to hospitals. Research, development and engineering expense increased 9% as the Company spent $39.6 million on product development in 1994 compared to $36.2 million in 1993. The decrease in research, development and engineering expense as a percentage of sales in 1994 is principally a result of consolidating Matsumoto which, as a distributor, incurs minimal research and development costs. The Company's continued commitment to product development resulted in several new products in 1994, including the Omnifit-Plus forged cobalt chrome hip stem, the Sapphire View arthroscope system, a new low cost high resolution 1-chip camera, a second generation ConstaVac CBCII Blood Conservation System and a new line of powered micro instruments for oral/maxillofacial procedures. Selling, general and administrative expenses increased 28% in 1994, principally as a result of consolidating Matsumoto which, as a distributor, has a higher percentage of these expenses, along with increased selling expenses resulting from the changes in the Osteonics distribution network. These costs increased to 32.5% of sales in 1994 compared to 30.9% in 1993.

The effective tax rate increased to 39.8% in 1994 compared to 37.3% in 1993 as a result of the higher Japanese tax rate on the earnings of Matsumoto. Earnings before minority interest increased 28% in 1994 compared to 1993. Net earnings in 1994 were $72.4 million, a 20% increase over the Company's 1993 net earnings of $60.2 million.

LIQUIDITY AND CAPITAL RESOURCES

Stryker's financial position continued to strengthen in 1995, with operating activities providing $111.5 million in cash. Working capital increased to $448.8 million from $361.3 million in the prior year. Accounts receivable increased 6% and days sales outstanding at the end of 1995 decreased to 64 days from 67 days at the end of 1994. Inventories increased 15% in 1995 and days sales in inventory finished 1995 at 133 days compared to 131 days at the end of 1994.

The Company's cash and marketable securities of $264.6 million at December 31, 1995, as well as anticipated cash flows from operations, are expected to be sufficient to fund planned future operating capital requirements and to finance future acquisitions. Should additional funds be required, the Company has unsecured lines of credit with banks totaling $55.4 million, of which none was utilized at December 31, 1995.