Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

CONSOLIDATED BALANCE SHEETS
STRYKER CORPORATION AND SUBSIDIARIES

December 31
(in thousands, except per share amounts)                1995       1994
                                                      ________   ________
ASSETS
CURRENT ASSETS
Cash and cash equivalents                             $ 69,049   $116,781
Marketable securities                                  195,599     85,264
Accounts receivable, less allowance of $7,800
  ($6,400 in 1994)                                     163,593    154,590
Inventories                                            133,619    115,757
Deferred income taxes                                   47,058     54,333
Prepaid expenses and other current assets               14,335     13,804
                                                      ________   ________
TOTAL CURRENT ASSETS                                   623,253    540,529
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements                       138,324    131,320
Machinery and equipment                                147,177    139,948
                                                      ________   ________
                                                       285,501    271,268
Less allowance for depreciation                        102,909     90,549
                                                      ________   ________
                                                       182,592    180,719
OTHER ASSETS
Intangibles, less accumulated amortization
  of $11,344 ($8,159 in 1994)                           18,193     17,272
Other                                                   30,853     29,451
                                                      ________   ________
                                                        49,046     46,723
                                                      ________   ________
                                                      $854,891   $767,971
                                                      ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable                                                    $    208
Accounts payable                                      $ 49,029     50,433
Accrued compensation                                    32,447     28,834
Income taxes                                            25,633     38,811
Accrued expenses and other liabilities                  64,277     55,556
Current maturities of long-term debt                     3,052      5,369
                                                      ________   ________
TOTAL CURRENT LIABILITIES                              174,438    179,211
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES            96,967     95,276
OTHER LIABILITIES                                       24,214     35,245
MINORITY INTEREST                                      104,993     99,973
STOCKHOLDERS' EQUITY
Common stock, $.10 par value:
  Authorized--150,000 shares
  Outstanding--48,554 shares (48,369 in 1994)            4,855      4,837
Additional paid-in capital                              19,592     15,796
Retained earnings                                      419,537    336,897
Unrealized gains (losses) on securities                  2,314     (1,315)
Foreign translation adjustments                          7,981      2,051
                                                      ________   ________
TOTAL STOCKHOLDERS' EQUITY                             454,279    358,266
                                                      ________   ________
                                                      $854,891   $767,971
                                                      ========   ========
See accompanying notes to consolidated financial statements.