Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

CONSOLIDATED STATEMENTS OF EARNINGS
STRYKER CORPORATION AND SUBSIDIARIES



                                                   Years Ended December 31
                                                  (in thousands, except per
                                                       share amounts)
                                                 1995       1994       1993
                                               ________   ________   ________

Net Sales                                      $871,952   $681,920   $557,335

Costs and expenses:
  Cost of sales                                 369,444    300,381    256,748
  Research, development and engineering          43,771     39,630     36,199
  Selling, general and administrative           301,426    221,433    172,446
                                               ________   ________   ________
                                                714,641    561,444    465,393
                                               ________   ________   ________
Operating Income                                157,311    120,476     91,942

Other income                                      5,782      7,099      4,123
                                               ________   ________   ________
Earnings Before Income Taxes and
  Minority Interest                             163,093    127,575     96,065

Income taxes                                     66,900     50,770     35,860
                                               ________   ________   ________
Earnings Before Minority Interest                96,193     76,805     60,205

Minority interest                                (9,183)    (4,405)
                                               ________   ________   ________

Net Earnings                                   $ 87,010   $ 72,400   $ 60,205
                                               ========   ========   ========

Net Earnings Per Share of Common Stock            $1.80      $1.50      $1.25
                                               ========   ========   ========

Average Number of Shares Outstanding             48,468     48,367     48,356
                                               ========   ========   ========

See accompanying notes to consolidated financial statements.