Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
STRYKER CORPORATION AND SUBSIDIARIES

Years Ended December 31                             Additional                Unrealized       Foreign
(in thousands, except                      Common    Paid-In     Retained   Gains (Losses)   Translation
per share amounts)                         Stock     Capital     Earnings   on Securities    Adjustments
                                           ______   __________   ________   ______________   ___________
Balance at January 1, 1993                 $4,830    $15,732     $211,550                      $  149
Net earnings for 1993                                              60,205
Sales of 92 shares of common stock under
 stock option and benefit plans,
 including $393 income tax benefit             10      1,379
Cash dividend declared of $.07 per share
 of common stock                                                               (3,388)
Translation adjustment                                                                         (2,033)
                                           ______    _______     ________      _______         ______
Balance at December 31, 1993                4,840     17,111      268,367                      (1,884)
Net earnings for 1994                                              72,400
Sales of 96 shares of common stock under
 stock option and benefit plans,
 including $740 income tax benefit              9      1,782
Repurchases of 122 shares of common stock     (12)    (3,097)
Cash dividend declared of $.08 per share
 of common stock                                                   (3,870)
Adjustment to beginning balance for change
 in accounting method, net of income taxes
 of $751                                                                        $1,180
Unrealized losses, net of $1,636 income
 tax benefit                                                                    (2,495)
Translation adjustment                                                                          3,935
                                           ______    _______     ________      _______         ______
Balance at December 31, 1994                4,837     15,796      336,897       (1,315)         2,051
Net earnings for 1995                                              87,010
Sales of 185 shares of common stock under
 stock option and benefit plans,
 including $1,615 income tax benefit           18      3,796
Cash dividend declared of
 $.09 per share of common
 stock                                                             (4,370)
Unrealized gains, net of
 income taxes of $2,535                                                          3,629
Translation adjustment                                                                          5,930
                                           ______    _______     ________      _______         ______
Balance at December 31, 1995               $4,855    $19,592     $419,537      $ 2,314         $7,981
                                           ======    =======     ========      =======         ======
See accompanying notes to consolidated financial statements.