Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

CONSOLIDATED STATEMENTS OF CASH FLOWS
STRYKER CORPORATION AND SUBSIDIARIES
                                                   Years Ended December 31
                                                       (in thousands)
                                                 1995       1994       1993
                                               ________   ________   ________
OPERATING ACTIVITIES
Net Earnings                                   $ 87,010   $ 72,400   $ 60,205
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Depreciation                                   25,542     18,717     13,048
  Amortization                                    3,112      2,227      3,135
  Minority interest                               9,183      4,405
  Provision for losses on accounts receivable     1,400      2,600        900
  Deferred income taxes (credit)                  2,484     (3,818)    (2,917)
  Changes in operating assets and liabilities,
   net of effects of business acquisitions:
    Decrease (increase) in accounts receivable  (13,560)     2,862    (11,305)
      Decrease (increase) in inventories         (1,599)     5,798      2,271
      Increase (decrease) in accounts payable      (703)    (8,594)     4,982
      Increase (decrease) in income taxes        (5,909)    (3,898)    11,092
      Other                                       4,576      4,994      4,691
                                               ________   ________   ________
Net Cash Provided by Operating Activities       111,536     97,693     86,102

INVESTING ACTIVITIES
Purchases of property, plant and equipment      (36,299)   (29,239)   (20,160)
Sales (purchases) of marketable securities     (110,335)    17,661    (54,264)
Business acquisitions, net of cash acquired     (17,743)   (42,557)   (34,654)
                                               ________   ________   ________
Net Cash Used in Investing Activities          (164,377)   (54,135)  (109,078)

FINANCING ACTIVITIES
Proceeds from borrowings                          9,795     59,919     33,563
Payments on borrowings                           (5,913)   (31,771)    (2,016)
Dividends paid                                   (3,870)    (3,388)    (2,898)
Proceeds from exercise of stock options           3,814      1,791      1,389
Repurchases of common stock                                 (3,109)
Other                                             1,131     (1,307)      (126)
                                               ________   ________   ________
Net Cash Provided by Financing Activities         4,957     22,135     29,912
Effect of exchange rate changes on cash and
  cash equivalents                                  152      1,376       (315)
                                               ________   ________   ________
Increase (Decrease) in Cash and Cash
  Equivalents                                   (47,732)    67,069      6,621
Cash and cash equivalents at beginning of year  116,781     49,712     43,091
                                               ________   ________   ________
Cash and Cash Equivalents at End of Year       $ 69,049   $116,781   $ 49,712
                                               ========   ========   ========
See accompanying notes to consolidated financial statements.