Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
STRYKER CORPORATION AND SUBSIDIARIES
December 31, 1995




1.  SIGNIFICANT ACCOUNTING POLICIES

BUSINESS: Stryker Corporation develops, manufactures and markets specialty surgical and medical products which are sold primarily to hospitals throughout the world and provides outpatient physical therapy services in the United States.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and, effective in August 1994 (see Note 4), its 51% owned subsidiary, Matsumoto Medical Instruments, Inc., after elimination of all significant intercompany accounts and transactions. Minority interest represents the minority stockholders' equity in Matsumoto's net earnings since August 1994 and their equity in Matsumoto's net assets at December 31, 1995 and 1994. The Company's 20% investment in Matsumoto during the period from August 1993 to July 1994 was accounted for by the equity method.

REVENUE RECOGNITION: Revenue is recognized on the sale of products and services when the related goods have been shipped or services have been rendered.

USE OF ESTIMATES: The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

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

INVENTORIES: Inventories are stated at the lower of cost or market. Cost for approximately 78% (75% in 1994) of inventories is determined using the lower of first-in, first-out (FIFO) cost or market. Cost for certain domestic inventories is determined using the last-in, first-out (LIFO) cost method.
The FIFO cost for all inventories approximates replacement cost.

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

INCOME TAXES: The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax expense represents the change in net deferred tax assets and liabilities during the year.

STOCK OPTIONS: The Company follows Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

EARNINGS PER SHARE: Earnings per share is based upon the average number of shares of common stock outstanding during each year. Shares subject to option are not included in earnings per share computations because the present effect thereof is not materially dilutive.

2.  INVESTMENTS

Effective January 1, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," for investments held as of or acquired after that date. In accordance with the Statement, prior period financial statements were not restated to reflect the change in accounting principle. The balance of stockholders' equity at January 1, 1994 was increased by $1,180,000 (net of $751,000 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at cost.

The following is a summary of the Company's investments in marketable equity and debt securities (in thousands):
                                           Gross       Gross
                                        Unrealized   Unrealized   Estimated
                               Cost        Gains       Losses     Fair Value
                             ________   __________   __________   __________
At December 31, 1995:
 Debt securities             $193,988     $1,720        ($109)     $195,599
 Equity securities              7,575      2,579         (226)        9,928
                             ________     ______       ______      ________
Total                        $201,563     $4,299        ($335)     $205,527
                             ========     ======       ======      ========
At December 31, 1994:
 Debt securities             $ 87,490                 ($2,081)     $ 85,409
 Equity securities              7,700     $  263         (382)        7,581
                             ________     ______       ______      ________
Total                        $ 95,190     $  263      ($2,463)     $ 92,990
                             ========     ======       ======      ========

Gross realized gains on sales of the Company's investments totaled $248,000 and $50,000 in 1995 and 1994, respectively, and gross realized losses totaled $768,000 and $306,000 in 1995 and 1994, respectively. At December 31, 1995, approximately 30% of the Company's investments in debt securities mature within one year and substantially all of the remainder mature within three years.

Interest income, which is included in other income, totaled $11,197,000 in 1995, $6,048,000 in 1994 and $3,520,000 in 1993.

3.  INVENTORIES

Inventories are as follows (in thousands):

                                            December 31
                                          1995       1994
                                        ________   ________
                 Finished goods         $105,209   $ 86,719
                 Work-in-process           7,552      7,552
                 Raw material             28,602     28,784
                                        ________   ________
                 FIFO cost               141,363    123,055
                 Less LIFO reserve         7,744      7,298
                                        ________   ________
                                        $133,619   $115,757
                                        ========   ========
4.  BUSINESS ACQUISITIONS

In August 1994, the Company purchased 31% of the outstanding common stock of Matsumoto Medical Instruments, Inc., Osaka, Japan, thereby increasing its direct ownership interest in Matsumoto to 51%. Matsumoto is one of the largest distributors of medical devices in Japan and is the exclusive distributor of most Stryker products in that country. The cost of the 31% investment, which was based on net book value, was approximately 6.0 billion yen ($62.0 million). Payment of approximately 847 million yen ($9.8 million) of the purchase price was deferred to March 1995. The acquisition was accounted for by the purchase method and the results of operations for Matsumoto were consolidated with Stryker beginning in August 1994. If the acquisition had occurred on January 1, 1993, pro forma net sales for the Company would have been $762,341,000 for 1994 and $694,923,000 for 1993. Pro forma net earnings would not have differed significantly from reported results.

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

In June 1994, the Company purchased the Steri-Shield product line, which is a personal protection system for operating room personnel. The acquisition was accounted for by the purchase method at a total cost of $6,500,000, of which $5,500,000 in royalties will be paid over the following seven years. Intangible assets acquired, principally patents, are being amortized over seven to ten years. Pro forma consolidated results including the purchased business would not differ significantly from reported results.

During 1995, 1994 and 1993, the Company's subsidiary, Physiotherapy Associates, Inc., purchased several physical therapy clinic operations. The aggregate purchase price of these clinics in 1995, 1994 and 1993 was approximately $5,700,000, $7,600,000 and $1,900,000, respectively. Intangible assets acquired, principally employment contracts and goodwill, are being amortized over periods ranging from one to fifteen years. Pro forma consolidated results including the purchased businesses would not differ significantly from reported results.

5.  BORROWINGS

The Company and its subsidiaries have unsecured short-term line of credit arrangements with banks aggregating $20,000,000 domestically and $35,400,000 equivalent in foreign currencies. There were no borrowings under these lines at December 31, 1995. Borrowings under these lines at December 31, 1994 were $208,000 in foreign funds at an average interest rate of 12.8%. These lines generally expire on July 31, 1996.

Long-term debt is as follows (in thousands):

                                            December 31
                                          1995       1994
                                        ________   ________
            Bank loans                  $ 91,606   $ 86,616
            Other                          8,413     14,029
                                        ________   ________
                                         100,019    100,645
            Less current maturities        3,052      5,369
                                        ________   ________
                                        $ 96,967   $ 95,276
                                        ========   ========

The bank loans represent two separate borrowings made to finance the acquisition of the Company's 51% interest in Matsumoto Medical Instruments, Inc. (see Note 4). Both loans are Japanese yen denominated, are unsecured and mature in August 1998. The first loan is from the Chicago branch of The Sanwa Bank, Limited, has a principal balance of $33,167,000 ($34,442,000 at December 31, 1994) and bears interest at a fixed annual rate of 4.76%. The second loan is a floating rate loan from the Chicago branches of The Bank of Tokyo, Ltd., The Mitsubishi Bank Limited and The Sanwa Bank, Limited and has a principal balance of $58,439,000 ($52,174,000 at December 31, 1994). The Company has fixed the effective annual interest rate of this debt at 4.10% using an interest rate swap with a notional amount and term equal to that of the related loan. The yen denominated loans act as hedges of the Company's investment in Matsumoto. As a result, adjustments made to the loan balances to reflect applicable currency exchange rates at December 31 are included in the foreign translation adjustments component of stockholders' equity.

Maturities of debt for the four years succeeding 1996 are: 1997 - $52,000; 1998 - $91,662,000; 1999 - $4,918,000; and 2000 - $66,000.

The carrying amounts of the Company's long-term debt and interest rate swap approximate their fair values based on the Company's current borrowing rates for similar types of borrowing agreements and quoted market rates, respectively.

Total interest expense, which is included in other income and approximates interest paid, was $6,319,000 in 1995, $3,677,000 in 1994, and $1,067,000 in
1993.

6.  CAPITAL STOCK

The Company has key employee and director Stock Option Plans under which options are granted at a price not less than fair market value at the date of grant. The options are granted for periods of up to ten years and become exercisable in varying installments. A summary of stock option activity follows:
                                                              Option
                                              Shares      Price Per Share
                                             _________   _________________
Options Outstanding at January 1, 1994       1,656,525   $ 3.20  -  $34.25
Granted                                         37,500    25.88  -   28.00
Canceled                                       (58,000)    6.75  -   34.25
Exercised                                      (88,040)    3.20  -   25.50
                                             _________   _________________
Options Outstanding at December 31, 1994     1,547,985     3.20  -   34.25
Granted                                         25,000          45.88
Canceled                                       (66,700)    6.75  -   25.50
Exercised                                     (184,585)    3.20  -   34.25
                                             _________   _________________
Options Outstanding at December 31, 1995     1,321,700    $4.34  -  $45.88
                                             =========   =================

At December 31, 1995, options for 809,600 shares were exercisable and 1,175,300 shares were reserved for future grants.

The Company has 500,000 authorized shares of $1 par value preferred stock, none of which are outstanding.

7.  RETIREMENT PLANS

Substantially all employees of the Company are covered by retirement plans. The majority of employees are covered by profit sharing or defined contribution retirement plans.

The Company's 51% owned subsidiary, Matsumoto Medical Instruments, Inc., has a noncontributory defined benefit plan covering all employees who are generally entitled, upon termination, to lump-sum or annuity payments of amounts determined by reference to the current level of salary, length of service, and the conditions under which the termination occurs. Matsumoto's funding policy for the plan is to contribute actuarially determined amounts on a monthly basis. In addition, certain officers of Matsumoto are customarily entitled to lump-sum payments under an unfunded retirement plan. An accrual has been provided for the expected cost of these benefits earned to date, although such payments are subject to the approval of Matsumoto's stockholders.
Amounts accrued for both Matsumoto retirement plans, which provide for substantially all unfunded obligations under the plans, totaled $16,369,000 at December 31, 1995 ($16,235,000 at December 31, 1994) and are recorded as other noncurrent liabilities in the consolidated balance sheets.

Retirement plan expense under all of the Company's retirement plans totaled $11,253,000 in 1995, $6,753,000 in 1994 and $5,302,000 in 1993.

8.  INCOME TAXES

Earnings before income taxes and minority interest consist of the following (in thousands):
                                              1995       1994       1993
                                            ________   ________   _______
     United States operations               $103,813   $100,996   $88,181
     Foreign operations                       59,280     26,579     7,884
                                            ________   ________   _______
                                            $163,093   $127,575   $96,065
                                            ========   ========   =======

The components of the provision for income taxes follow (in thousands):

                                              1995       1994       1993
                                             _______   ________   _______
     Current:
       Federal                               $34,676    $31,932   $26,114
       State, including Puerto Rico            2,300      5,133    10,372
       Foreign                                27,440     17,523     2,291
                                             _______   ________   _______
                                              64,416     54,588    38,777
     Deferred tax expense (credit)             2,484     (3,818)   (2,917)
                                             _______   ________   _______
                                             $66,900    $50,770   $35,860
                                             =======   ========   =======

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:
                                                        1995    1994    1993
                                                        _____   _____   ____
U.S. statutory income tax rate                          35.0%   35.0%   35.0%
Add (deduct):
 State taxes, less effect of federal deduction            .3     2.3     6.3
 Foreign income taxes at rates different from the
  U.S. statutory rate                                    6.8     5.4     (.8)
 Tax benefit relating to operations in Puerto Rico      (1.7)   (2.0)   (1.8)
 U.S. research and development tax credit                (.2)    (.6)   (1.4)
 Earnings of Foreign Sales Corporation                  (1.0)   (1.4)   (1.4)
 Other                                                   1.8     1.1     1.4
                                                        ____    ____    ____
                                                        41.0%   39.8%   37.3%
                                                        ====    ====    ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant temporary differences which comprise the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                      December 31
                                                     1995     1994
                                                   _______   _______
     Deferred Tax Assets:
      Inventories                                  $30,533   $34,475
      Accounts receivable and other assets           1,877     2,048
      Other accrued expenses                        20,729    18,165
      State taxes                                    1,677     3,127
      Other                                            164     2,226
                                                   _______   _______
     Total Deferred Tax Assets                      54,980    60,041
     Deferred Tax Liabilities:
      Depreciation                                  (2,017)   (1,681)
      Other                                         (2,030)   (2,244)
     Total Deferred Tax Liabilities                 (4,047)   (3,925)
                                                   _______   _______
     Total Net Deferred Tax Assets                 $50,933   $56,116
                                                   =======   =======

Deferred tax assets and liabilities are included in the consolidated balance sheets as follows (in thousands):
                                                      December 31
                                                     1995     1994
                                                   _______   _______
     Current assets -- Deferred income taxes       $47,058   $54,333
     Noncurrent assets -- Other assets               6,269     4,438
     Noncurrent liabilities -- Other liabilities    (2,394)   (2,655)
                                                   _______   _______
     Total Net Deferred Tax Assets                 $50,933   $56,116
                                                   =======   =======

No provision has been made for U.S. federal and state income taxes or foreign taxes that may result from future remittances of the undistributed earnings ($168,630,000 at December 31, 1995) of foreign subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of any unrecognized deferred income tax liability on these unremitted earnings is not practicable.

Total income taxes paid were $70,009,000 in 1995, $51,898,000 in 1994 and $27,641,000 in 1993.

9.  GEOGRAPHIC DATA

Geographic area information follows (in thousands):

                                               1995        1994       1993
                                             ________    ________   ________
   NET SALES
   United States operations:
     Domestic                                $477,207    $405,549   $378,255
     Export                                   137,355     117,669    115,977
   Foreign operations:
     Pacific                                  272,362     130,223     33,651
     Europe                                    83,674      70,366     63,366
     Other                                     13,521      12,094     11,987
   Eliminations                              (112,167)    (53,981)   (45,901)
                                             ________    ________   ________
   Total Net Sales                           $871,952    $681,920   $557,335
                                             ========    ========   ========
   OPERATING INCOME
   United States operations                  $121,411    $109,429   $ 90,726
   Foreign operations:
     Pacific                                   35,060      12,560      1,465
     Europe                                     9,491       6,554      6,571
     Other                                      1,954       1,686      1,660
                                             ________    ________   ________
   Total Foreign Operations                    46,505      20,800      9,696
   Corporate expenses                         (10,605)     (9,753)    (8,480)
                                             ________    ________   ________
   Total Operating Income                    $157,311    $120,476   $ 91,942
                                             ========    ========   ========
   ASSETS
   United States operations                  $283,471    $248,883   $225,587
   Foreign operations:
     Pacific                                  273,686     281,259     12,053
     Europe                                    65,406      50,111     39,313
     Other                                      9,304       9,801      4,067
   Corporate                                  223,024     177,917    173,184
                                             ________    ________   ________
   Total Assets                              $854,891    $767,971   $454,204
                                             ========    ========   ========

Intercompany sales between geographic areas are included in export and foreign operations sales at agreed upon prices which include a profit element.

No customer accounted for 10% or more of the Company's sales in 1995 or 1994. For the year ended December 31, 1993, sales to Matsumoto Medical Instruments, Inc. were $64,300,000 or 12% of total net sales.

Gains (losses) on foreign currency transactions, which are included in other income, totaled $904,000, $586,000 and $(256,000) in 1995, 1994 and 1993,
respectively.

Corporate assets consist primarily of domestic cash and cash equivalents and marketable securities and, in 1993, the investment in affiliate.

10.  LEASES

The Company leases various manufacturing and office facilities and equipment under operating leases. Future minimum lease commitments under these leases are as follows (in thousands):

                           1996             $14,137
                           1997               9,951
                           1998               8,030
                           1999               4,641
                           2000               3,151
                           Thereafter         5,093
                                            _______
                                            $45,003
                                            =======

Rent expense totaled $21,437,000 in 1995, $14,644,000 in 1994 and $10,950,000
in 1993.

11.  CONTINGENCIES

The Company is involved in various claims and legal actions arising in the normal course of business. The Company does not anticipate material losses as a result of these actions.

In July 1995, a decision was issued by a Federal District Court in a patent suit brought by the Company against Intermedics Orthopedics, Inc. and its distributor for infringement of the Company's U.S. patent on its Omniflex Hip System. The Court held that the Company's patent is valid and enforceable and that the Company is entitled to damages and attorney fees. In a subsequent decision, the Court fixed the damage award at $72,700,000 million, including interest. Intermedics has appealed the Court's decision. Until the appeal process is complete, management is unable to determine the financial impact of the Court's decision on the Company. Accordingly, these financial statements do not give recognition to any gain which might ultimately be realized as a result of this decision.