Form 10-K, Exhibit 13
period 1995-12-31
STRYKER CORP
filed 1996-03-28
CIK 310764

SALES ANALYSIS, QUARTERLY DATA
(dollars in thousands, except per share data)
PRODUCT LINE SALES (Unaudited)                     1995              1994              1993
                                              _______________   _______________   _______________
STRYKER SURGICAL
Orthopaedic implants, endoscopic
  systems, powered surgical instruments
  and other operating room devices            $608,646    70%   $502,961    74%   $447,042    80%

STRYKER MEDICAL
Patient care and patient handling
  equipment and physical therapy services      158,516    18     135,520    20     110,293    20

MATSUMOTO DISTRIBUTED PRODUCTS
Orthopaedic, opthalmic, general surgery and
  emergency care products sourced from other
  companies for sale in Japan                  104,790    12      43,439     6
                                              ________   ____   ________   ____   ________   ____
                                              $871,952   100%   $681,920   100%   $557,335   100%
                                              ========   ====   ========   ====   ========   ====
DOMESTIC/INTERNATIONAL SALES (Unaudited)
Domestic                                      $477,207    55%   $405,549    59%   $378,255    68%
International                                  394,745    45     276,371    41     179,080    32
                                              ________   ____   ________   ____   ________   ____
                                              $871,952   100%   $681,920   100%   $557,335   100%
                                              ========   ====   ========   ====   ========   ====

SUMMARY OF QUARTERLY DATA (Unaudited)
                                        1995 Quarter Ended                              1994 Quarter Ended
                           _____________________________________________   ______________________________________________
                           March31<F1>   June 30<F1>   Sept. 30   Dec. 31    March 31   June 30    Sept. 30<F2>   Dec. 31<F2>
                           __________   __________   ________   ________   ________   ________   ___________   __________
Net Sales                   $214,013     $228,509    $205,363   $224,067   $148,759   $154,226    $174,316      $204,619
Gross Profit                 126,429      130,861     116,610    128,608     81,215     83,705      96,495       120,124
Earnings Before
 Income Taxes and
 Minority Interest            42,879       40,216      35,949     44,049     27,970     27,435      29,714        42,456
Net Earnings                  20,800       20,410      20,130     25,670     17,340     17,010      16,730        21,320
Net Earnings Per Share
 of Common Stock                0.43         0.42        0.42       0.53       0.36       0.35        0.35          0.44
Market Price of
  Common Stock:
    High                      48-3/4       48-1/8      48-7/8     58-1/2     35-1/2     30-3/4      37-1/2        37-1/2
    Low                       36-1/8       37-1/2      38         44         26         23-3/4      27-1/4        32-3/4

The price quotations reported above were supplied by The Nasdaq Stock Market.

<F1>  The consolidation of Matsumoto Medical Instruments, Inc., which was consolidated beginning in August 1994 (see
      Note 4 to consolidated financial statements), resulted in incremental net sales of $43,000,000 and incremental net earnings of $1,900,000 ($.04 per share) in the first quarter of 1995 and incremental net sales of
      $49,700,000 and incremental net earnings of $900,000 ($.02 per share) in the second quarter of 1995.

<F2>  In the third quarter of 1994, the consolidation of Matsumoto resulted in incremental net sales of $25,000,000.
      The incremental impact on net earnings was not material.  In the fourth quarter of 1994, the consolidation of
      Matsumoto resulted in incremental net sales of $40,200,000 and incremental net earnings of $1,900,000 ($.04 per share).