Form 10-K405, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-03-25
CIK 310764

Report of Independent Auditors



Board of Directors
Stryker Corporation

We have audited the accompanying consolidated balance sheets of Stryker Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stryker Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP


Kalamazoo, Michigan
January 31, 1997