Form 10-K405, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-03-25
CIK 310764

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Results of Operations

The table below outlines the components of the consolidated statements of earnings as a percentage of net sales:

                         Percentage of Net Sales  Percentage Change
                          1996     1995    1994    1996/95  1995/94
                         ______   ______  ______   _______  _______
Net Sales                100.0%   100.0%  100.0%        4%    28%
Cost of sales             43.1     42.4    44.0         6     23
Research, development
 and engineering expense   6.2      5.0     5.8        30     10
Selling, general and
  administrative expense  35.9     34.6    32.5         8     36
Special charges            4.6
Gain on patent judement   (6.7)
                        ______   ______  ______

Operating Income          16.9     18.0    17.7        (2)    31
Other income               0.7      0.7     1.0        20
                        ______   ______  ______

Earnings Before Income
 Taxes & Minority Int.    17.6     18.7    18.7        (2)    28
Income taxes               6.7      7.7     7.4        (8)    32
                        ______   ______  ______

Earnings Before Minority
 Interest                 10.9     11.0     11.3        3     25
Minority interest          0.6     (1.0)     (.7)
                        ______   ______   ______

Net Earnings             11.5%     10.0%    10.6%      20     20
                        =====     =====    =====

The table below sets forth domestic/international and product line sales information:

                               Net Sales (in thousands) Percentage Change
                                1996     1995     1994   1996/95  1995/94
                                ____     ____     ____   _______  _______
Domestic/International Sales
   Domestic                   $564,534 $477,207 $405,549    18%     18%
   International               345,526  394,745  276,371   (12)     43
                              ________ ________ ________
Total Net Sales               $910,060 $871,952 $681,920     4      28
                              ======== ======== ========
Product Line Sales
   Stryker Surgical           $669,898 $608,646 $502,961    10      21
   Stryker Medical             196,083  158,516  135,520    24      17
   Matsumoto Dist. Prod.        44,079  104,790   43,439   (58)    141
                              ________  _______ ________
Total Net Sales               $910,060 $871,952 $681,920     4      28
                              ======== ======== ========

1996 COMPARED TO 1995

Stryker Corporation's net sales increased 4% in 1996 to $910.1 million from $872.0 million in 1995. Increased unit volume of Stryker Surgical and Medical products generated an 11% sales increase. Net sales also increased 3% as a result of acquired businesses and 1% as a result of the Company's conversion of certain portions of the Osteonics domestic distribution network to direct sales, which resulted in higher selling prices. These increases were partially offset by a 6% decrease in unit volume of Matsumoto Distributed Products, a 4% decrease arising from changes in foreign currency exchange rates and a 1% decline in selling prices.

The Company's domestic sales increased 18% in 1996 compared to 1995. The leading domestic sales gains came from strong shipments of endoscopic equipment, powered surgical instruments and orthopaedic implants; increased revenue from physical therapy services; and higher shipments of hospital beds and stretchers. International sales declined 12% for the year as lower sales in Japan more than offset strong shipments in the other international markets. Sales in Japan declined 31% for the year because of lower shipments of Matsumoto Distributed Products, which are sourced by Matsumoto from other companies for sale in Japan, and unfavorable currency comparisons. Sales in the other international markets increased 20% for the year.

Sales of Stryker Surgical products (principally orthopaedic products) increased 10% for the year. The sales gains for the year resulted from higher shipments of orthopaedic implants, especially the Osteonics Series 7000 knee implants, powered surgical instruments and endoscopic equipment but were reduced by the lower dollar translation of foreign currency sales. Stryker Medical product sales increased 24% for the year resulting from increased revenues from physical therapy services, primarily as a result of business acquisitions and higher shipments of hospital beds and stretchers. Sales of Matsumoto Distributed Products declined 58% for the year. The decline is a result of the termination of several distribution arrangements commencing in the third quarter of 1995 and unfavorable foreign currency comparisons in Japan. Matsumoto has lost three major suppliers who have chosen other distribution channels. Matsumoto has introduced new products to replace two of the lost lines.

Cost of sales represented 43.1% of sales compared to 42.4% in 1995. The higher cost of sales percentage in 1996 resulted from additional inventory adjustments of $13.8 million recorded in the fourth quarter of 1996 for excess inventory and product deletions, principally in Japan, and obsolete inventory resulting from new product introductions. The effect of these adjustments was partially offset by the conversion of certain portions of the Osteonics domestic distribution network, which resulted in increased direct sales to hospitals. Research, development and engineering expense increased 30% as the Company spent
$56.9 million on product development in 1996 compared to $43.8 million in 1995. The increase in research, development and engineering expense as a percentage of sales in 1996 is principally a result of the continued development of the OP-1 bone growth device at Stryker Biotech and the Company-wide focus on new product development. New products in 1996 include the TPS advanced micro-powered instruments, the Osteonics Total Shoulder System, the 882 3-Chip Camera System, the Advanced Cement Mixing System, Passport knee instruments, several new arthroscopy instruments and the 2025 ICU Bed. Selling, general and administrative expenses increased 8% in 1996 as a result of increased selling expense resulting from the changes in the Osteonics distribution network, larger sales forces and the incremental expenses incurred as a result of the Osteo Holdings AG ("Osteo") acquisition. Also, $8.9 million of adjustments were made in the fourth quarter for additional legal reserves, depreciation charges due to a change in estimate, and other matters. Selling, general, and administrative expenses increased to 35.9% of sales in 1996 compared to 34.6% in 1995.

There were several significant unusual items reflected in continuing operations
in 1996.   Special charges of $41.8 million were recorded in the fourth quarter consisting of $15.0 million for the reorganization of the Company's distribution channels, $14.6 million relating to asset impairments, $7.5 million for purchased in-process research and development, and $4.7 million for patent claims. The reorganization of the Company's distribution channels relates to the implementation of a plan to convert a portion of the Company's distributors to direct sales. The cost of the conversions are based on contractual terms. During the fourth quarter of 1996, certain assets in Tokyo, Japan, were designated as assets to be disposed of and were written down $9.7 million to their fair value. In addition, an estimated undiscounted cash flow analysis confirmed the impairment of certain goodwill, which was written down by $3.9 million to its fair value. Seven and a half million dollars of the Osteo purchase price was allocated to purchased in-process research and development and charged to operations based upon a valuation completed in the fourth quarter. Patent claims represent amounts that the Company has agreed to pay for patent disputes related to certain of its products. In addition, the Company was awarded and paid $77.6 million in damages, attorney fees and interest for infringement of the Company's U.S. patent on its OmniFlex Hip System. The Company recognized a pre-tax gain, net of related legal fees and other expenses, of $61.1 million.

The effective tax rate decreased to 38.4% in 1996 compared to 41% in 1995 as a result of losses reported by Matsumoto, which provided a tax benefit at the higher Japanese tax rate. The net losses reported at Matsumoto reduced Stryker's operating income below the prior year level; however, 49% of those losses were reversed by the minority interest benefit. As a result, earnings before income taxes and minority interest declined 2%, and minority interest was reflected as an income item in 1996. Net earnings increased 20% to $104.5 million in 1996 compared to $87.0 million in 1995.

1995 COMPARED TO 1994

Stryker Corporation's net sales increased 28% in 1995 to $872.0 million from $681.9 million in 1994. The 1994 purchase by Stryker of an additional 31% interest in Matsumoto, and Matsumoto's resulting consolidation with Stryker beginning in August 1994, accounted for a 15% sales increase through incremental sales of Matsumoto Distributed Products and incremental margins and increased unit volume of Stryker products in Japan for the first seven months of 1995. Increased unit volume generated a 6% sales increase, other business acquisitions accounted for a 3% increase, and a 1% increase arose from changes in foreign currency exchange rates. Net sales increased 3% as a result of the Company's conversion of certain portions of the Osteonics domestic distribution network to direct sales, which began in 1994 and resulted in higher selling prices offset by the repurchase of inventory from distributors converted in 1995.

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

Stryker Surgical product sales (principally orthopaedic products) increased 21% for the year. The increase in domestic sales of Stryker Surgical products was led by Osteonics hip and knee implants, the Steri-Shield Personal Protection System product line acquired in June 1994 and Stryker Instruments' heavy-duty powered surgical instruments and High Vacuum Cement Injection System. The increase in international sales of Stryker Surgical products was led by incremental sales from the consolidation of Matsumoto along with sales of Osteonics orthopaedic implants, endoscopic equipment and powered surgical instruments. Stryker Medical product sales (principally specialty stretchers and beds and physical therapy services) increased 17% for the year, led by increased revenues from physical therapy services, primarily as a result of business acquisitions during the year. Sales of Matsumoto Distributed Products increased by 141% for the year as a result of the consolidation of Matsumoto for twelve months in 1995 and only five months in 1994. Sales of Matsumoto Distributed Products declined 29% in the fourth quarter of 1995 compared to the fourth quarter of 1994 as a result of the termination of several distribution agreements.

Cost of sales represented 42.4% of sales compared to 44.0% in 1994. The lower cost of sales percentage in 1995 resulted from additional margins on Stryker products sold by Matsumoto since its consolidation and the conversion of certain portions of the Osteonics domestic distribution network, which resulted in increased direct sales to hospitals. Research, development and engineering expense increased 10% as the Company spent $43.8 million on product development in 1995 compared to $39.6 million in 1994. The decrease in research, development and engineering expense as a percentage of sales in 1995 is principally a result of consolidating Matsumoto which, as a distributor, incurs minimal research and development costs. The Company's continued commitment to product development resulted in several new products in 1995 including the Secure-Fit HA total hip implant system, the Restoration
HA Hip System for revision surgery, the Insight Knee Positioning and
Alignment System for knee replacement surgery, the 810 3-Chip Camera System, the StrykeFlow suction/irrigator for laparoscopic surgery, the 4100 Cordless Driver and the Stryker Stretcher Chair. Selling, general and administrative expenses increased 36% in 1995 as a result of consolidating Matsumoto which, as a distributor, has a higher percentage of these expenses, along with increased selling expenses resulting from the changes in the Osteonics distribution network. These costs increased to 34.6% of sales in 1995 compared to 32.5% in 1994.

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

LIQUIDITY AND CAPITAL RESOURCES

Stryker's financial position continued to strengthen in 1996, with operating activities providing $204.3 million in cash, which includes $77.6 million received from the gain on the patent judgment. Working capital at December 31, 1996, increased by $53 million to $501.8 million from $448.8 million in 1995. Accounts receivable increased 2% and days sales outstanding at the end of 1996 decreased to 62 days from 64 days at the end of 1995. Inventories decreased 5% in 1996 and days sales in inventory finished 1996 at 104 days compared to 133 days at the end of 1995.

In September 1996, the Company purchased 100% of the outstanding stock of Osteo Holdings AG and its subsidiaries. The purchase price of Sfr 55 million ($45.5 million) was paid Sfr 50 million ($41.5 million) in cash with the remaining amount being paid ratably over a five-year period. During 1996, the Company repurchased 657,200 shares of common stock (after adjustment for the two-for -one stock split) in the open market at a cost of $15.1 million. A portion of these purchases brought the total shares repurchased under a December 9, 1993, repurchase authorization by the Company's Board of Directors to 895,000 of the 1,200,000 shares authorized. This repurchase authorization was replaced by a new authorization approved by the Board of Directors on April 24, 1996, for repurchases of up to 1,000,000 split-adjusted shares of common stock.
Seven thousand two-hundred shares have been repurchased under the new share repurchase program. Shares repurchased under the share repurchase programs will be used for employee stock option plans and other corporate purposes.

The Company's cash and marketable securities of $367.6 million at December 31, 1996, as well as anticipated cash flows from operations, are expected to be sufficient to fund planned future operating capital requirements and to finance future acquisitions. Should additional funds be required, the Company has unsecured lines of credit with banks totaling $52.4 million, of which none were utilized at December 31, 1996.