Form 10-K405, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-03-25
CIK 310764

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
STRYKER CORPORATION AND SUBSIDIARIES
December 31, 1996



1.  Significant Accounting Policies

BUSINESS: Stryker Corporation develops, manufactures and markets specialty surgical and medical products which are sold primarily to hospitals throughout the world and provides outpatient physical therapy services in the United States.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and, effective in August 1994 (see Note 4), its 51% owned subsidiary, Matsumoto Medical Instruments, Inc., after elimination of all significant intercompany accounts and transactions. Minority interest represents the minority stockholders' equity in Matsumoto's net earnings (loss) since August 1994 and their equity in Matsumoto's net assets at December 31, 1996 and December 31, 1995. The Company's original 20% investment in Matsumoto was accounted for by the equity method until July 1994.

REVENUE RECOGNITION: Revenue is recognized on the sale of products and services when the related goods have been shipped or services have been rendered.

USE OF ESTIMATES: The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS AND INVESTMENTS: Cash equivalents are highly liquid investments with a maturity of three months or less when purchased.
Investments include marketable debt securities classified as current assets and marketable equity securities classified in other assets.

The Company's investments in marketable equity and debt securities are classified as "available-for-sale" and are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity. Interest, dividends and realized gains and losses on the sale of such securities are included in other income.

INVENTORIES: Inventories are stated at the lower of cost or market. Cost for approximately 75% (78% in 1995) of inventories is determined using the lower of first-in, first-out (FIFO) cost or market. Cost for certain domestic inventories is determined using the last-in, first-out (LIFO) cost method.
The FIFO cost for all inventories approximates replacement cost.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Depreciation is computed by the straight-line or declining balance methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS: Intangible assets represent the excess of purchase price over fair value of tangible net assets of acquired businesses. Intangible assets, which include patents and intangibles not specifically identifiable, are being amortized using the straight-line method over periods of up to twenty years.

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

STOCK OPTIONS: The Company follows Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees" in accounting for its employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

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

The following is a summary of the Company's investments in marketable equity and debt securities (in thousands):

                                     Gross      Gross      Estimated
                                  Unrealized  Unrealized     Fair
                         Cost        Gains      Losses      Value
                       ________   __________  __________   _________
S>
At December 31, 1996:
   Debt securities     $192,334       $360      ($794)     $191,900
   Equity ecurities       7,117      3,654     (1,199)        9,572
                       ________     ______    ________     ________
Total                  $199,451     $4,014    ($1,993)     $201,472
                       ========     ======    ========     ========

At December 31, 1995:
   Debt securities     $193,988     $1,720      ($109)     $195,599
   Equity securities      7,575      2,579       (226)        9,928
                       ________     ______    _______      ________
Total                  $201,563     $4,299      ($335)     $205,527
                       ========     ======    =======      ========

Gross realized gains on sales of the Company's investments totaled $516,000, $248,000 and $50,000 in 1996, 1995 and 1994, respectively, and gross realized losses totaled $589,000, $768,000 and $306,000 in 1996, 1995 and 1994,
respectively. At December 31, 1996, approximately 19% of the Company's investments in debt securities mature within one year and substantially all of the remainder mature within three years.

Interest income, which is included in other income, totaled $13,339,000 in 1996, $11,197,000 in 1995 and $6,048,000 in 1994.

3.  Inventories

Inventories are as follows (in thousands):

                                      December 31
                                     1996     1995
                                     ____     ____
                 Finished goods    $94,424 $105,209
                 Work-in-process     8,328    7,552
                 Raw material       31,989   28,602
                                   _______  _______
                 FIFO cost         134,741  141,363

                 Less LIFO reserve   7,354    7,744
                                   _______  _______
                                  $127,387 $133,619
                                  ======== ========

4.  Business Acquisitions

In September 1996, the Company purchased 100% of the outstanding stock of Osteo Holdings AG and its subsidiaries ("Osteo"), based in Selzach, Switzerland.
Osteo designs and manufactures trauma products and reconstructive orthopaedic devices. The purchase price of Sfr 55 million ($45.5 million) was paid Sfr 50 million ($41.5 million) in cash with the remaining amount being paid ratably over a five year period. The acquisition was accounted for using the purchase method. The results of operations for Osteo are included in the Company's consolidated financial statements beginning in September 1996. Of the excess purchase price over fair value of the net tangible assets acquired, $7.5 million was allocated to purchased in-process research and development and was charged to operations (See Note 5) upon the completion of the valuation. The remaining excess purchase price of $27.6 million was allocated to intangibles to be amortized over fifteen years.

During 1996, 1995 and 1994, the Company's subsidiary, Physiotherapy Associates, Inc., purchased several physical therapy clinic operations. The aggregate purchase price of these clinics in 1996, 1995 and 1994 was approximately $8,605,000, $5,700,000 and $7,600,000, respectively. Intangible assets acquired, principally employment contracts and goodwill, are being amortized over periods ranging from one to fifteen years.

In June 1994, the Company purchased the Steri-Shield product line, which is a personal protection system for operating room personnel. The acquisition was accounted for by the purchase method at a total cost of $6,500,000, of which $5,500,000 in royalties will be paid over the following seven years. Intangible assets acquired, principally patents, are being amortized over seven to ten years.

For all of the above acquisitions, pro forma consolidated results would not differ significantly from reported results.

In August 1994, the Company purchased 31% of the outstanding common stock of Matsumoto Medical Instruments, Inc., Osaka, Japan, thereby increasing its direct ownership interest in Matsumoto to 51%.

Matsumoto is one of the largest distributors of medical devices in Japan and is the exclusive distributor of most Stryker products in that country. The cost of the 31% investment, which was based on net book value, was approximately
6.0 billion yen ($62.0 million).  Payment of approximately 847 million yen
($9.8 million) of the purchase price was deferred to March 1995. The acquisition was accounted for by the purchase method and the results of operations for Matsumoto were consolidated with Stryker beginning in August 1994. If the acquisition had occurred on January 1, 1994, pro forma net sales for the Company in 1994 would have been $762,341,000.


5.  Special Charges

In the fourth quarter of 1996, the Company recorded special pre-tax charges of $41,778,000 consisting of the following items (in thousands):

                                          Special
                                          Charges
                                          _______
Reorganization of distribution channels   $15,000
Asset impairments                          14,578
Purchased in-process research
 and development (See Note 4)               7,500
Patent claims                               4,700
                                          _______
                                          $41,778
                                          =======

Reorganization of distribution channels consists of a $15,000,000 charge related to the implementation of a plan to convert a portion of the Company's distributors to direct sales. The cost of the conversions are based on contractual terms. Asset impairments consist of land, building and goodwill impairments of $14,578,000. During the fourth quarter, Matsumoto analyzed its branch operations throughout Japan and determined that certain assets, which consist of land and a parking garage in Tokyo, Japan, would no longer be utilized in its normal operations. Based on this evaluation, the Company adopted a plan to sell these assets and wrote them down $9,678,000 to their fair value, which was estimated based on market value information of comparable properties in Tokyo. Also during the fourth quarter, an estimated undiscounted cash flow analysis indicated that certain goodwill was impaired. The goodwill was written down $3,900,000 to its fair value, which was based on discounted future cash flows. Patent claims, which are included in accrued expenses, represent amounts that the Company has agreed to pay for patent disputes related to certain of its products.

6.  Gain on Patent Judgment

In September 1996, the United States Court of Appeals for the Federal Circuit affirmed the 1995 decision of the Federal District Court for the Eastern District of New York awarding the Company damages, attorneys' fees and interest
for infringement of the Company's U.S. patent on its Omniflex Hip System.   A
petition for rehearing or rehearing en banc was denied by the Federal Circuit Court in December 1996 and the Company was paid $77,600,000. The Company recognized a pre-tax gain, net of related legal fees and other expenses, of $61,094,000, which is included in operating income.

7.  Borrowings

The Company and its subsidiaries have unsecured short-term line of credit arrangements with banks aggregating $20,000,000 domestically and $32,400,000 equivalent in foreign currencies. There were no borrowings under these lines at December 31, 1996. These lines generally expire on July 31, 1997.

Long-term debt is as follows (in thousands):

                        December 31
                       1996     1995
                       ____     ____
Bank loans           $81,785  $91,606
Other                 12,120    8,413
                     _______  _______
                      93,905  100,019
Less current
maturities             4,403    3,052
                     _______  _______
                     $89,502  $96,967
                     =======  =======

The bank loans represent two separate borrowings made to finance the acquisition of the Company's 51% interest in Matsumoto Medical Instruments, Inc. (see Note 4). Both loans are Japanese yen denominated, are unsecured and mature in August 1998. The first loan is from the Chicago branch of The Sanwa Bank, Limited, has a principal balance of $29,611,000 ($33,167,000 at December 31, 1995) and bears interest at a fixed annual rate of 4.76%. The second loan is a floating rate loan (Japanese Libor + 0.25%) from the Chicago branches of The Bank of Tokyo-Mitsubishi, Ltd. and The Sanwa Bank, Limited and has a principal balance of $52,174,000 ($58,439,000 at December 31, 1995). The Company has fixed the effective annual interest rate of this debt at 4.10% using an interest rate swap with a notional amount and term equal to that of the related loan. The yen denominated loans act as hedges of the Company's investment in Matsumoto. As a result, adjustments made to the loan balances to reflect applicable currency exchange rates at December 31 are included in the foreign translation adjustments component of stockholders' equity.

Maturities of debt for the four years succeeding 1997 are: 1998 - $84,811,000; 1999 - $4,368,000; 2000 - $66,000; and 2001 - $72,000.

The carrying amounts of the Company's long-term debt and interest rate swap approximate their fair values based on the Company's current borrowing rates for similar types of borrowing agreements and quoted market rates, respectively.

Interest expense on debt, which is included in other income and approximates interest paid, was $4,349,000 in 1996, $6,319,000 in 1995, and $3,677,000 in
1994.

8.  Capital Stock

On May 10, 1996, the Company effected a two-for-one stock split. All share and per share data have been adjusted to reflect the stock split as though it had occurred at the beginning of the earliest period presented.

The Company has key employee and director Stock Option Plans under which options are granted at a price not less than fair market value at the date of grant.
The options are granted for periods of up to ten years and become exercisable in varying installments. A summary of stock option activity follows:

                                                       Weighted
                                                        Average
                                             Shares   Option Price
                                             ______   ____________
Options Outstanding at January 1, 1994      3,313,050   $  9.11
Granted                                        75,000     13.16
Canceled                                     (116,000)    10.49
Exercised                                    (176,080)     5.11
                                            _________    ______
Options Outstanding at December 31, 1994    3,095,970      9.38
Granted                                        50,000     22.94
Canceled                                     (133,400)    11.00
Exercised                                    (369,170)     6.93
                                            _________    ______
Options Outstanding at December 31, 1995    2,643,400      9.90
Granted                                       955,000     22.50
Canceled                                     (185,200)    15.47
Exercised                                    (218,600)     9.12
                                            _________    ______
Options Outstanding at December 31, 1996    3,194,600    $13.40
                                            =========    ======

At December 31, 1996, options for 1,684,600 shares were exercisable at a weighted average exercise price of $8.61 and 1,580,800 shares were reserved for future grants. Exercise prices for options outstanding as of December 31, 1996 ranged from $2.17 to $30.75. Net earnings and net earnings per share would not be materially different if the Company accounted for its employee stock options under the fair value method as provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation."

The Company has 500,000 authorized shares of $1 par value preferred stock, none of which are outstanding.

9.  Retirement Plans

Substantially all employees of the Company are covered by retirement plans. The majority of employees are covered by profit sharing or defined contribution retirement plans.

The Company's 51% owned subsidiary, Matsumoto Medical Instruments, Inc., has a noncontributory defined benefit plan covering all employees who are generally entitled, upon termination, to lump-sum or annuity payments of amounts determined by reference to the current level of salary, length of service, and the conditions under which the termination occurs. Matsumoto's funding policy for the plan is to contribute actuarially determined amounts on a monthly basis. During 1996, Matsumoto changed the plan's benefit formula which caused the projected benefit obligation to decrease by $4,550,000. In addition, certain officers of Matsumoto are customarily entitled to lump-sum payments under an unfunded retirement plan. An accrual has been provided for the expected cost of these benefits earned to date, although such payments are subject to the approval of Matsumoto's stockholders. The net periodic retirement costs for the Matsumoto retirement plans totaled $1,290,000 in 1996, $2,276,000 in 1995, and $758,000 in 1994.

The following is a summary of the significant actuarial assumptions used as of December 31:

                                                1996     1995     1994
                                                ____     ____     ____
Discount rate                                   4.50%    4.50%    5.50%
Expected long-term rate of return on assets     3.00%    3.00%    5.00%
Rate of increase in compensation levels         2.33%    6.00%    6.00%

The funded status of the plan is as follows (in thousands):

                                                 December 31
                                                1996     1995
                                                ____     ____
Vested accumulated plan benefits               $4,620   $3,309
                                                =====    =====
Accumulated benefit obligation                  4,784    6,364
                                                =====    =====
Projected benefit obligation for
  service rendered to date                      6,909   12,437
Plan assets at fair value (stocks & bonds)     (5,151)  (5,455)
                                               ______   ______
Net pension obligation                          1,758    6,982
Unrecognized net pension asset (obligation)     3,283     (556)
                                               ______   ______
Accrued pension obligation                      5,041    6,426
Accrued retirement benefits for officers        6,520    9,943
                                               ______   ______
Accrued retirement benefits
  (included in other liabilities)             $11,561  $16,369
                                              =======  =======

Retirement plan expense under the Company's profit sharing and defined contribution retirement plans totaled $10,147,000 in 1996, $8,977,000 in 1995 and $5,995,000 in 1994.

10.  Income Taxes

Earnings before income taxes and minority interest consist of the following (in thousands):

                                    1996      1995     1994
                                    ____      ____     ____
United States operations         $152,680  $103,813  $100,996
Foreign operations                  7,766    59,280    26,579
                                 ________  ________  ________
                                 $160,446  $163,093  $127,575
                                 ========  ========  ========

The components of the provision for income taxes follow (in thousands):

                                      1996     1995     1994
                                      ____     ____     ____
Current
 Federal                            $74,808  $34,676  $31,932
 State, including Puerto Rico         8,981    2,300    5,133
 Foreign                              8,554   27,440   17,523
                                    _______  _______  _______
                                     92,343   64,416   54,588
Deferred tax expense (credit)       (30,693)   2,484   (3,818)
                                    _______  _______  _______
                                    $61,650  $66,900  $50,770
                                    =======  =======  =======

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                                 1996   1995    1994
                                                 ____   ____    ____
   U.S. statutory income tax rate                35.0%  35.0%   35.0%
   Add (deduct):
       State taxes, less effect of federal
        deduction                                 1.3     .3     2.3
       Foreign income taxes at rates different
        from the U.S. statutory rate             (1.5)   6.8     5.4
       Tax benefit relating to operations in
           Puerto Rico                           (1.5)  (1.7)   (2.0)
       Earnings of Foreign Sales Corporation     (1.6)  (1.0)   (1.4)
       Nondeductible purchased research &
           development & permanent differences    2.6   (0.1)   (0.1)
       Other                                      4.1    1.7     0.6
                                                 ____   ____    ____
                                                 38.4%  41.0%   39.8%

                                                 ====   ====    ====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant temporary differences which comprise the Company's deferred tax assets and liabilities are as follows (in thousands):

                                            December 31
                                           1996      1995
                                           ____     ____
Deferred Tax Assets:
    Inventories                          $38,887   $30,533
    Accounts receivable & other assets     2,757     1,877
    Other accrued expenses                33,643    20,729
    State taxes                            3,446     1,677
    Other                                  2,126       164
                                         _______   _______
Total Deferred Tax Assets                 80,859    54,980

Deferred Tax Liabilities:
    Depreciation                            (546)   (2,017)
    Other                                 (1,861)   (2,030)
                                         _______   _______
Total Deferred Tax Liabilities            (2,407)   (4,047)
                                         _______   _______
Total Net Deferred Tax Assets            $78,452   $50,933
                                         =======   =======

Deferred tax assets and liabilities are included in the consolidated balance sheets as follows (in thousands):

                                                 December 31
                                                1996     1995
                                                ____     ____
Current assets -- Deferred income taxes       $78,034  $47,058
Noncurrent assets -- Other assets               2,825    6,269
Noncurrent liabilities -- Other liabilities    (2,407)  (2,394)
                                               _______ _______
Total Net Deferred Tax Assets                  $78,452 $50,933
                                               ======= =======

No provision has been made for U.S. federal and state income taxes or foreign taxes that may result from future remittances of the undistributed earnings ($177,180,000 at December 31, 1996) of foreign subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of any unrecognized deferred income tax liability on these unremitted earnings is not practicable.

Total income taxes paid were $62,330,000 in 1996, $70,009,000 in 1995 and $51,898,000 in 1994.

11.  Geographic Data

Information in the table below is presented on the same basis as utilized by the Company to manage the business. The Company's area of operations outside the United States, Europe and Pacific principally includes Canada, Latin America and the Middle East.

Geographic area information follows (in thousands):

                            1996        1995        1994
                            ____        ____        ____
Net Sales
United States operations:
   Domestic               $564,534    $477,207    $405,549
   Export                  156,242     137,355     117,669
Foreign operations:
   Pacific                 193,723     272,362     130,223
   Europe                  102,859      83,674      70,366
   Other                    15,764      13,521      12,094
Eliminations              (123,062)   (112,167)   (53,981)
                          ________    ________    ________
Total Net Sales           $910,060    $871,952    $681,920
                          ========    ========    ========
Operating Income
United States operations  $176,370    $121,411    $109,429
Foreign operations:
   Pacific                 (19,824)     35,060      12,560
   Europe                    8,396       9,491       6,554
   Other                     2,561       1,954       1,686
                          ________    ________    ________
Total Foreign Operations    (8,867)     46,505      20,800

Corporate expenses         (13,996)    (10,605)    (9,753)
                          ________    ________    ________
Total Operating Income    $153,507    $157,311    $120,476
                          ========    ========    ========
Assets
United States operations  $319,481    $283,471    $248,883
Foreign operations:
   Pacific                 228,315     273,686     281,259
   Europe                  118,292      65,406      50,111
   Other                    12,500       9,304       9,801
Corporate                  314,918     223,024     177,917
                          ________    ________    ________
Total Assets              $993,506    $854,891    $767,971
                          ========    ========    ========

Intercompany sales between geographic areas are included in export and foreign operations sales at agreed upon prices which include a profit element.

Gains on foreign currency transactions, which are included in other income, totaled $1,949,000, $904,000 and $586,000 in 1996, 1995 and 1994, respectively.

Corporate assets consist primarily of domestic cash and cash equivalents and marketable securities.


12.  Leases

The Company leases various manufacturing and office facilities and equipment under operating leases. Future minimum lease commitments under these leases are as follows (in thousands):

       1997             $13,676
       1998              10,819
       1999               7,386
       2000               4,426
       2001               2,943
       Thereafter         2,615
                        _______
                        $41,865
                        =======

Rent expense totaled $24,915,000 in 1996, $21,437,000 in 1995 and $14,644,000
in 1994.

13.  Contingencies

The Company is involved in various claims and legal actions arising in the normal course of business. The Company does not anticipate material losses as a result of these actions.