Form 10-K405, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-03-25
CIK 310764

CONSOLIDATED STATEMENTS OF EARNINGS
STRYKER CORPORATION AND SUBSIDIARIES

Years Ended December 31
(in thousands, except per share amounts)    1996     1995     1994
                                           _____    _____    _____
Net Sales                               $910,060 $871,952 $681,920
Costs and expenses:
  Cost of sales                          392,358  369,444  300,381
  Research, development and engineering   56,870   43,771   39,630
  Selling, general and administrative    326,641  301,426  221,433
  Special charges                         41,778
  Gain on patent judgment                (61,094)
                                         _______  _______  _______
                                         756,553  714,641  561,444

Operating Income                         153,507  157,311  120,476
Other income                               6,939    5,782    7,099
                                         _______  _______  _______
Earnings Before Income Taxes and
 Minority Interest                       160,446  163,093  127,575
Income taxes                              61,650   66,900   50,770
                                         _______  _______  _______
Earnings Before Minority Interest         98,796   96,193   76,805

Minority interest                          5,664   (9,183)  (4,405)
                                        ________  _______  _______
Net Earnings                            $104,460  $87,010  $72,400
                                        ========  =======  =======

Net Earnings Per Share of Common Stock     $1.08     $.90     $.75

Average Number of Shares Outstanding      96,838   96,936   96,734

See accompanying notes to consolidated financial statements.
