Form 10-K405, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-03-25
CIK 310764

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
STRYKER CORPORATION AND SUBSIDIARIES

                                                            Unrealized
Years Ended December 31                    Adtl.               Gains   Foreign
(in thousands,except per         Common   Paid-In   Retained  (Losses)  Trans.
share amounts                     Stock   Capital   Earnings Securities  Adj.
                                  ____    _______   ________ __________  ___
Balance at January 1, 1994
 as previously reported          $4,840   $17,111   $268,367          ($1,884)
Adjustment for May 10, 1996
 stock split  (see Note 8)        4,841    (4,841)
                                 ______    ______   ________  _______  ______
Balance at January 1, 1994,
 as restated                      9,681    12,270    268,367           (1,884)

Net earnings for 1994                                 72,400
Sales of 192 shares of common
 stock under stock option and
 benefit plans, including $740
 income tax benefit                  18     1,773
Repurchases of 244 shares of
 common stock                       (24)   (3,085)
Cash dividend declared of $.04
 per share of Common stock                            (3,870)
Adjustment to beginning balance for
 change in accounting method,
 net of income taxes of $751                                   $1,180
Unrealized losses, net of
 $1,636 income tax benefit                                     (2,495)
Translation adjustment                                                  3,935
                                 ______   ______     _______  _______   _____
Balance at December 31, 1994      9,675   10,958     336,897   (1,315)  2,051

Net earnings for 1995                                 87,010
Sales of 370 shares of common
 stock under stock option and
 benefit plans, including
 $1,615 income tax benefit           36    3,778
Cash dividend declared of
$.045 per share of common stock                      (4,370)
Unrealized gains, net of
 income taxes of $2,535                                         3,629
Translation adjustment                                                  5,930
                                 ______   ______    _______   _______   _____
Balance at December 31, 1995      9,711   14,736    419,537     2,314   7,981

Net earnings for 1996                               104,460
Sales of 257 shares of common
 stock under stock option and
 benefit plans, including
 $1,152 income tax benefit           26    4,095
Common stock issued in
 business acquisitions                8    2,089
Repurchases of 657 shares of
 common stock                       (66) (14,998)
Cash dividend declared of $.10
 per share of common stock                           (9,679)
Unrealized losses, net of $825
 income tax benefit                                            (1,118)
Translation adjustment                                                 (8,735)
                                 ______  _______    _______    ______  ______
Balance at December 31, 1996     $9,679   $5,922   $514,318    $1,196   ($754)
                                 ======   ======   ========    ======  ======
See accompanying notes to condolidated financial statements.