Form 10-K405, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-03-25
CIK 310764

CONSOLIDATED BALANCE SHEETS
STRYKER CORPORATION AND SUBSIDIARIES

December 31 (in thousands, except per       1996       1995
share amounts)                              ____       ____
ASSETS

 CURRENT ASSETS
Cash and cash equivalents                 $175,673   $ 69,049
Marketable debt securities                 191,900    195,599
Accounts receivable, less allowance of     166,052    163,593
 $9,500 ($7,800 in 1995)
Inventories                                127,387    133,619
Deferred income taxes                       78,034     47,058
Prepaid expenses and other
 current assets                             14,491     14,335
                                          ________   ________
Total Current Assets                       753,537    623,253

 PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements           130,240    138,324
Machinery and equipment                    159,945    147,177
                                          ________   ________
                                           290,185    285,501
Less allowance for depreciation            117,882    102,909
                                          ________   ________
                                           172,303    182,592

 OTHER ASSETS
Intangibles, less accumulated
 amortization of $17,510
 ($11,344 in 1995)                          45,375     18,193
Other                                       22,291     30,853
                                          ________   ________
                                            67,666     49,046
                                          ________   ________
                                          $993,506   $854,891
                                          ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
Accounts payable                          $ 62,433   $ 49,029
Accrued compensation                        37,693     32,447
Income taxes                                56,723     25,633
Accrued expenses and other liabilities      90,489     64,277
Current maturities of long-term debt         4,403      3,052
                                          ________   ________
Total Current Liabilities                  251,741    174,438

LONG-TERM DEBT, EXCLUDING CURRENT
MATURITIES                                  89,502     96,967
OTHER LIABILITIES                           36,034     24,214
MINORITY INTEREST                           85,868    104,993

STOCKHOLDERS' EQUITY
Common stock, $.10 par value:
  Authorized-150,000 shares
  Outstanding-96,787 shares                  9,679      9,711
  (97,108 in 1995)
Additional paid-in capital                   5,922     14,736
Retained earnings                          514,318    419,537
Unrealized gains on securities               1,196      2,314
Foreign translation adjustments               (754)     7,981
                                          ________   ________

Total Stockholders' Equity                 530,361    454,279
                                          ________   ________

                                          $993,506   $854,891
                                          ========   ========

See accompanying notes to consolidated financial statements.