Form 10-K405/A, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-04-02
CIK 310764

SALES ANALYSIS, QUARTERLY DATA
(dollars in thousands, except per share data)

PRODUCT LINE SALES (Unaudited)        1996           1995         1994
                                      ____           ____         ____
Stryker Surgical
Orthopaedic implants, endoscopic
 systems, powered surgical
 instruments and other operating
 room devices                     $669,898  74%  $608,646  70% $502,961  74%

Stryker Medical
Patient care and patient handling
 equipment and physical
 therapy services                  196,083  21    158,516  18   135,520  20

Matsumoto Distributed Products
Orthopaedic, ophthalmic, general
 surgery and emergency care
 products sourced from other
 companies for sale in Japan        44,079   5    104,790  12    43,439   6
                                   _______ ___    _______ ___   _______ ___
                                  $910,060 100%  $871,952 100% $681,920 100%
                                   ======= ===    ======= ===   ======= ===

DOMESTIC/INTERNATIONAL SALES
 (Unaudited)                          1996           1995          1994
                                      ----           ----          ----
Domestic                          $564,534  62%  $477,207  55% $405,549  59%
International                      345,526  38    394,745  45   276,371  41
                                   _______ ___    _______ ___   _______ ___
                                  $910,060 100%  $871,952 100% $681,920 100%
                                  ======== ===    ======= ===   ======= ===



SUMMARY OF QUARTERLY DATA (Unaudited)

               1996 Quarter Ended                  1995 Quarter Ended
        March    June     Sept.    Dec.     March    June     Sept.    Dec.
          31      30       30      31<F1>     31      30       30       31

Net
 Sales  217,623 $225,413 $223,587 $243,437 $214,013 $228,509 $205,363 $224,067
Gross
 Profit 128,287  133,054  129,227  127,134  126,429  130,861  116,610  128,608
Earnings
 Before
 Income Taxes
 and Minority
 Int.   41,765   41,058   38,995   38,628   42,879   40,216   35,949  44,049
Net Earn-
 ings   25,020   24,490   24,150   30,800   20,800   20,410   20,130  25,670

Net Earnings
 Per Share
 of Common
 Stock    0.26     0.25     0.25     0.32     0.22    0.21      0.21     0.26
Market Price
 of Common
 Stock:
 High  29-1/16   26-5/8   30-1/8   32-1/8   24-3/8  24-1/16  24-7/16   29-1/4
 Low    23-3/8   19-7/8   20-1/4       27  18-1/16   18-3/4       19     22

The price quotations reported above were supplied by The NASDAQ Stock Market and have been adjusted for the two-for-one stock split effective May 10, 1996.

<F1> In the fourth quarter of 1996, the Company recorded special charges of
     $41,778,000 (see Note 5) and a $61,094,000 gain on patent judgment (see
     Note 6). In addition, the Company recorded inventory adjustments of $13,800,000 for excess inventory and product deletions, principally in Japan, and obsolete inventory resulting from new product introductions. Also, adjustments totaling $8,900,000 were made to selling, general and administrative expenses for additional legal reserves and depreciation charges due to a change in estimate and other matters.