Form 10-K405/A, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-04-02
CIK 310764

TEN-YEAR REVIEW
(dollars in thousands, except per share amounts)


SUMMARY OF OPERATIONS  1996     1995     1994     1993     1992     1991     1990     1989     1988     1987
                       ____     ____     ____     ____     ____     ____     ____     ____     ____     ____
Net Sales           $910,060 $871,952 $681,920 $557,335 $477,054 $364,825 $280,634 $225,860 $178,636 $148,095
Costs & expenses:
 Cost of sales       392,358  369,444  300,381  256,748  221,650  172,477  132,882  106,899   85,037   71,420
 Research, develop-
  ment, and
  engineering         56,870   43,771   39,630   36,199   32,313   23,703   19,663   15,572   12,193    8,888
 Selling, general,
  and administrative 326,641  301,426  221,433  172,446  149,390  117,089   92,384   71,761   55,046   45,776
 Special charges      41,778
 Gain on patent
  judgment           (61,094)
                     _______  _______  _______  _______  _______  _______  _______  _______  _______  _______
                     756,553  714,641  561,444  465,393  403,353  313,269  244,929  194,232  152,276  126,084
                     _______  _______  _______  _______  _______  _______  _______  _______  _______  _______
Operating Income     153,507  157,311  120,476   91,942   73,701   51,556   35,705   31,628   26,360   22,011
Other Income
 (Expense)             6,939   5,782     7,099    4,123    3,239    1,789    2,395     (598)    (360)      14
                     _______  _______  _______  _______  _______  _______  _______  _______  _______  _______
Earnings Before
 Income Taxes,
 Minority Interest
 and Extraordinary
 Item                160,446  163,093  127,575   96,065   76,940   53,345   38,100   31,030   26,000  22,025
Income Taxes          61,650   66,900   50,770   35,860   29,240   20,270   14,475   11,800   10,140   9,300
                     _______  _______  _______   ______   ______   ______   ______   ______   ______  ______
Earnings Before
 Minority Interest    98,796   96,193   76,805   60,205   47,700   33,075   23,625   19,230   15,860  12,725
Minority Interest      5,664   (9,183)  (4,405)
                     _______   ______   ______   ______   ______   ______   ______   ______   ______  ______
Earnings Before
 Extraordinary
 Item                104,460   87,010   72,400   60,205   47,700   33,075   23,625   19,230   15,860  12,725
Extraordinary
 Gain (net)                                                                  9,910
                     _______   ______   ______   ______   ______   ______   ______   ______   ______  ______
Net Earnings        $104,460  $87,010  $72,400  $60,205  $47,700  $33,075  $33,535  $19,230  $15,860 $12,725
                    ========  =======  =======  =======  =======  =======  =======  =======  ======= =======
Earnings Per Share
 of Common
 Stock <F1>
Before Extraordinary
 Item                  $1.08     $.90     $.75     $.62     $.50     $.35     $.25     $.20     $.17    $.14
Extraordinary gain                                                             .11
Net Earnings           $1.08     $.90     $.75     $.62     $.50     $.35     $.36     $.20     $.17    $.14

Dividend Per Share of
 Common Stock           $.10    $.045     $.04    $.035     $.03    $.025

Average Number of Shares
 Outstanding - in
 thousands <F1>       96,838   96,936   96,734   96,712   95,432   95,052   94,792   94,356   93,728  93,468

(F1) Adjusted for the three-for-two stock split effective May 19, 1989, and the two-for-one stock splits effective May 11, 1987, May 13, 1991 and May 10, 1996.

FINANCIAL & STATISTICAL DATA
                       1996     1995     1994     1993     1992     1991     1990     1989    1988     1987
                       ____     ____     ____     ____     ____     ____     ____     ____    ____     ____
Cash and Marketable
 Securities          367,573  264,648  202,045  152,637   91,752   80,029   54,052   19,282   4,602    5,999
Working Capital      501,796  448,815  361,318  213,965  168,197  140,296  117,877   89,594  70,071   56,399
Current Ratio            3.0      3.6      3.0      2.6      2.7      2.6      3.0      3.5     3.4      3.3
Property, Plant
 and Equipment-Net   172,303  182,592  180,719   67,707   59,649   36,056   28,700   22,918  20,703   17,658
Capital Expenditures  26,724   36,299   29,239   20,160   31,618   16,570   11,935    7,106   7,987    3,895
Depreciation
 and Amortization     34,650   28,654   20,944   16,183   11,382   11,796    7,109    6,312   5,999    5,402
Total Assets         993,506  854,891  767,971  454,204  340,272  270,316  209,521  152,333 124,830  104,965
Long-Term Debt        89,502   96,967   95,276   31,282    1,433    1,400    1,900    2,655   3,121    3,704
Stockholders' Equity 530,361  454,279  358,266  288,434  232,261  179,875  147,875  112,029  91,019   75,216
Return on Average
 Equity                 21.2     21.4     22.4     23.1     23.1     20.2     18.2     18.9    19.1     18.8

Net Cash Provided
 by Operating
 Activities          204,342  111,536   97,693   86,102   50,728   37,644   48,328   21,500   3,365   6,268
Number of Stockholders
 of Record             3,306    3,260    3,684    3,951    3,512    2,914    2,400    2,294   2,049   2,055
Number of Employees    5,274    4,629    4,221    3,228    2,906    2,448    1,913    1,599   1,408   1,180