Form 10-K405/A, Exhibit 13
period 1996-12-31
STRYKER CORP
filed 1997-04-02
CIK 310764

CONSOLIDATED STATEMENTS OF CASH FLOWS
STRYKER CORPORATION AND SUBSIDIARIES

Years Ended December 31 (in             1996       1995      1994
thousands)                              ____       ____      ____
OPERATING ACTIVITIES
Net Earnings                          $104,460   $87,010   $72,400
Adjustments to reconcile net
earnings to net cash provided
by operating activities:
 Depreciation                           28,397    25,542    18,717
 Amortization                            6,253     3,112     2,227
 Special charges                        41,178
 Minority interest                      (5,664)    9,183     4,405
 Provision for losses on
  accounts receivable                    1,700     1,400     2,600
 Deferred income taxes (credit)        (30,693)    2,484    (3,818)
 Changes in operating assets and
   liabilities, net of effects of
   business acquisitions:
    Decrease (increase)
    in accounts receivable              (7,312)  (13,560)    2,862
    Decrease (increase)
    in inventories                       3,466    (1,599)    5,798
    (Decrease) increase
    in accounts payable                 12,041      (703)   (8,594)
    (Decrease) increase in
    income taxes                        27,431    (5,909)   (3,898)
    Other                               23,085     4,576     4,994
                                       _______   _______    ______
Net Cash Provided by Operating
 Activities                            204,342   111,536    97,693

INVESTING ACTIVITIES
Purchases of property, plant
 and equipment                         (26,724)  (36,299)  (29,239)
Sales (purchases) of
 marketable securities                   3,699  (110,335)   17,661
Business acquisitions, net
 of cash acquired                      (51,295)  (17,743)  (42,557)
                                       _______   _______   _______
Net Cash Used in Investing Activities  (74,320) (164,377)  (54,135)

FINANCING ACTIVITIES
Proceeds from borrowings                           9,795    59,919
Payments on borrowings                  (3,278)   (5,913)  (31,771)
Dividends paid                          (4,370)   (3,870)   (3,388)
Proceeds from exercise of stock options  4,121     3,814     1,791
Repurchases of common stock            (15,064)             (3,109)
Other                                   (2,804)    1,131    (1,307)
                                       _______   _______   _______
Net Cash Provided by (Used in)
 Financing Activities                  (21,395)    4,957    22,135

Effect of exchange rate changes
 on cash and cash equivalents           (2,003)      152     1,376
                                       _______   _______   _______
Increase (Decrease) in Cash
 and Cash Equivalents                  106,624   (47,732)  67,069

Cash and cash equivalents at
 beginning of year                      69,049   116,781    49,712
                                       _______   _______   _______
Cash and Cash Equivalents at End      $175,673  $ 69,049  $116,781
 of Year                              ========  ========  ========

See accompanying notes to consolidated financial statements.