Form 10-K405, Exhibit 13
period 1997-12-31
STRYKER CORP
filed 1998-03-26
CIK 310764

TEN-YEAR REVIEW

(dollars in thousands, except per share amounts)

SUMMARY OF OPERATIONS

                                1997      1996       1995      1994      1993
                            ________  ________   ________  ________  ________
Net sales                   $980,135  $910,060   $871,952  $681,920  $557,335
Cost of sales                397,766   392,358    369,444   300,381   256,748
                            ________  ________   ________  ________  ________
Gross profit                 582,369   517,702    502,508   381,539   300,587
Operating expenses:
 Research, development,
  and engineering             56,895    56,870     43,771    39,630    36,199
 Selling, general, and
  administrative             341,500   326,641    301,426   221,433   172,446
 Special charges                  --    41,778         --        --        --
 Gain on patent judgment          --   (61,094)        --        --        --
                            ________  ________   ________  ________  ________
                             398,395   364,195    345,197   261,063   208,645
                            ________  ________   ________  ________  ________
Operating income             183,974   153,507    157,311   120,476    91,942
Other income (expense)        10,476     6,939      5,782     7,099     4,123
                            ________  ________   ________  ________  ________
Earnings before income
 taxes, minority interest,
 and extraordinary item      194,450   160,446    163,093   127,575    96,065
Income taxes                  70,000    61,650     66,900    50,770    35,860
                            ________  ________   ________  ________  ________
Earnings before minority
 interest                    124,450    98,796     96,193    76,805    60,205
Minority interest                870     5,664     (9,183)   (4,405)       --
                            ________  ________   ________  ________  ________
Earnings before
 extraordinary item          125,320   104,460     87,010    72,400    60,205
Extraordinary gain (net)          --        --         --        --        --
                            ________  ________   ________  ________  ________
Net earnings                $125,320  $104,460    $87,010   $72,400   $60,205
                            ========  ========   ========  ========  ========
Basic net earnings per
 share of common stock (a)     $1.30     $1.08       $.90     $.75       $.62
Diluted net earnings per
 share of common stock (a)     $1.28     $1.06       $.88     $.74       $.62
Dividend per share of
 common stock                   $.11      $.10      $.045     $.04      $.035
Basic average number of
 shares outstanding-in
 thousands (a)                96,254    96,838     96,936    96,734    96,712
Diluted average number of
 shares outstanding-in
 thousands (a)                98,132    98,427     98,545    98,053    97,847

(a) Adjusted for the three-for-two stock split effective May 19,1989, and the two-for-one stock splits effective May 13, 1991 and May 10, 1996.

                                1992       1991      1990      1989      1988
                            ________   ________  ________  ________  ________
Net sales                   $477,054   $364,825  $280,634  $225,860  $178,636
Cost of sales                221,650    172,477   132,882   106,899    85,037
                            ________   ________  ________  ________  ________
Gross profit                 255,404    192,348   147,752   118,961    93,599
Operating expenses:
 Research, development,
  and engineering             32,313     23,703    19,663    15,572    12,193
 Selling, general, and
  administrative             149,390    117,089    92,384    71,761    55,046
 Special charges                  --         --        --        --        --
 Gain on patent judgment          --         --        --        --        --
                            ________   ________  ________  ________  ________
                             181,703    140,792   112,047    87,333    67,239
                            ________   ________  ________  ________  ________
Operating income              73,701     51,556    35,705    31,628    26,360
Other income (expense)         3,239      1,789     2,395      (598)     (360)
                            ________   ________  ________  ________  ________
Earnings before income
 taxes, minority interest,
 and extraordinary item       76,940     53,345    38,100    31,030    26,000
Income taxes                  29,240     20,270    14,475    11,800    10,140
                            ________   ________  ________  ________  ________
Earnings before minority
 interest                     47,700     33,075    23,625    19,230    15,860
Minority interest                 --         --        --        --        --
                            ________   ________  ________  ________  ________
Earnings before
 extraordinary item           47,700     33,075    23,625    19,230    15,860
Extraordinary gain (net)          --         --     9,910        --        --
                            ________   ________  ________  ________  ________
Net earnings                 $47,700    $33,075   $33,535   $19,230   $15,860
                            ========   ========  ========  ========  ========
Basic net earnings per
 share of common stock (a)      $.50       $.35      $.25(b)   $.20      $.17
Diluted net earnings per
 share of common stock (a)      $.49       $.34      $.25(b)   $.20      $.17
Dividend per share of
 common stock                   $.03      $.025        --        --        --
Basic average number of
 shares outstanding-in
 thousands (a)                95,432     95,052    94,792    94,356    93,728
Diluted average number of
 shares outstanding-in
 thousands (a)                97,783     97,444    96,444    95,857    95,081


(a) Adjusted for the three-for-two stock split effective May 19, 1989, and the two-for-one stock splits effective May 13, 1991 and May 10, 1996.

(b) Excludes net earnings before extraordinary gain of $.11 basic and $.10 diluted.

FINANCIAL AND STATISTICAL DATA

                                1997      1996       1995      1994      1993
                            ________  ________   ________  ________  ________
Cash and marketable
 securities                  351,068   367,573    264,648   202,045   152,637

Working capital              453,597   501,796    448,815   361,318   213,965

Current ratio                    2.5       3.0        3.6       3.0       2.6

Property, plant and
 equipment-net               163,867   172,303    182,592   180,719    67,707

Capital expenditures          35,213    26,724     36,299    29,239    20,160

Depreciation and
 amortization                 33,264    34,650     28,654    20,944    16,183

Total assets                 985,075   993,506    854,891   767,971   454,204

Long-term debt                 4,449    89,502     96,967    95,276    31,282

Stockholders' equity         612,775   530,361    454,279   358,266   288,434

Return on average equity        21.9%     21.2%      21.4%     22.4%     23.1%

Net cash provided by
 operating activities         91,867   204,342    111,536    97,693    86,102

Number of stockholders
 of record                     3,127     3,306      3,260     3,684     3,951

Number of employees            5,691     5,274      4,629     4,221     3,228

                                1992       1991      1990      1989      1988
                            ________   ________  ________  ________  ________
Cash and marketable
 securities                   91,752     80,029    54,052    19,282     4,602

Working capital              168,197    140,296   117,877    89,594    70,071

Current ratio                    2.7        2.6       3.0       3.5       3.4

Property, plant and
 equipment-net                59,649     36,056    28,700    22,918    20,703

Capital expenditures          31,618     16,570    11,935     7,106     7,987

Depreciation and
 amortization                 11,382     11,796     7,109     6,312     5,999

Total assets                 340,272    270,316   209,521   152,333   124,830

Long-term debt                 1,433      1,400     1,900     2,655     3,121

Stockholders' equity         232,261    179,875   147,875   112,029    91,019

Return on average equity        23.1%      20.2%     18.2%     18.9%     19.1%

Net cash provided by
 operating activities         50,728     37,644    48,328    21,500     3,365

Number of stockholders
 of record                     3,512      2,914     2,400     2,294     2,049

Number of employees            2,906      2,448     1,913     1,599     1,408