Form 10-K405, Exhibit 13
period 1997-12-31
STRYKER CORP
filed 1998-03-26
CIK 310764

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations

     The table below outlines the components of the consolidated statements of earnings as a percentage of net sales:

                               Percentage of Net Sales  Percentage Change
                              _________________________  ________________
                               1997      1996      1995  1997/96  1996/95
                              _____     _____     _____  _______  _______
Net sales                     100.0%    100.0%    100.0%      8%        4%
Cost of sales                  40.6      43.1      42.4       1         6
                              _____     _____     _____
Gross profit                   59.4      56.9      57.6      13         3
Research, development and
 engineering expense            5.8       6.2       5.0      --        30
Selling, general and
 administrative expense        34.8      35.9      34.6       5         8
Special charges                  --       4.6       --       --        --
Gain on patent judgment          --      (6.7)      --       --        --
                               ____      ____      ____
Operating income               18.8      16.9      18.0      20        (2)
Other income                    1.0       0.7       0.7      51        20
                               ____      ____      ____
Earnings before income
 taxes and minority
 interest                      19.8      17.6      18.7      21        (2)
Income taxes                    7.1       6.7       7.7      14        (8)
                               ____      ____      ____
Earnings before minority
 interest                      12.7      10.9      11.0      26         3
Minority interest               0.1       0.6      (1.0)    (85)       --
                               ____      ____      ____
Net earnings                                                 20        20
                               12.8%     11.5%     10.0%
                               ====      ====      ====

     The table below sets forth domestic/international and product line sales information:

                                        Net Sales               Percentage
                                      (in thousands)              Change
                               ____________________________  _______________
                                   1997      1996      1995  1997/96 1996/95
                               ________  ________   _______  _______ _______
Domestic/international sales
 Domestic                     $633,252   $564,534  $477,207       12%     18%
 International                 346,883    345,526   394,745       --     (12)
                              ________   ________  ________
Total net sales               $980,135   $910,060  $871,952        8       4
                              ========   ========  ========
Product line sales
 Stryker Surgical             $740,369   $669,898  $608,646       11      10
 Stryker Medical               207,481    196,083   158,516        6      24
 Matsumoto Distributed
  Products                      32,285     44,079   104,790      (27)    (58)
                              ________   ________  ________
Total net sales               $980,135   $910,060  $871,952        8       4
                              ========   ========  ========

1997 COMPARED TO 1996

     Stryker Corporation's net sales increased 8% in 1997 to $980.1 million from $910.1 million in 1996. Increased unit volume of Stryker Surgical and Medical products generated an 11% sales increase. Net sales also increased 3% as a result of acquired businesses. These increases were partially offset by a 3% decrease arising from changes in foreign currency exchange rates, a 2% decline in selling prices, and a 1% decline from a divested business.

     The Company's domestic sales increased 12% in 1997 compared to 1996.
The leading domestic sales gains came from strong shipments of powered surgical instruments, endoscopic equipment, and orthopaedic implants and increased revenue from physical therapy services. International sales increased less than 1% for the year as unfavorable foreign currency comparisons and flat sales in Japan offset a 20% increase in shipments in the other international markets.

     Sales of Stryker Surgical products (principally orthopaedic products) increased 11% for the year. The sales gains for the year resulted from higher shipments of orthopaedic implants, primarily hips, knees and trauma products, powered surgical instruments, especially the TPS advanced micro-powered instruments, and endoscopic equipment, partially offset by the lower dollar translation of foreign currency sales. Stryker Medical sales increased 6% for the year resulting from increased revenues from physical therapy services, primarily as a result of business acquisitions and start-ups during the year, which were substantially offset by lower shipments of hospital beds and stretchers and the January 1997 sale of the Sterilizer Service Division. Sales of Matsumoto distributed products (principally general surgery and ophthalmic products sourced from other companies for sale in Japan) declined 27% for the year due to unfavorable foreign currency comparisons and lower sales volume.

     Cost of sales represented 40.6% of sales compared to 43.1% in 1996. The lower cost of sales percentage in 1997 resulted from product mix and the Company's continued efforts in product cost reductions and from inventory adjustments of $13.8 million recorded in 1996 that did not occur in 1997.
The 1996 inventory adjustments were for excess inventory and product deletions, principally in Japan, and obsolete inventory resulting from new product introductions. Research, development, and engineering expenses were $56.9 million in both 1997 and 1996. The Company's research, development, and engineering expenses represent continued development of the OP-1 Bone Growth Device at Stryker Biotech and the Company-wide focus on new product development. New products in 1997 include the Scorpio Knee System, the Steri-Shield Turbo3 Helmet, the SE Sagittal Saw, the Tempest Arthroscopy Pump and the 6080 MX-Pro Ambulance Cot. Selling, general, and administrative expenses increased 5% in 1997 as a result of an increase in marketing expenses due to additional marketing campaigns, and an increase in selling expense resulting from increases in sales volume, larger sales forces and the incremental expenses incurred as a result of the Osteo Holding AG ("Osteo") acquisition. However, selling, general, and administrative expenses declined to 34.8% of sales in 1997 compared to 35.9% in 1996. In 1996, $8.9 million of adjustments were made for additional legal reserves, depreciation charges due to a change in estimate, and other matters. The effect of these adjustments and the Company's ongoing effort to control operating expenses reduced selling, general, and administrative expenses as a percentage of sales.

     There were several significant unusual items reflected in continuing operations in 1996 that did not occur in 1997. Special charges of $41.8 million were recorded in 1996 which consisted of $15.0 million for the reorganization of the Company's distribution channels, $14.6 million relating to asset impairments, $7.5 million for purchased in-process research and development and $4.7 million for patent claims. In addition, the Company was awarded and paid $77.6 million in damages, attorney fees and interest for infringement of the Company's U.S. patent on its Omniflex Hip System. The Company recognized a pre-tax gain, net of related legal fees and other expenses, of $61.1 million.

     During the fourth quarter of 1997, the Company reduced the effective tax rate for the year to 36% from 37%, thereby reducing income tax expense by $1.9 million. The reduction in the effective tax rate in the fourth quarter of 1997 and from the 38.4% rate used in 1996 was the result of higher U.S. exports, tax-free interest on short-term investments, and a more favorable mix of operating results among tax jurisdictions. Minority interest, reflected as an income item in both 1997 and 1996, decreased 85% due to lower Matsumoto losses in 1997 and increased ownership by the Company. Net earnings increased 20% to $125.3 million in 1997 compared to $104.5 million in 1996.


1996 COMPARED TO 1995

     Stryker Corporation's net sales increased 4% in 1996 to $910.1 million from $872.0 million in 1995. Increased unit volume of Stryker Surgical and Medical products generated an 11% sales increase. Net sales also increased 3% as a result of acquired businesses and 1% as a result of the conversion of certain portions of the Osteonics domestic distribution network to direct sales, which resulted in higher selling prices. These increases were offset by a 6% decrease arising from lower unit volume of Matsumoto distributed products, a 4% decrease arising from changes in foreign currency exchange rates, and a 1% decline in selling prices.

     The Company's domestic sales increased 18% in 1996 compared to 1995.
The leading domestic sales gains came from strong shipments of endoscopic equipment, powered surgical instruments and orthopaedic implants, increased revenue from physical therapy services, and higher shipments of hospital beds and stretchers. International sales declined 12% for the year as unfavorable foreign currency comparisons and lower sales in Japan more than offset strong shipments in the other international markets. Sales in Japan declined 31% for the year because of lower shipments of Matsumoto distributed products and unfavorable currency comparisons. Sales in the other international markets increased 20% for the year.

     Sales of Stryker Surgical products (principally orthopaedic products) increased 10% for the year. The sales gains for the year resulted from higher shipments of orthopaedic implants, especially the Osteonics Series 7000 knee implants, powered surgical instruments and endoscopic equipment, but were reduced by the lower dollar translation of foreign currency sales. Stryker Medical product sales increased 24% for the year resulting from increased revenues from physical therapy services, primarily as a result of business acquisitions during the year and higher shipments of hospital beds and stretchers. Sales of Matsumoto distributed products declined 58% for the year. The decline is a result of the termination of several distribution arrangements commencing in the third quarter of 1995 and unfavorable foreign currency comparisons in Japan. Matsumoto lost three major suppliers who chose other distribution channels.

     Cost of sales represented 43.1% of sales compared to 42.4% in 1995. The higher cost of sales percentage in 1996 resulted from additional inventory adjustments of $13.8 million recorded in the fourth quarter of 1996 for excess inventory and product deletions, principally in Japan, and obsolete inventory resulting from new product introductions. The effect of these adjustments was partially offset by the conversion of certain portions of the Osteonics domestic distribution network, which resulted in increased direct sales to hospitals. Research, development, and engineering expense increased 30% as the Company spent $56.9 million on product development in 1996 compared to $43.8 million in 1995. The increase in research, development, and engineering expense as a percentage of sales in 1996 is principally a result of the continued development of the OP-1 Bone Growth Device at Stryker Biotech and the Company-wide focus on new product development. New products in 1996 include the TPS advanced micro-powered instruments, the Osteonics Total Shoulder System, the 882TE 3-Chip Camera System, the Advanced Cement Mixing System, Passport knee instruments, several new arthroscopy instruments and the 2025 ICU Bed. Selling, general, and administrative expenses increased 8% in 1996 as a result of increased selling expense resulting from the changes in the Osteonics distribution network, larger sales forces and the incremental expenses incurred as a result of the Osteo acquisition.
Also, $8.9 million of adjustments were made in the fourth quarter for additional legal reserves, depreciation charges due to a change in estimate, and other matters. Selling, general, and administrative expenses increased to 35.9% of sales in 1996 compared to 34.6% in 1995.

     There were several significant unusual items reflected in continuing operations in 1996. Special charges of $41.8 million were recorded in the fourth quarter consisting of $15.0 million for the reorganization of the Company's distribution channels, $14.6 million relating to asset impairments, $7.5 million for purchased in-process research and development and $4.7 million for patent claims. The reorganization of the Company's distribution channels relates to the implementation of a plan to convert a portion of the Company's distributors to direct sales. The cost of the conversions are based on contractual terms. During the fourth quarter of 1996, certain assets in Tokyo, Japan were designated as assets to be disposed of and were written down $9.7 million to their fair value. In addition, an estimated undiscounted cash flow analysis confirmed the impairment of certain goodwill, which was written down by $3.9 million to its fair value. Seven and a half million dollars of the Osteo purchase price was allocated to purchased in-process research and development and charged to operations based upon a valuation completed in the fourth quarter. Patent claims represent amounts that the Company has agreed to pay for patent disputes related to certain of its products. In addition, the Company was awarded and paid $77.6 million in damages, attorney fees and interest for infringement of the Company's U.S. patent on its Omniflex Hip System. The Company recognized a pre-tax gain, net of related legal fees and other expenses, of $61.1 million.

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


LIQUIDITY AND CAPITAL RESOURCES

     Stryker's financial position remained strong in 1997, with operating activities providing $91.9 million in cash, compared to $204.3 million provided in 1996. The large decrease of cash provided in 1997 is the result of first quarter 1997 payments of attorney fees and taxes totaling $37.9 million and the receipt of $77.6 million in the fourth quarter of 1996, both of which relate to the 1996 gain on patent judgment. Excluding those items, cash flow from operations in 1997 would be $129.8 million compared to $126.7 million in 1996. Working capital at December 31, 1997 decreased by $48.2 million to $453.6 million from $501.8 million in 1996. The decrease in working capital is due to the reclass from long-term to current in 1997 of $72.6 million of debt related to the acquisition of Matsumoto, which matures in August 1998. Accounts receivable increased 6% and days sales outstanding at the end of 1997 remained at 62 days, consistent with the end of 1996. Inventories increased 7% in 1997 and days sales in inventory finished 1997 at 127 days compared to 104 days at the end of 1996.

     During 1997, the Company purchased additional shares of the outstanding common stock of Matsumoto Medical Instruments, Inc., thereby increasing its direct ownership interest in Matsumoto to 75%, at a cost of $28.6 million. Also during 1997, the Company repurchased 992,800 shares of Stryker common stock in the open market at a cost of $25.6 million. These purchases brought the total shares repurchased under an April 24, 1996 repurchase authorization by the Company's Board of Directors up to the 1,000,000 shares authorized. This repurchase authorization was replaced by a new authorization approved by the Board of Directors on April 30, 1997, for repurchases of up to 1,000,000 shares of common stock. No shares have been repurchased under the new share repurchase program. Shares repurchased under the share repurchase program will be used for employee stock option plans and other corporate purposes.

     The Company's cash and marketable securities of $351.1 million at December 31, 1997, as well as anticipated cash flows from operations, are expected to be sufficient to fund planned future operating capital requirements and to finance future acquisitions. Should additional funds be required, the Company has unsecured lines of credit with banks totaling $53.3 million, none of which were utilized at December 31, 1997.


OTHER MATTERS

     The Company manufactures its products in the United States, France and Switzerland and distributes its product throughout the world. As a result, the Company's financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Japanese yen and European currencies, in particular the French franc, Swiss franc and German mark. When the U.S. dollar strengthens against foreign currencies, the dollar value of foreign currency sales declines and the relative cost of U.S.- sourced product increases, thereby decreasing gross margins. When the U.S. dollar weakens, the opposite occurs.

     The Company does not engage in any hedge activity related to the translation of its net sales or net profits overseas and its use of derivative financial instruments to hedge transaction exposure is not significant.

     The Company's exposure to market risk for changes in interest rates relates primarily to its investment portfolio. The Company places its investments with high quality issuers and, by policy, is averse to principal loss of its invested funds by limiting default risk, market risk and reinvestment risk.

     The Company manages default risks by investing in only high credit, quality securities and by responding appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

     At December 31, 1997 36% of the Company's marketable debt securities mature within one year and substantially all of the remainder mature within three years. A 1% rise or decline in U.S. market interest rates would cause the fair value of the Company's marketable debt securities to decline or rise in fair value by approximately $2.6 million. This was determined by considering the impact of a hypothetical move in interest rates on the Company's marketable debt securities portfolio and does not consider any actions by management to mitigate its exposure to such a change.

     The Company plans to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total incremental cost for the Year 2000 project is estimated at approximately $2 million, the majority of which will be for the purchase of new software that will be capitalized. The project is anticipated to be complete by December 31, 1998. With conversions to new software and modifications to existing software, the Year 2000 issue should not pose significant operational problems for the Company. However, if such conversions and modifications are not made or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

     The Company will begin formal communications with large suppliers and customers during 1998 to determine the extent to which interface systems are vulnerable to Year 2000 issues. There is no guarantee that the computer systems of suppliers and customers would not have an adverse effect on the Company's operations.

     The costs and timing of the Year 2000 project modifications are based on management's best estimates, which were derived utilizing assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

     Stryker common stock began trading on the New York Stock Exchange on July 24, 1997, under the symbol SYK. The Company's shares were previously traded on The Nasdaq Stock Market.

-----------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
STRYKER CORPORATION AND SUBSIDIARIES

(dollars in thousands, except per share amounts)

                                                       December 31
                                                  ____________________
                                                      1997        1996
ASSETS                                            ________    ________
Current Assets
 Cash and cash equivalents                        $154,027    $175,673
 Marketable debt securities                        197,041     191,900
 Accounts receivable, less allowance of $11,700
  ($9,500 in 1996)                                 176,214     166,052
 Inventories                                       136,246     127,387
 Deferred income taxes                              78,896      78,034
 Prepaid expenses and other current assets          14,184      14,491
                                                  ________    ________
 Total current assets                              756,608     753,537
Property, Plant, and Equipment
 Land, buildings, and improvements                 116,830     130,240
 Machinery and equipment                           183,619     159,945
                                                  ________    ________
                                                   300,449     290,185
 Less allowance for depreciation                   136,582     117,882
                                                  ________    ________
                                                   163,867     172,303
Other Assets
 Intangibles, less accumulated amortization of
  $23,400 ($17,510 in 1996)                         46,110      45,375
 Other                                              18,490      22,291
                                                  ________    ________
                                                    64,600      67,666
                                                  ________    ________
                                                  $985,075    $993,506
                                                  ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable                                 $ 55,034    $ 62,433
 Accrued compensation                               43,927      37,693
 Income taxes                                       36,971      56,723
 Accrued expenses and other liabilities             93,452      90,489
 Current maturities of long-term debt               73,627       4,403
                                                  ________    ________
 Total current liabilities                         303,011     251,741
Long-Term Debt, Excluding Current Maturities         4,449      89,502
Other Liabilities                                   29,168      36,034
Minority Interest                                   35,672      85,868
Stockholders' Equity
 Common stock, $.10 par value:
  Authorized--150,000 shares
  Outstanding--96,059 shares (96,787 in 1996)        9,606       9,679
 Additional paid-in capital                             18       5,922
 Retained earnings                                 612,939     514,318
 Unrealized (losses) gains on securities              (376)      1,196
 Foreign translation adjustments                    (9,412)       (754)
                                                  ________    ________
 Total stockholders' equity                        612,775     530,361
                                                  ________    ________
                                                  $985,075    $993,506
                                                  ========    ========

See accompanying notes to consolidated financial statements.

-----------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF EARNINGS
STRYKER CORPORATION AND SUBSIDIARIES

(dollars in thousands, except per share amounts)

                                              Years Ended December 31
                                           _______________________________
                                               1997       1996        1995
                                           ________   ________    ________
Net sales                                  $980,135   $910,060    $871,952
Cost of sales                               397,766    392,358     369,444
                                           ________   ________    ________
Gross profit                                582,369    517,702     502,508
Operating expenses:
 Research, development, and engineering      56,895     56,870      43,771
 Selling, general, and administrative       341,500    326,641     301,426
 Special charges                                 --     41,778          --
 Gain on patent judgment                         --    (61,094)         --
                                           ________   ________    ________
                                            398,395    364,195     345,197
                                           ________   ________    ________
Operating income                            183,974    153,507     157,311
Other income                                 10,476      6,939       5,782
                                           ________   ________    ________

Earnings before income taxes and
 minority interest                          194,450    160,446     163,093
Income taxes                                 70,000     61,650      66,900
                                           ________   ________    ________
Earnings before minority interest           124,450     98,796      96,193
Minority interest                               870      5,664      (9,183)
                                           ________   ________    ________
Net earnings                               $125,320   $104,460     $87,010
                                           ========   ========    ========
Net earnings per share of common stock:
 Basic                                        $1.30      $1.08        $.90
 Diluted                                      $1.28      $1.06        $.88

See accompanying notes to consolidated financial statements.

-----------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
STRYKER CORPORATION AND SUBSIDIARIES

(in thousands, except per share amounts)

                                                     Unrealized
                               Additional              (Losses)      Foreign
                      Common     Paid-In  Retained     Gains on  Translation
                       Stock     Capital  Earnings   Securities  Adjustments
                      ______    _________ ________    _________   __________
Balance at
 January 1, 1995      $9,675      $10,958 $336,897      ($1,315)      $2,051

Net earnings for 1995                       87,010
Sales of 370  shares
 of common stock
 under stock option
 and benefit plans,
 including $1,615
 income tax benefit       36        3,778
Cash dividend
 declared of $.045
 per share of common
 stock                                      (4,370)
Unrealized gains, net
 of income taxes of
 $2,535                                                   3,629
Translation
adjustment                                                             5,930
                      ______    _________ ________   __________   __________
Balance at
 December 31, 1995     9,711       14,736  419,537        2,314        7,981

Net earnings for 1996                      104,460
Sales of 257
 shares of common
 stock under stock
 option and benefit
 plans, including
 $1,152 income tax
 benefit                  26        4,095
Common stock issued
 in business
 acquisitions              8        2,089
Repurchase of 657
 shares of common
 stock                   (66)     (14,998)
Cash dividend
 declared of $.10 per
 share of common
 stock                                      (9,679)
Unrealized losses,
 net of $825 income
 tax benefit                                             (1,118)
Translation
 adjustment                                                           (8,735)
                      ______    _________ ________   __________   __________

Balance at
 December 31, 1996     9,679        5,922  514,318        1,196         (754)

Net earnings for 1997                      125,320
Sales of 386 shares
 of common stock
 under stock option
 and benefit plans,
 including $3,878
 income tax benefit       38        5,317
Repurchase of 993
 shares of common
 stock                   (99)      (9,358) (16,119)
Elimination of 120
 shares of common
 stock held by a
 subsidiary              (12)      (1,863)
Cash dividend
 declared of $.11 per
 share of common                           (10,580)
 stock
Unrealized losses,
 net of $1,483 income
 tax benefit                                             (1,572)
Translation
 adjustment                                                           (8,658)
                      ______   __________ ________   __________   __________
Balance at
 December 31, 1997    $9,606          $18 $612,939        ($376)     ($9,412)
                      ======   ========== ========   ==========   ==========

See accompanying notes to consolidated financial statements.

-----------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
STRYKER CORPORATION AND SUBSIDIARIES

(in thousands)

                                                  Years Ended December 31

                                              _______________________________

                                                  1997       1996        1995
                                              ________   ________    ________
OPERATING ACTIVITIES
Net earnings                                  $125,320   $104,460    $ 87,010
Adjustments to reconcile net earnings to
 net cash provided by operating activities:
  Depreciation                                  26,113     28,397      25,542
  Amortization                                   7,151      6,253       3,112
  Special charges                                   --     41,178          --
  Minority interest                               (870)    (5,664)      9,183
  Provision for losses on accounts
   receivable                                    2,200      1,700       1,400
    Deferred income taxes (credit)               1,960    (30,693)      2,484
    Changes in operating assets and
     liabilities, net of effects of
     business acquisitions:
      Increase in accounts receivable          (20,968)    (7,312)    (13,560)
      Decrease (increase) in inventories       (18,170)     3,466      (1,599)
     (Decrease) increase in accounts
       payable                                  (8,192)    12,041        (703)
     (Decrease) increase in income taxes       (25,728)    27,431      (5,909)
      Other                                      3,051     23,085       4,576
                                              ________   ________    ________
Net cash provided by operating activities       91,867    204,342     111,536

INVESTING ACTIVITIES
Purchases of property, plant, and equipment    (35,213)   (26,724)    (36,299)
Sales (purchases) of marketable securities      (5,141)     3,699    (110,335)
Business acquisitions, net of cash acquired    (39,385)   (51,295)    (17,743)
                                              ________   ________    ________
Net cash used in investing activities          (79,739)   (74,320)   (164,377)

FINANCING ACTIVITIES
Proceeds from borrowings                            --         --       9,795
Payments on borrowings                          (6,734)    (3,278)     (5,913)
Dividends paid                                  (9,679)    (4,370)     (3,870)
Proceeds from exercise of stock options          5,355      4,121       3,814
Repurchases of common stock                    (25,576)   (15,064)         --
Other                                            6,203     (2,804)      1,131
                                              ________   ________    ________
Net cash provided by (used in) financing
 activities                                    (30,431)   (21,395)      4,957
Effect of exchange rate changes on cash and
 cash equivalents                               (3,343)    (2,003)        152
                                              ________   ________    ________

Increase (decrease) in cash and cash
 equivalents                                   (21,646)   106,624     (47,732)
Cash and cash equivalents at beginning
 of year                                       175,673     69,049     116,781
                                              ________   ________    ________
Cash and cash equivalents at end of year      $154,027   $175,673    $ 69,049
                                              ========   ========    ========

See accompanying notes to consolidated financial statements.

----------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
STRYKER CORPORATION AND SUBSIDIARIES

December 31, 1997


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

BUSINESS: Stryker Corporation develops, manufactures and markets specialty surgical and medical products which are sold primarily to hospitals throughout the world and provides outpatient physical therapy services in the United States.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and its majority-owned subsidiary, Matsumoto Medical Instruments, Inc., after elimination of all significant intercompany accounts and transactions. Minority interest represents the minority stockholders' equity in Matsumoto's net earnings (loss) and their equity in Matsumoto's net assets.

REVENUE RECOGNITION: Revenue is recognized on the sale of products and services when the related goods have been shipped or services have been rendered.

USE OF ESTIMATES: The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
 Actual results could differ from those estimates.

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

INVENTORIES: Inventories are stated at the lower of cost or market. Cost for approximately 78% (75% in 1996) of inventories is determined using the lower of first-in, first-out (FIFO) cost or market. Cost for certain domestic inventories is determined using the last-in, first-out (LIFO) cost method. The FIFO cost for all inventories approximates replacement cost.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Depreciation is computed by the straight-line or declining balance methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS: Intangible assets represent the excess of purchase price over fair value of tangible net assets of acquired businesses. Intangible assets, which include patents and intangibles not specifically identifiable, are principally being amortized using the straight-line method over periods of up to fifteen years.

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

EARNINGS PER SHARE:  Effective January 1, 1997, the Company adopted Financial
 Accounting Standards Board (FASB) Statement No. 128, "Earnings Per Share". Statement 128 replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Previously the Company had not included shares subject to option in calculating earnings per share because the effect thereof was not materially dilutive.

NEW ACCOUNTING STANDARDS NOT YET ADOPTED:  In June 1997, the FASB issued
 Statement No. 130, "Reporting Comprehensive Income" and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Results of operations and financial position will be unaffected by implementation of these new standards. Both of these standards are effective for financial periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Management is currently evaluating disclosure requirements under the new standards.


NOTE 2.  INVESTMENTS

     The following is a summary of the Company's investments in marketable equity and debt securities (in thousands):

                                          Gross       Gross
                                     Unrealized  Unrealized     Estimated
                              Cost        Gains      Losses    Fair Value
                         _________   __________  __________    __________
At December 31, 1997:
 Debt securities          $197,505         $147      ($611)      $197,041
 Equity securities           4,796        1,317     (1,887)         4,226
                         _________   __________  __________    __________
Total                     $202,301       $1,464    ($2,498)      $201,267
                         =========   ==========  ==========    ==========
At December 31, 1996:
 Debt securities          $192,334         $360      ($794)      $191,900
 Equity securities           7,117        3,654     (1,199)         9,572
                         _________   __________  __________    __________
Total                     $199,451       $4,014    ($1,993)      $201,472
                         =========   ==========  ==========    ==========

     Gross realized gains on sales of the Company's investments totaled $118,000, $516,000 and $248,000 in 1997, 1996 and 1995, respectively, and gross realized losses totaled $750,000, $589,000 and $768,000 in 1997, 1996 and 1995, respectively. At December 31, 1997, approximately 36% of the Company's investments in debt securities mature within one year and substantially all of the remainder mature within three years.

     Interest income, which is included in other income, totaled $14,963,000 in 1997, $13,339,000 in 1996 and $11,197,000 in 1995.


NOTE 3.  INVENTORIES

     Inventories are summarized as follows (in thousands):

                            December 31
                        ___________________
                            1997       1996
                        ________   ________
 Finished goods         $103,744    $94,424
 Work-in-process          10,661      8,328
 Raw material             29,560     31,989
                        ________   ________
 FIFO cost               143,965    134,741
 Less LIFO reserve         7,719      7,354
                        ________   ________
                        $136,246   $127,387
                        ========   ========

NOTE 4.  BUSINESS ACQUISITIONS

     The Company's subsidiary, Physiotherapy Associates, Inc., purchased several physical therapy clinic operations. The aggregate purchase price of these clinics in 1997, 1996 and 1995 was approximately $5,601,000, $8,605,000 and $5,700,000, respectively. Intangible assets acquired, principally employment contracts and goodwill, are being amortized over periods ranging from one to fifteen years.

     In 1997, the Company purchased two product lines at a cost of $4,500,000. Intangible assets acquired, principally patents and goodwill, are being amortized over a period of five years.

     In September 1996, the Company purchased 100% of the outstanding stock of Osteo Holding AG and its subsidiaries ("Osteo"), based in Selzach, Switzerland. Osteo designs and manufactures trauma products and reconstructive orthopaedic devices. The purchase price of Sfr 55,000,000 ($45,500,000) was paid Sfr 50,000,000 ($41,500,000) in cash with the remaining amount being paid ratably over a five-year period. The acquisition was accounted for using the purchase method. The results of operations for Osteo are included in the Company's consolidated financial statements beginning in September 1996. Of the excess purchase price over fair value of the net tangible assets acquired, $7,500,000 was allocated to purchased in-process research and development and was charged to operations (See Note 5) upon the completion of the valuation. The remaining excess purchase price of $27,600,000 was allocated to intangibles to be amortized over fifteen years.

     During 1997, the Company purchased additional shares of outstanding common stock of Matsumoto Medical Instruments, Inc., thereby increasing its direct ownership interest in Matsumoto to 75%, at a cost of $28,600,000. The acquisition of additional shares was accounted for under the purchase method. Matsumoto is one of the largest distributors of medical devices in Japan and is the exclusive distributor of most Stryker products in that country.

     For all of the above acquisitions, pro forma consolidated results would not differ significantly from reported results.


NOTE 5.  SPECIAL CHARGES

     In the fourth quarter of 1996, the Company recorded special pre-tax charges consisting of the following items (in thousands):

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
                                                             _______
                                                             $41,778
                                                             =======

     Reorganization of distribution channels relates to the implementation of a plan to convert a portion of the Company's distributors to direct sales. The cost of the conversions are based on contractual terms. Asset impairments consist of $9,678,000 for land and a building in Japan and goodwill impairments of $3,900,000. Matsumoto analyzed its branch operations throughout Japan and determined that certain assets, which consist of land and a parking garage in Tokyo, Japan, would no longer be utilized in its normal operations. Based on this evaluation, the Company adopted a plan to sell these assets and wrote them down to their fair value. Also, a cash flow analysis indicated that certain goodwill was impaired. The goodwill was written down to its fair value. Patent claims, which are included in accrued expenses, relate to patent disputes on certain products.


NOTE 6.  GAIN ON PATENT JUDGMENT

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


NOTE 7.  BORROWINGS

     The Company and its subsidiaries have unsecured short-term line of credit arrangements with banks aggregating $20,000,000 domestically and $33,300,000 equivalent in foreign currencies. There were no borrowings under these lines at December 31, 1997. These lines generally expire on July 31, 1998.

     Long-term debt is as follows (in thousands):

                             December 31
                          ________________
                            1997      1996
                         _______   _______
Bank loans               $72,565   $81,785
Other                      5,511    12,120
                         _______   _______
                          78,076    93,905
Less current maturities   73,627     4,403
                         _______   _______
                         $ 4,449   $89,502
                         =======   =======

     The bank loans represent two separate borrowings made to finance the acquisition of the Company's investment in Matsumoto Medical Instruments, Inc. Both loans are Japanese yen denominated, are unsecured and mature in August 1998. The first loan is from the Chicago branch of The Sanwa Bank, Limited, has a principal balance of $26,273,000 ($29,611,000 at December 31, 1996) and bears interest at a fixed annual rate of 4.76%. The second loan is a floating rate loan (Japanese Libor + 0.25%) from the Chicago branches of The Bank of Tokyo-Mitsubishi, Ltd. and The Sanwa Bank, Limited and has a principal balance of $46,292,000 ($52,174,000 at December 31, 1996). The
Company has fixed the effective annual interest rate of this debt at 4.10% using an interest rate swap with a notional amount and term equal to that of the related loan. The yen denominated loans act as hedges of the Company's investment in Matsumoto. As a result, adjustments made to the loan balances to reflect applicable currency exchange rates at December 31 are included in the foreign translation adjustments component of stockholders' equity.

     Maturities of debt for the four years succeeding 1998 are: 1999 - $1,090,000; 2000 - $178,000; 2001 - $72,000; and 2002 - $78,000.

     The carrying amounts of the Company's long-term debt and interest rate swap approximate their fair values based on the Company's current borrowing rates for similar types of borrowing agreements and quoted market rates, respectively.

     Interest expense on debt, which is included in other income and approximates interest paid, was $4,117,000 in 1997, $4,349,000 in 1996, and $6,319,000 in 1995.


NOTE 8.  CAPITAL STOCK

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

     The Company has key employee and director stock option plans under which options are granted at a price not less than fair market value at the date of grant. The options are granted for periods of up to ten years and become exercisable in varying installments. A summary of stock option activity follows:

                                                           Weighted
                                                            Average
                                                           Exercise
                                                 Shares       Price
                                             __________    ________
Options Outstanding at January 1, 1995        3,095,970      $ 9.38
Granted                                          50,000       22.94
Canceled                                       (133,400)      11.00
Exercised                                      (369,170)       6.93
                                             __________    ________
Options Outstanding at December 31, 1995      2,643,400        9.90
Granted                                         955,000       22.50
Canceled                                       (185,200)      15.47
Exercised                                      (218,600)       9.12
                                             __________    ________
Options Outstanding at December 31, 1996      3,194,600       13.40
Granted                                         845,000       28.86
Canceled                                       (103,800)      17.72
Exercised                                      (405,100)       6.50
                                             __________    ________
Options Outstanding at December 31, 1997      3,530,700      $17.77
                                             ==========    ========

Price range $3.38 - $10.00                      646,100      $ 6.30
Price range $10.01 - $20.00                   1,157,600       12.52
Price range $20.01 - $31.125                  1,727,000       25.56
                                             __________    ________
Options Outstanding at December 31, 1997      3,530,700      $17.77
                                             ==========    ========

     Shares reserved for future grants were 839,600 and 1,580,800 at December 31, 1997 and 1996, respectively. Exercise prices for options outstanding as
of December 31, 1997 ranged from $3.38 to $31.125.   A summary of shares
exercisable follows:

                                                        Weighted
                                                         Average
                                                        Exercise
                                               Shares      Price
                                            _________   ________
Price range $3.38 - $10.00                    646,100     $ 6.30
Price range $10.01 - $20.00                   903,000      12.60
Price range $20.01 - $31.125                  167,000      22.05
                                            _________   ________
Shares Exercisable at December 31, 1997     1,716,100     $11.16
                                            =========   ========

     Net earnings and net earnings per share would not be materially different if the Company accounted for its employee stock options under the fair value method as provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation."

     The Company has 500,000 authorized shares of $1 par value preferred stock, none of which are outstanding.


NOTE 9.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands except per share amounts):

                                                 1997      1996      1995
                                             ________  ________  ________
Net income                                   $125,320  $104,460  $ 87,010
                                             ========  ========  ========
Weighted-average shares outstanding for
 basic earnings per share                      96,254    96,838    96,936
Effect of dilutive employee stock options       1,878     1,589     1,609
                                             ________  ________  ________
Adjusted weighted-average shares
 outstanding for diluted earnings per share    98,132    98,427    98,545
                                             ========  ========  ========
Basic earnings per share                        $1.30     $1.08      $.90
Diluted earnings per share                      $1.28     $1.06      $.88

NOTE 10.  RETIREMENT PLANS

     Substantially all employees of the Company are covered by retirement plans. The majority of employees are covered by profit sharing or defined contribution retirement plans.

     The Company's 75%-owned subsidiary, Matsumoto Medical Instruments, Inc., has a noncontributory-defined benefit plan covering all employees who are generally entitled, upon termination, to lump-sum or annuity payments of amounts determined by reference to the current level of salary, length of service and the conditions under which the termination occurs.
Matsumoto's funding policy for the plan is to contribute actuarially determined amounts on a monthly basis. During 1996, Matsumoto changed the plan's benefit formula which caused the projected benefit obligation to decrease by $4,550,000. In addition, certain officers of Matsumoto are customarily entitled to lump-sum payments under an unfunded retirement plan. An accrual has been provided for the expected cost of these benefits earned to date, although such payments are subject to the approval of Matsumoto's stockholders. The net periodic retirement costs for the Matsumoto retirement plans totaled $952,000 in 1997, $1,290,000 in 1996 and $2,276,000 in 1995.

     A summary of the significant actuarial assumptions used as of December 31 follows:

                                                1997     1996     1995
                                               _____    _____    _____
Discount rate                                  4.50%    4.50%    4.50%
Expected long-term rate of return on assets    3.00%    3.00%    3.00%
Rate of increase in compensation levels        2.33%    2.33%    6.00%

     The funded status of the plan is as follows (in thousands):

                                                  December 31
                                              __________________
                                                 1997       1996
                                              _______    _______
Vested accumulated plan benefits              $ 4,021    $ 4,620
                                              =======    =======
Accumulated benefit obligation                  4,053      4,784
                                              =======    =======
Projected benefit obligation for service
 rendered to date                               5,492      6,909
Plan assets at fair value (stocks and bonds)   (4,591)    (5,151)
                                              _______    _______
Net pension obligation                            901      1,758
Unrecognized net pension obligation             3,398      3,283
                                              _______    _______
Accrued pension obligation                      4,299      5,041
Accrued retirement benefits for officers          408      6,520
                                              _______    _______
Accrued retirement benefits (included in
 other liabilities)                           $ 4,707    $11,561
                                              =======    =======

     Retirement plan expense under the Company's profit sharing and defined contribution retirement plans totaled $11,248,000 in 1997, $10,147,000 in 1996, and $8,977,000 in 1995.


NOTE 11.  INCOME TAXES

     Earnings before income taxes and minority interest consist of the following (in thousands):

                                1997       1996       1995
                            ________   ________   ________
United States operations    $180,407   $152,680   $103,813
Foreign operations            14,043      7,766     59,280
                            ________   ________   ________
                            $194,450   $160,446   $163,093
                            ========   ========   ========

     The components of the provision for income taxes follow (in thousands):

                                    1997      1996        1995
                                 _______   _______     _______
Current:
 Federal                         $57,608   $74,808     $34,676
 State, including Puerto Rico      8,648     8,981       2,300
 Foreign                           1,784     8,554      27,440
                                 _______   _______     _______
                                  68,040    92,343      64,416
Deferred tax expense (credit)      1,960   (30,693)      2,484
                                 _______   _______     _______
                                 $70,000   $61,650     $66,900
                                 =======   =======     =======

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                                     1997     1996    1995
                                                    _____    _____   _____
U.S. statutory income tax rate                      35.0%    35.0%   35.0%
Add (deduct):
 State taxes, less effect of federal deduction       2.4      1.3     0.3
 Foreign income taxes at rates different from
  the U.S. statutory rate                           (0.5)    (1.5)    6.8
 Tax benefit relating to operations in Puerto Rico  (1.4)    (1.5)   (1.7)
 Nondeductible purchased research and
  development and permanent differences             (0.2)     2.6    (0.1)
 Other                                               0.7      2.5     0.7
                                                    _____    _____   _____
                                                    36.0%    38.4%   41.0%
                                                    =====    =====   =====

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant temporary differences, which comprise the Company's deferred tax assets and liabilities, is as follows (in thousands):

                                             December 31
                                          _________________
                                             1997      1996
                                          _______   _______
Deferred tax assets:
 Inventories                              $41,041   $38,887
 Accounts receivable and other assets      11,371     2,757
 Other accrued expenses                    25,546    33,643
 State taxes                                3,552     3,446
 Other                                      3,295     2,126
                                          _______   _______
Total deferred tax assets                  84,805    80,859
Deferred tax liabilities:
 Depreciation                                 370      (546)
 Other                                     (3,960)   (1,861)
                                          _______   _______
Total deferred tax liabilities             (3,590)   (2,407)
                                          _______   _______
Total net deferred tax assets             $81,215   $78,452
                                          =======   =======

     Deferred tax assets and liabilities are included in the consolidated balance sheets as follows (in thousands):

                                                 December 31
                                               _________________
                                                  1997      1996
                                               _______   _______
Current assets -- deferred income taxes        $78,896   $78,034
Noncurrent assets -- other assets                5,909     2,825
Noncurrent liabilities -- other liabilities     (3,590)   (2,407)
                                               _______   _______
Total net deferred tax assets                  $81,215   $78,452
                                               =======   =======

     No provision has been made for U.S. federal and state income taxes or foreign taxes that may result from future remittances of the undistributed earnings ($205,792,000 at December 31, 1997) of foreign subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of any unrecognized deferred income tax liability on these unremitted earnings is not practicable.

  Total income taxes paid were $87,462,000 in 1997, $62,330,000 in 1996, and
$70,009,000 in 1995.


NOTE 12.  GEOGRAPHIC DATA

  The Company's area of operations outside the United States, Europe, and Pacific principally includes Canada, Latin America, and the Middle East.

  Geographic area information follows (in thousands):

                                   1997        1996        1995
                               ________    ________    ________
NET SALES
United States operations:
  Domestic                     $633,252    $564,534    $477,207
  Export                        179,008     156,242     137,355
Foreign operations:
  Pacific                       188,270     193,723     272,362
  Europe                        122,672     102,859      83,674
  Other                          16,988      15,764      13,521
Eliminations                   (160,055)   (123,062)   (112,167)
                               ________    ________    ________
Total net sales                $980,135    $910,060    $871,952
                               ========    ========    ========
OPERATING INCOME
United States operations       $189,713    $176,370    $121,411
Foreign operations:
  Pacific                        (6,344)    (19,824)     35,060
  Europe                         11,567       8,396       9,491
  Other                           2,510       2,561       1,954
                               ________    ________    ________
Total foreign operations          7,733      (8,867)     46,505

Corporate expenses              (13,472)    (13,996)    (10,605)
                               ________    ________    ________
Total operating income         $183,974    $153,507    $157,311
                               ========    ========    ========
ASSETS
United States operations       $302,855    $319,481    $283,471
Foreign operations:
  Pacific                       188,478     228,315     273,686
  Europe                        131,971     118,292      65,406
  Other                          15,788      12,500       9,304
Corporate                       345,983     314,918     223,024
                               ________    ________    ________
Total assets                   $985,075    $993,506    $854,891
                               ========    ========    ========

     Intercompany sales between geographic areas are included in export and foreign operations sales at agreed-upon prices, which include a profit element.

     Gains on foreign currency transactions, which are included in other income, totaled $325,000, $1,949,000 and $904,000 in 1997, 1996 and 1995,
respectively.

     Corporate assets consist primarily of domestic cash and cash equivalents and marketable securities.


NOTE 13.  LEASES

     The Company leases various manufacturing and office facilities and equipment under operating leases.

     Future minimum lease commitments under these leases are as follows (in thousands):

1998             $15,803
1999              12,604
2000               9,458
2001               6,414
2002               4,331
Thereafter         2,335
                 _______
                 $50,945
                 =======

     Rent expense totaled $26,293,000 in 1997, $24,915,000 in 1996 and
$21,437,000 in 1995.


14.  Contingencies

     The Company is involved in various claims and legal actions arising in the normal course of business. The Company does not anticipate material losses as a result of these actions beyond amounts already provided in the accompanying financial statements.


-----------------------------------------------------------------------------

SALES ANALYSIS, QUARTERLY DATA

(dollars in thousands, except per share data)

PRODUCT LINE SALES (Unaudited)

                                     1997            1996            1995
                            _____________   _____________   ______________
Stryker Surgical
 Orthopaedic implants,
  endoscopic systems,
  powered surgical
  instruments, and other
  operating room devices   $740,369    76% $669,898    74%  $608,646    70%
Stryker Medical
 Hospital beds and
  stretchers and physical
  therapy services          207,481    21   196,083    21    158,516    18

Matsumoto Distributed
Products
 Orthopaedic, ophthalmic,
  and general surgery
  products sourced from
  other companies for
  sale in Japan              32,285     3    44,079     5    104,790    12
                           ________   ___  ________   ___   ________   ___
                           $980,135   100% $910,060   100%  $871,952   100%
                           ========   ===  ========   ===   ========   ===



DOMESTIC/INTERNATIONAL SALES (Unaudited)

                                     1997            1996             1995
                           ______________  ______________   ______________
Domestic                   $633,252    65% $564,534    62%  $477,207    55%
International               346,883    35   345,526    38    394,745    45
                           ________   ___  ________   ___   ________   ___
                           $980,135   100% $910,060   100%  $871,952   100%
                           ========   ===  ========   ===   ========   ===

SUMMARY OF QUARTERLY DATA (Unaudited)

                                          1997 Quarter Ended
                             _____________________________________________
                             March 31    June 30    Sept. 30    Dec. 31(a)
                             ________   ________    ________    __________
Net sales                    $239,536   $248,036    $238,143      $254,420
Gross profit                  141,851    147,504     140,338       152,676
Earnings before income
 taxes and minority
 interest                      48,159     46,809      45,444        54,038
Net earnings                   30,020     29,380      28,970        36,950
Net earnings per share of
 common stock:
  Basic                           .31        .31         .30           .38
  Diluted                         .30        .30         .30           .38
Market price of common
 stock:
  High                         32-3/8     37-7/8     45-5/16       43-9/16
  Low                          24-3/4     24-1/4          35            35

                                          1996 Quarter Ended
                             _____________________________________________
                             March 31    June 30    Sept. 30    Dec. 31(b)
                             ________   ________    ________    __________
Net sales                    $217,623   $225,413    $223,587      $243,437
Gross profit                  128,287    133,054     129,227       127,134
Earnings before income
 taxes and minority
 interest                      41,765     41,058      38,995        38,628
Net earnings                   25,020     24,490      24,150        30,800
Net earnings per share of
 common stock:
  Basic                           .26        .25         .25           .32
  Diluted                         .25        .25         .25           .31
Market price of common
 stock:
  High                        29-1/16     26-5/8      30-1/8        32-1/8
  Low                          23-3/8     19-7/8      20-1/4            27

The price quotations reported above were supplied by The Nasdaq Stock Market and, effective July 24, 1997, the New York Stock Exchange and have been adjusted for the two-for-one-stock split effective May 10, 1996.

(a) In the fourth quarter of 1997, the Company reduced the effective tax rate for the year to 36% from 37%, thereby decreasing income tax expense by $1,900,000.

(b) In the fourth quarter of 1996, the Company recorded special charges of $41,778,000 (see Note 5) and a $61,094,000 gain on patent judgement (see
    Note 6). In addition, the company recorded inventory adjustments of $13,800,000 for excess inventory and product deletions, principally in Japan, and obsolete inventory resulting from new product introductions. Also, adjustments totaling $8,900,000 were made to selling, general, and administrative expenses for additional legal reserves and depreciation charges due to a change in estimate and other matters.



----------------------------------------------------------------------------



REPORT OF INDEPENDENT AUDITORS




Board of Directors
Stryker Corporation

     We have audited the accompanying consolidated balance sheets of Stryker Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stryker Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




Kalamazoo, Michigan                               ERNST & YOUNG LLP
January 30, 1998