Form 10-K405, Exhibit 13
period 1998-12-31
STRYKER CORP
filed 1999-03-31
CIK 310764

TEN-YEAR REVIEW
(dollars in thousands, except per share amounts)


SUMMARY OF OPERATIONS


                               1998       1997      1996      1995      1994
                             ---------   -------  --------  --------   -------
Net sales                   $1,103,208  $980,135  $910,060  $871,952  $681,920

Cost of sales                  472,073   397,766   392,358   369,444   300,381
                             ---------   -------  --------  --------   -------
Gross profit                   631,135   582,369   517,702   502,508   381,539
Operating expenses:
 Research, development
  and engineering               61,060    56,895    56,870    43,771    39,630
 Selling, general and
  administrative               381,211   341,500   326,641   301,426   221,433
 Purchased research and
  development                   83,296               7,500
 Acquisition-related and
  special charges               49,942              34,278
 Gain on patent judgment                           (61,094)
                             ---------   -------  --------  --------   -------
                               575,509   398,395   364,195   345,197   261,063
                             ---------   -------  --------  --------   -------
Operating income                55,626   183,974   153,507   157,311   120,476
Other income (expense) (a)       4,334    11,346    12,603    (3,401)    2,694
                             ---------   -------  --------  --------   -------
Earnings before income
 taxes and extraordinary
 item                           59,960   195,320   166,110   153,910   123,170
Income taxes                    20,390    70,000    61,650    66,900    50,770
                             ---------   -------  --------  --------   -------
Earnings before
 extraordinary item             39,570   125,320   104,460    87,010    72,400
Extraordinary gain (net)
                             ---------   -------  --------  --------   -------
Net earnings                   $39,570  $125,320  $104,460   $87,010   $72,400
                             =========   =======  ========   =======   =======
Earnings per share of
 common stock: (b)
  Basic                           $.41    $1.30      $1.08      $.90      $.75
  Diluted                         $.40    $1.28      $1.06      $.88      $.74

Dividend per share of
 common stock (b)                 $.12     $.11       $.10     $.045      $.04

Average number of shares
 outstanding - in
 thousands: (b)
  Basic                         96,301   96,254     96,838    96,936    96,734
  Diluted                       98,130   98,132     98,427    98,545    98,053



                               1993       1992      1991      1990      1989
                             ---------   -------  --------  --------   -------
Net sales                     $557,335  $477,054  $364,825  $280,634  $225,860

Cost of sales                  256,748   221,650   172,477   132,882   106,899
                             ---------   -------  --------  --------   -------
Gross profit                   300,587   255,404   192,348   147,752   118,961
Operating expenses:
 Research, development
  and engineering               36,199    32,313    23,703    19,663    15,572
 Selling, general and
  administrative               172,446   149,390   117,089    92,384    71,761
 Purchased research and
  development
 Acquisition-related and
  special charges
 Gain on patent judgment
                             ---------   -------  --------  --------   -------
                               208,645   181,703   140,792   112,047    87,333
                             ---------   -------  --------  --------   -------
Operating income                91,942    73,701    51,556    35,705    31,628
Other income (expense) (a)       4,123     3,239     1,789     2,395      (598)
                             ---------   -------  --------  --------   -------
Earnings before income
 taxes and extraordinary
 item                           96,065    76,940    53,345    38,100    31,030
Income taxes                    35,860    29,240    20,270    14,475    11,800
                             ---------   -------  --------  --------   -------
Earnings before
 extraordinary item             60,205    47,700    33,075    23,625    19,230
Extraordinary gain (net)                                       9,910
                             ---------   -------  --------  --------   -------
Net earnings                   $60,205   $47,700   $33,075   $33,535   $19,230
                             =========   =======  ========   =======   =======
Earnings per share of
 common stock: (b)
  Basic                           $.62      $.50      $.35   $.25(c)      $.20
  Diluted                         $.62      $.49      $.34   $.25(c)      $.20

Dividend per share of
 common stock (b)                $.035      $.03     $.025

Average number of shares
 outstanding - in
 thousands: (b)
  Basic                         96,712    95,432    95,052    94,792    94,356
  Diluted                       97,847    97,783    97,444    96,444    95,857


(a) Other income (expense) has been restated for 1994 through 1997 to reflect the reclassification of minority interest, which was shown separately prior to 1998.

(b) Adjusted for the three-for-two stock split effective May 19, 1989, and the two-for-one stock splits effective May 13, 1991 and May 10, 1996.

(c) Excludes net extraordinary gain per share of $.11 basic and $.10 diluted.


FINANCIAL AND STATISTICAL DATA

                               1998       1997      1996      1995      1994
                             -------    -------   -------   -------  --------
Cash and marketable
 securities                  142,209    351,068   367,573   264,648   202,045
Working capital              612,388    433,692   501,796   448,815   361,318
Current ratio                    1.9        2.4       3.0       3.6       3.0
Property, plant and
 equipment - net             429,538    163,867   172,303   182,592   180,719
Capital expenditures          51,244     35,213    26,724    36,299    29,239
Depreciation and
 amortization                 37,596     33,264    34,650    28,654    20,944
Total assets               2,885,852    985,075   993,506   854,891   767,971
Long-term debt             1,487,971      4,449    89,502    96,967    95,276
Stockholders' equity         652,075    612,775   530,361   454,279   358,266
Return on average equity        6.3%      21.9%     21.2%     21.4%     22.4%
Net cash provided by
 operating activities        154,515     91,867   204,342   111,536    97,693
Number of stockholders of
 record                        3,061      3,127     3,306     3,260     3,684
Number of employees           10,974      5,691     5,274     4,629     4,221


                               1993       1992      1991      1990      1989
                             -------    -------   -------   -------   -------
Cash and marketable
 securities                  152,637     91,752    80,029    54,052    19,282
Working capital              213,965    168,197   140,296   117,877    89,594
Current ratio                    2.6        2.7       2.6       3.0       3.5
Property, plant and
 equipment - net              67,707     59,649    36,056    28,700    22,918
Capital expenditures          20,160     31,618    16,570    11,935     7,106
Depreciation and
 amortization                 16,183     11,382    11,796     7,109     6,312
Total assets                 454,204    340,272   270,316   209,521   152,333
Long-term debt                31,282      1,433     1,400     1,900     2,655
Stockholders' equity         288,434    232,261   179,875   147,875   112,029
Return on average equity       23.1%      23.1%     20.2%     18.2%     18.9%
Net cash provided by
 operating activities         86,102     50,728    37,644    48,328    21,500
Number of stockholders of
 record                        3,951      3,512     2,914     2,400     2,294
Number of employees            3,228      2,906     2,448     1,913     1,599


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The table below outlines the components of the consolidated statements of earnings as a percentage of net sales:

                           Percentage of Net Sales   Percentage Change
                           -----------------------   -----------------

                              1998    1997     1996    1998/   1997/
                                                       1997    1996
                              ------  ------   ------  ----    ----
Net sales                     100.0%  100.0%   100.0%    13%    8%
Cost of sales                  42.8    40.6     43.1     19     1
                              ------  ------   ------

Gross profit                   57.2    59.4     56.9      8    13
Research, development and
  engineering expenses          5.5     5.8      6.2      7    --
Selling, general and
  administrative expenses      34.6    34.8     35.9     12     5
Purchased research and
  development                   7.6     --       0.8     --    --
Acquisition-related and
  special charges               4.5     --       3.8     --    --
Gain on patent judgment          --     --      (6.7)    --    --
                             ------  ------   ------

Operating income                5.0    18.8     16.9    (70)   20
Other income                    0.4     1.1      1.3    (62)  (10)
                             ------  ------   ------

Earnings before income
  taxes                        5.4     19.9     18.2    (69)   18
Income taxes                   1.8      7.1      6.7    (71)   14
                            ------   ------   ------

Net earnings                  3.6%     12.8%    11.5%   (68)%  20%
                            ======   ======   ======

The table below sets forth domestic/international and product line sales information:

                       Net Sales (in thousands)         Percentage Change
                       -----------------------          -----------------
                           1998        1997      1996      1998/  1997/
                                                           1997   1996
                         ----------   -------  ---------   ----   ----
Domestic/international sales
  Domestic                 $728,948  $633,252   $564,534    15%   12%
  International             374,260   346,883    345,526     8    --
                         ----------  --------  ---------
Total net sales          $1,103,208  $980,135   $910,060    13     8
                         ==========  ========   ========

Product line sales
 Orthopaedic Implants      $409,644  $375,028  $347,178      9     8
 Medical and
  Surgical Equipment        577,788   505,099   484,301     14     4
 Physical Therapy
  Services                  115,776   100,008    78,581     16    27
                         ----------   -------  ---------
Total net sales          $1,103,208  $980,135  $910,060    13%     8%
                         ==========  ========   ========

1998 Compared to 1997

Stryker Corporation's net sales increased 13% in 1998 to $1,103.2 million from $980.1 million in 1997. Increased unit volume generated a 10% sales increase. Net sales also increased $42.8 million or 4% as a result of the acquisition of Howmedica, which was acquired on December 4, 1998; 3% as a result of other acquired businesses; and 1% related to higher selling prices from the conversion of Osteonics domestic distributors to direct sales. These increases were partially offset by a 2% decrease arising from changes in foreign currency exchange rates, a 2% decrease from sales credits for inventory returns related to the conversion of the remaining Osteonics independent distributors to direct sales and a 1% decline in selling prices.

The Company's domestic sales increased 15% in 1998 compared to 1997. The leading domestic sales gains came from strong shipments of endoscopic equipment, powered surgical instruments, orthopaedic implants, hospital beds and stretchers and increased revenue from physical therapy services. Increased domestic sales from the acquisition of Howmedica were largely offset by fourth quarter sales credits for inventory returns relating to the conversion of the remaining Osteonics independent distributors to direct
sales.   International sales increased 8% for the year as a result of incremental sales from the acquisition of Howmedica and strong shipment growth in international markets outside of Japan. These gains were offset in part by unfavorable foreign currency comparisons, which reduced the dollar value of international sales by 5%, and by lower sales volume in Japan.

Sales of Orthopaedic Implants increased 9% for the year. The sales gains for the year resulted from incremental sales from the acquisition of Howmedica and higher shipments of hips domestically and spinal, trauma and knee products worldwide. These Orthopaedic Implants sales increases were partially offset by sales credits of $17.1 million for inventory returns in connection with the conversion of the Osteonics domestic distributors, the unfavorable impact of foreign currency translation and lower sales volumes in Japan. Sales of Medical and Surgical Equipment increased 14% for the year. The sales gains for 1998 resulted from higher shipments of endoscopic equipment, powered surgical instruments, especially the TPS advanced micropowered instruments, hospital beds and stretchers and incremental sales from the acquisition of craniomaxillofacial products from Howmedica. These gains were offset in part by a decline in sales of Matsumoto distributed products sold in Japan due to unfavorable foreign currency comparisons and lower sales volume. Revenues from Physical Therapy Services increased 16% during the year as a result of the start-up of rehabilitative clinics, the acquisition of certain clinics and same store revenue growth of 1%, all of which were partially offset by overall price declines of 2%.

Cost of sales represented 42.8% of sales compared to 40.6% in 1997. The higher cost of sales percentage in 1998 resulted from changes in sales mix and the general weakness in foreign currencies, which increased the cost of U.S.-dollar-based inventory purchases for the Company's international operations. The cost of sales percentage also increased due to the inventory returns associated with the sales credits related to the Osteonics distributor conversions and as a result of $7.8 million in additional nonrecurring cost of sales for inventory sold in the period from December 5 to December 31, 1998, that was stepped-up to fair value in connection with the acquisition of Howmedica. Research, development and engineering expenses increased 7% as the Company spent $61.1 million on product development in 1998 compared to $56.9 million in 1997. Research, development and engineering expenses declined as a percentage of sales partially as a result of the acquisition of Howmedica. In addition, the Company spent less on its continuing development of the OP-1 bone growth device at Stryker Biotech. This decrease was offset by greater spending on new product development in the remainder of the Company. Stryker Biotech spending is expected to grow in 1999 as a result of the November 1998 purchase of the manufacturing rights and facilities for OP-1 from Creative BioMolecules, Inc. New products in 1998 included the Secur-Fit Plus hip stem, Scorpio CR Knee Implant, the InterPulse System, System 4 (the next generation battery powered instrument system), the Quantum 5000 lightsource, the Hermes video control system and the EZ-Pro Ambulance Cot. Selling, general and administrative expenses increased 12% in 1998 as a result of incremental expenses associated with the acquisition of Howmedica and an increase in selling expenses, although such expenses grew at a slower rate than the increase in sales. Selling, general and administrative expenses declined to 34.6% of sales in 1998 from 34.8% in 1997.

There were several significant nonrecurring acquisition-related items included in continuing operations in 1998. The Company charged $83.3 million to operations in the fourth quarter for purchased research and development, $78.4 million related to the valuation of in-process research and development projects acquired in the Howmedica purchase and $4.9 million related to the purchase of tangible research and development assets having no alternative future use in connection with the acquisition of the OP-1 manufacturing rights and facility. The Company also recorded $63.9 million in acquisition-related pre-tax charges in the fourth quarter. These charges included $52.7 million to reorganize Stryker's distribution channels to accommodate the integration with Howmedica and $11.2 million in expensed transaction costs associated with the acquisitions of Howmedica and of the manufacturing rights and facilities for OP-1. The reorganization of Stryker's distribution channels encompassed conversions of all remaining Osteonics U.S. distributors and certain distributors in Europe and the Pacific Rim to direct sales. A portion of the cost to convert Osteonics distributors was incurred in the form of sales credits for inventory returns, which reduced sales and gross profit in the fourth quarter.

The purchased research and development of $78.4 million for the Howmedica acquisition was determined based on an independent valuation of Howmedica's research and development projects using information and assumptions provided by management. Among the in-process projects included in the valuation, two are considered significant. These projects relate to the development of a new spinal technology to be used in the treatment of spinal disorders and the development of an improved polyethylene to be used in hip and knee implants. The estimated future revenues associated with the spinal project were deemed to be approximately 80% attributable to in-process research and development based on technological progression towards completion. For the polyethylene project, future revenues were deemed to be approximately 75% attributable to in-process research and development based on the same criterion. The spinal project is expected to be completed in 2002 and the polyethylene project is expected to be completed in 1999. All of the purchased research and development projects were valued using an income approach utilizing the discounted cash flow method. Revenues were projected from the expected date of product introduction to 2009 with the terminal value included in the discounted cash flow valuation. The spinal project is considered to have greater revenue potential with higher market risk and was valued using a 30% discount rate. The polyethylene project was valued using a 20% discount rate. Margins estimated for the future products were based on the current spinal implant market for the spinal project and on the current margins for hip and knee implants for the polyethylene project. Estimated selling, royalty and other expenses related to the future products were based on Howmedica's historical levels of spending in these areas.

During the fourth quarter of 1998, the Company reduced the effective tax rate for the year to 34% from 35%, thereby reducing income tax expense by $0.6 million. The reduction in the effective tax rate for the year from the 36% rate used in 1997 was the result of increased participation in a U.S. employment-related tax incentive program, a reduction in tax assessed on funds repatriated from Puerto Rico and a more favorable mix of operating results among tax jurisdictions, which was offset in part by certain nondeductible permanent differences. Net earnings were $39.6 million compared to $125.3 million in 1997, a decrease of 68%. Excluding the impact of Howmedica operating results and the nonrecurring acquisition-related costs and charges taken in the fourth quarter, net earnings for the year increased 20% to $150.3 million.

1997 Compared to 1996

Stryker Corporation's net sales increased 8% in 1997 to $980.1 million from $910.1 million in 1996. Increased unit volume generated an 11% sales increase. Net sales also increased 3% as a result of acquired businesses. These increases were partially offset by a 3% decrease arising from changes in foreign currency exchange rates, a 2% decline in selling prices and a 1% decline from a divested business.

The Company's domestic sales increased 12% in 1997 compared to 1996. The leading domestic sales gains came from strong shipments of powered surgical instruments, endoscopic equipment and orthopaedic implants and increased revenue from physical therapy services. International sales increased less than 1% for the year as unfavorable foreign currency comparisons and flat sales in Japan offset a 20% increase in shipments in the other international markets.

Sales of Orthopaedic Implants increased 8% in 1997 compared to 1996. The sales gains for the year resulted from higher shipments of trauma products related to the acquisition of Osteo Holding AG ("Osteo") in September 1996 and of knees and hips. Sales of Medical and Surgical Equipment increased 4% for the year as higher shipments of powered surgical instruments, especially the TPS advanced micro-powered instruments, and endoscopic equipment were offset in part by the January 1997 sale of the Sterilizer Service Division, by lower shipments of hospital beds and stretchers, by a significant decline in sales of Matsumoto distributed products and by the lower dollar translation of foreign currency sales. Revenues from Physical Therapy Services increased 27% for the year, primarily as a result of business acquisitions and start-ups. Same store revenue growth for Physical Therapy Services was 4% in 1997.

Cost of sales represented 40.6% of sales compared to 43.1% in 1996. The lower cost of sales percentage in 1997 resulted from product mix, the Company's continued efforts in product cost reductions and from inventory adjustments of $13.8 million recorded in 1996 that did not occur in 1997.
The 1996 inventory adjustments were for excess inventory and product deletions, principally in Japan, and obsolete inventory resulting from new product introductions. Research, development and engineering expenses were $56.9 million in both 1997 and 1996. The Company's research, development and engineering expenses represent continued development of the OP-1 bone growth device at Stryker Biotech and the Company-wide focus on new product development. New products in 1997 included the Scorpio Knee System, the Steri-shield Turbo3 Helmet, the SE Sagittal Saw, the Tempest Arthroscopy
Pump and the 6080 MX-Pro Ambulance Cot. Selling, general and administrative expenses increased 5% in 1997 as a result of an increase in marketing expenses, due to additional marketing campaigns, and an increase in selling expenses resulting from increases in sales volume, larger sales forces and the incremental expenses incurred as a result of the Osteo acquisition. However, selling, general, and administrative expenses declined to 34.8% of sales in 1997 compared to 35.9% in 1996. In 1996, $8.9 million of adjustments were made for additional legal reserves, depreciation charges due to a change in estimate and other matters. The effect of these adjustments and the Company's ongoing effort to control operating expenses reduced selling, general and administrative expenses as a percentage of sales.

There were several significant unusual items reflected in continuing operations in 1996 that did not occur in 1997. Special charges of $34.3 million were recorded in 1996, consisting of $15.0 million for the reorganization of the Company's distribution channels, $14.6 million relating to asset impairments and $4.7 million for patent claims. The Company also recorded a $7.5 million pretax charge for purchased research and development associated with the acquisition of Osteo. In addition, the Company was awarded and received $77.6 million in damages, attorneys' fees and interest for infringement of the Company's U.S. patent on its Omniflex Hip System.
The Company recognized a pretax gain, net of related legal fees and other expenses, of $61.1 million.

During the fourth quarter of 1997, the Company reduced the effective tax rate for the year to 36% from 37%, thereby reducing income tax expense by $1.9 million. The reduction in the effective tax rate in the fourth quarter of 1997 and from the 38.4% rate used in 1996 was the result of higher U.S. exports, tax-free interest on short-term investments and a more favorable mix of operating results among tax jurisdictions. Net earnings increased 20% to $125.3 million in 1997 compared to $104.5 million in 1996.

Liquidity and Capital Resources

Stryker had a strong operating cash flow year in 1998. Operating activities provided $154.5 million in cash in 1998, compared to $91.9 million provided in 1997. The increase from 1997 is the result of first quarter 1997 payments of attorneys' fees and taxes totaling $37.9 million related to the 1996 gain on patent judgment and to increased 1998 net earnings, excluding the non-cash charge for purchased research and development and the impact of acquisition-related charges that did not yet require cash payment.

On December 4, 1998, the Company acquired Howmedica, the orthopaedic division of Pfizer Inc., for $1,650 million in cash. The acquisition was funded with cash and approximately $1,500 million borrowed under $1,650 million of credit facilities established in December 1998. During 1998, the Company also purchased the manufacturing rights, facilities and product on-hand for its OP-1 bone growth device for $19.3 million in cash and four of Osteonics independent distributors for $19.7 million in cash. In addition, the Company acquired additional shares of the outstanding common stock of Matsumoto Medical Instruments, Inc., thereby increasing its direct ownership interest to 83%, through cash purchases of $3.3 million and the exchange of 75,000 shares of Stryker common stock ($3.8 million value). In January 1999, the Company acquired all of the remaining outstanding common stock of Matsumoto for $1.0 million in cash and 180,605 shares of Stryker common stock ($9.7 million value).

These acquisitions, particularly of Howmedica, significantly changed the Company's liquidity and financial position. Working capital at December 31, 1998, increased by $178.7 million to $612.4 million from $433.7 million in 1997. However, the Company's current ratio declined from 2.4 to 1.9. The working capital increase includes a $213.1 million step-up to fair value of inventories acquired in connection with the acquisition of Howmedica, which will be charged off as additional nonrecurring cost of sales as the inventories are sold. Working capital also includes $206.9 million of acquisition-related reorganization reserves and liabilities in current liabilities. Accounts receivable days sales outstanding at the end of 1998 increased to 70 days from 62 days in 1997, primarily as a result of higher days sales outstanding related to Howmedica direct sales in certain European markets. Days sales in inventory increased from 127 days in 1997 to 142 days at December 31, 1998. The increase in inventory days is primarily the result of higher inventory levels held by the acquired Howmedica business.

The Company had $142.2 million in cash and marketable securities at December 31, 1998. The Company also has outstanding long-term debt totaling $1,503 million at the end of 1998. Current maturities of the long-term debt for 1999 are $15.0 million and will increase to $89.0 million in 2000 and $130.2 million in 2001. The Company believes its cash and marketable securities on-hand as well as anticipated cash flows from operations will be sufficient to fund future operating capital requirements and required debt repayments. Should additional funds be required, the Company has $162.2 million of additional borrowing capacity available under the $1,650 million credit facilities at December 31, 1998.

Other Matters

The Company continues to evaluate its plan to integrate Howmedica and Stryker. As the integration plan evolves, information would become known that will require adjustments to the purchase liabilities recorded in the preliminary purchase price allocation. Such adjustments could result in an increase or decrease to goodwill recorded in connection with the acquisition. In addition, decisions to further reorganize Stryker's operations could be made that would result in additional acquisition-related and special charges against future operating results.

The Company manufactures its products in the United States, France, Germany, Ireland, Switzerland, Canada and Puerto Rico and distributes its products throughout the world. As a result, the Company's financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Japanese yen and European currencies, in particular the Euro and the Swiss franc. When the U.S. dollar strengthens against foreign currencies, the dollar value of foreign currency sales declines and the relative cost of U.S.-sourced product increases, thereby decreasing gross margins. When the U.S. dollar weakens, the opposite occurs.

The Company enters into forward foreign exchange contracts and options principally to hedge the currency fluctuations in transactions denominated in foreign currencies, thereby limiting the Company's risk that would otherwise result from changes in exchange rates. During 1998, the principal transactions hedged were intercompany purchases of U.S.-manufactured product and intercompany payables. The periods of the forward foreign exchange contracts and options correspond to the periods of the hedged transactions with realized gains and losses included in the measurement and recording of the hedged transactions.

At December 31, 1998, the Company had outstanding forward foreign exchange contracts and options to purchase $79.7 million and sell $92.3 million of various currencies (principally U.S. dollars) with maturities principally ranging from 30 to 180 days.

The estimated fair value of foreign currency contracts and options represents the measurement of the contracts and options at month-end spot rates. At December 31, 1998, the difference between the fair value of all outstanding contracts and options and the purchased contract and option amounts was not material. A hypothetical 10% change in exchange rates for these currencies would change the fair value by approximately $19.0 million.

The Company's exposure to market risk for changes in interest rates relate to its borrowings and investment portfolio. The Company manages its interest rate risk on its borrowings through the purchase of interest rate swap agreements, which, effective in January 1999, have fixed the base rate on $800.0 million of the approximate $1,500 million of variable borrowings outstanding at December 31, 1998. If market interest rates for similar borrowings average 1% more in 1999 than they did in 1998, the Company's interest expense, after considering the effects of its interest rate swaps, would increase, and income before taxes would decrease by $6.9 million. Comparatively, if market interest rates averaged 1% less in 1999 than they did during 1998, the Company's interest expense, after considering the effects of its interest rate swaps, would decrease, and income before taxes would increase by $6.2 million. These amounts are determined by considering the impact of hypothetical interest rates on the Company's borrowing cost and interest rate swap agreements and does not consider any actions by management to mitigate its exposure to such a change.

The Company manages interest rate risk in its investment portfolio by investing in high-quality issuers and, by policy, seeks to avoid principal loss of its invested funds by limiting default risk, market risk and reinvestment risk. The Company manages default risks by investing in only high-credit-quality securities and by responding appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. In addition, the Company does not plan to hold a significant amount of investments, since it expects to pay off debt with operating cash flow in excess of the Company's needs.

Year 2000

The information provided below constitutes a "Year 2000 Readiness Disclosure" for purposes of the Year 2000 Information and Readiness Disclosure Act.

The Company is in the process of preparing a response for the Year 2000 (Y2K) so that its computer and other systems will function properly with respect to dates in the year 2000 and beyond. The scope of the Company's Y2K response includes replacement or upgrades of information technology, such as software or hardware, as well as non-information-technology systems that may include embedded chips, such as microcontrollers contained in manufacturing equipment and in Company products. The Company has already upgraded the hardware and software at many divisions. Major hardware and software upgrades are in process at Howmedica Osteonics, Physiotherapy Associates and at several manufacturing and distribution locations within Europe. The Company's largest ongoing project is at Howmedica Osteonics, where separate noncompliant manufacturing and distribution systems are being upgraded or replaced with integrated systems that are Y2K compliant. The Company has or will contact key third parties, such as suppliers, customers and financial institutions in an effort to assure no interruption of its business relationships occurs due to Y2K compliance issues. However, if the needed conversions or modifications to computer or other systems are not made, or are not completed timely, the Y2K issue could have a material impact on the operations of the Company.

The Company expects that it will be Y2K compliant by September 1999. Substantially all of the Company's products that contain embedded chips are Y2K compliant. The Company will continue testing and documentation efforts throughout 1999 and will formulate and finalize any contingency plans needed during that time. These contingency plans will address worst-case scenarios if needed conversions or modifications are not made or completed with certain key systems as well as worst-case scenarios for key third party relationships affected by Y2K. The total estimated incremental cost for the Y2K project is approximately $5.1 million, of which $2.1 million had been spent through December 31, 1998. All costs will be expensed as incurred and will be funded through operating cash flows.

The costs and timing of the Y2K project are based on management's best estimates, which were derived utilizing assumptions regarding future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer codes and similar uncertainties.

Forward-Looking Statements

The information contained in this report includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to: changes in economic conditions that adversely affect the level of demand for the Company's products, changes in foreign exchange markets, changes in financial markets, changes in the competitive environment, and the factors referred to above regarding Y2K issues. All forward-looking statements contained in this report are qualified in their entirety by this cautionary statement.

CONSOLIDATED BALANCE SHEETS
STRYKER CORPORATION AND SUBSIDIARIES
(in thousands, except per share amounts)

                                                          December 31

                                                       1998         1997
                                                    -----------   ---------

Assets

CURRENT ASSETS
Cash and cash equivalents                              $124,951    $154,027
Marketable debt securities                               17,258     197,041
Accounts receivable, less allowance of
 $21,600 ($11,700 in 1997)                              425,609     176,214
Inventories                                             553,959     116,341
Deferred income taxes                                   139,109      78,896
Prepaid expenses and other current assets                50,957      14,184
                                                    -----------   ---------
Total current assets                                  1,311,843     736,703

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements                        225,025     116,830
Machinery and equipment                                 372,183     183,619
                                                    -----------   ---------
                                                        597,208     300,449
Less allowance for depreciation                         167,670     136,582
                                                    -----------   ---------
                                                        429,538     163,867
OTHER ASSETS
Goodwill, less accumulated amortization of
 $8,650 ($7,670 in 1997)                                475,446      34,744
Other intangibles, less accumulated
 amortization of $15,560 ($15,730 in 1997)              422,512      11,366
Deferred charges, less accumulated
 amortization of $52,150 ($35,960 in 1997)              168,802      19,905
Other                                                    77,711      18,490
                                                    -----------   ---------
                                                      1,144,471      84,505
                                                    -----------   ---------
                                                     $2,885,852    $985,075
                                                     ==========   =========

Liabilities and Stockholders' Equity

CURRENT LIABILITIES
Accounts payable                                       $162,433    $ 55,034
Accrued compensation                                     89,654      43,927
Income taxes                                             49,102      36,971
Acquisition-related reorganization reserves
 and liabilities                                        206,875
Accrued expenses and other liabilities                  176,377      93,452
Current maturities of long-term debt                     15,014      73,627
                                                    -----------   ---------
Total current liabilities                               699,455     303,011

LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES          1,487,971       4,449

OTHER LIABILITIES                                        29,617      29,168

MINORITY INTEREST                                        16,734      35,672

STOCKHOLDERS' EQUITY
Common stock, $.10 par value:
  Authorized--150,000 shares
  Outstanding-96,540 shares (96,059 in 1997)              9,654       9,606
Additional paid-in capital                               10,499          18
Retained earnings                                       640,924     612,939
Accumulated other comprehensive loss                     (9,002)     (9,788)
                                                    -----------   ---------
Total stockholders' equity                              652,075     612,775
                                                    -----------   ---------

                                                     $2,885,852    $985,075
                                                     ==========   =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS
STRYKER CORPORATION AND SUBSIDIARIES
(in thousands, except per share amounts)

                                              Years Ended December 31
                                              ------------------------


                                           1998        1997       1996
                                         ----------  ---------   --------

Net sales                                $1,103,208   $980,135   $910,060
Cost of sales                               472,073    397,766    392,358
                                         ----------  ---------   --------
Gross profit                                631,135    582,369    517,702
Operating expenses:
  Research, development and
   engineering                               61,060     56,895     56,870
  Selling, general and administrative       381,211    341,500    326,641
  Purchased research and development         83,296                 7,500
  Acquisition-related and special
   charges                                   49,942                34,278
  Gain on patent judgment                                         (61,094)
                                         ----------  ---------   --------
                                            575,509    398,395    364,195
                                         ----------  ---------   --------
                                             55,626    183,974    153,507
Operating income
Other income                                  4,334     11,346     12,603
                                         ----------  ---------   --------
                                             59,960    195,320    166,110
Earnings before income taxes
Income taxes                                 20,390     70,000     61,650
                                         ----------  ---------   --------

Net earnings                                $39,570   $125,320   $104,460
                                         ==========  =========   ========

Net earnings per share of common
 stock:
   Basic                                       $.41      $1.30      $1.08
   Diluted                                     $.40      $1.28      $1.06

See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
STRYKER CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)


                                                          Accumulated
                                   Additional                Other
                            Common   Paid-In    Retained  Comprehensive
                            Stock    Capital    Earnings   Gain (Loss)    Total
                            -------  ---------  --------- -----------  --------
Balance at January 1, 1996   $9,711    $14,736   $419,537     $10,295  $454,279
Net earnings for 1996                             104,460               104,460
Unrealized losses on
 securities, net of $825
 income tax benefit                                            (1,118)   (1,118)
Foreign currency translation
 adjustments                                                   (8,735)   (8,735)
                                                                       --------
Comprehensive earnings for 1996                                          94,607
Sales of 257 shares of common
 stock under stock option and
 benefit plans, including
 $1,152 income tax benefit       26      4,095                            4,121
Common stock issued in
 business acquisitions            8      2,089                            2,097
Repurchase of 657 shares of
 common stock                   (66)   (14,998)                         (15,064)
Cash dividend declared of $.10
 per share of common stock                         (9,679)               (9,679)
                            -------  ---------  ---------  -----------  --------
Balance at December 31, 1996  9,679      5,922    514,318          442  530,361

Net earnings for 1997                             125,320               125,320
Unrealized losses on
 securities, net of $1,483
 income tax benefit                                             (1,572)  (1,572)
Foreign currency translation
 adjustments                                                    (8,658)  (8,658)
                                                                        --------
Comprehensive earnings for 1997                                         115,090
Sales of 386 shares of common
 stock under stock option and
 benefit plans, including
 $3,878 income tax benefit       38      5,317                            5,355
Repurchase of 993 shares of
 common stock                   (99)    (9,358)   (16,119)              (25,576)
Elimination of 120 shares of
 common stock held by a
 subsidiary                     (12)    (1,863)                          (1,875)
Cash dividend declared of $.11
 per share of common stock                        (10,580)              (10,580)
                            -------  ---------  ---------  -----------  --------
Balance at December 31, 1997  9,606         18    612,939       (9,788) 612,775

Net earnings for 1998                              39,570                39,570
Unrealized gains on securities
 of $873 ($300 net of tax)
 net of reclassification
 adjustment for gains
 included in net earnings of
 $18 ($42 loss net of tax)                                         342      342
Foreign currency translation
 adjustments                                                       444      444
                                                                        --------
Comprehensive earnings for 1998                                          40,356
Sales of 406 shares of common
 stock under stock option and
 benefit plans, including
 $5,225 income tax benefit       41      6,696                            6,737
Common stock issued in
 business acquisitions            7      3,785                            3,792
Cash dividend declared of $.12
 per share of common stock                        (11,585)              (11,585)
                            -------  ---------  ---------   ----------  --------
Balance at December 31, 1998 $9,654    $10,499   $640,924      ($9,002)$652,075
                            =======  =========  =========   =========== ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
STRYKER CORPORATION AND SUBSIDIARIES
(in thousands)


                                                  Years Ended December 31
                                                  -----------------------

                                               1998        1997      1996
                                             ----------   --------  --------

OPERATING ACTIVITIES
Net earnings                                    $39,570   $125,320  $104,460
Adjustments to reconcile net earnings to
   net cash provided by operating
   activities:
      Depreciation                               29,961     26,113    28,397
      Amortization                                7,635      7,151     6,253
      Write-off of purchased research
        and development                          83,296                7,500
      Acquisition-related and special
        charges, net of cash paid                46,106               33,678
      Sale of inventory stepped-up to
        fair value at acquisition                 7,845
      Minority interest                          (2,107)      (870)   (5,664)
      Provision for losses on accounts
        receivable                                2,609      2,200     1,700
      Deferred income taxes (credit)            (44,421)     1,960   (30,693)
      Changes in operating assets and
        liabilities, net of effects of
        business acquisitions:
          Accounts receivable                   (10,064)   (20,968)   (7,312)
          Inventories                           (30,246)   (19,237)    9,632
          Deferred charges                       (3,221)     1,067    (6,166)
          Accounts payable                       15,820     (8,192)   12,041
          Income taxes                           (2,540)   (25,728)   27,431
          Other                                  14,272      3,051    23,085
                                             ----------   --------  --------
Net cash provided by operating
  activities                                    154,515     91,867   204,342

INVESTING ACTIVITIES
Business acquisitions, net of cash
  acquired                                   (1,694,731)   (39,385)  (51,295)
Purchases of property, plant and
  equipment                                     (51,244)   (35,213)  (26,724)
Sales (purchases) of marketable
  securities                                    179,783     (5,141)    3,699
                                             ----------   --------  --------
Net cash used in investing activities        (1,566,192)   (79,739)  (74,320)

FINANCING ACTIVITIES
Proceeds from borrowings                      1,553,863
Payments on borrowings                         (170,648)    (6,734)   (3,278)
Dividends paid                                  (10,580)    (9,679)   (4,370)
Proceeds from exercise of stock options           6,737      5,355     4,121
Repurchases of common stock                                (25,576)  (15,064)
Other                                             7,382      6,203    (2,804)
                                             ----------   --------  --------
Net cash provided by (used in) financing
  activities                                  1,386,754    (30,431)  (21,395)

Effect of exchange rate changes on cash
  and cash equivalents                           (4,153)    (3,343)   (2,003)
                                             ----------   --------  --------

Increase (decrease) in cash and cash
  equivalents                                   (29,076)   (21,646)  106,624

Cash and cash equivalents at beginning
  of year                                       154,027    175,673    69,049
                                             ----------   --------  --------

Cash and cash equivalents at end of year       $124,951   $154,027  $175,673
                                             ==========   ========  ========

See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
STRYKER CORPORATION AND SUBSIDIARIES
December 31, 1998
(in thousands, except share and per share amounts)

1.  Significant Accounting Policies

BUSINESS: Stryker Corporation develops, manufactures and markets specialty surgical and medical products that are sold primarily to hospitals throughout the world and provides outpatient physical therapy services in the United States.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and its majority owned subsidiary, Matsumoto Medical Instruments, Inc., after elimination of all significant intercompany accounts and transactions. Minority interest represents the minority stockholders' equity in Matsumoto's net earnings (loss) and their equity in Matsumoto's net assets.

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

The Company's investments in marketable equity and debt securities are classified as "available-for-sale" and are carried at fair value, with the unrealized gains and losses, net of income taxes, reported within accumulated other comprehensive gain (loss) in stockholders' equity. Interest, dividends and realized gains and losses on the sale of such securities are included in other income.

INVENTORIES: Inventories are stated at the lower of cost or market. Cost for approximately 94% (78% in 1997) of inventories is determined using the lower of first-in, first-out (FIFO) cost or market. Cost for certain domestic inventories is determined using the last-in, first-out (LIFO) cost method. The FIFO cost for all inventories approximates replacement cost, except for certain inventories acquired in connection with the purchase of Howmedica that have been stepped-up to fair value (see Note 4).

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. Depreciation is computed by the straight-line or declining balance methods over the estimated useful lives of the assets.

GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill and other intangible assets represent the excess of purchase price over fair value of tangible net assets of acquired businesses. Goodwill is amortized on a straight-line basis over 10 to 40 years (weighted average life of 34 years). Developed technology is amortized on a straight-line basis over 20 years. Other intangible assets, consisting primarily of customer base, which reflects expected continued customer patronage, trademarks, trade names and assembled work force, are amortized on a straight-line basis over 5 to 35 years (weighted average life of 24 years).

The carrying amounts of goodwill and other intangible assets are reviewed if facts and circumstances suggest they may be impaired. If the review indicates that the carrying amount of any intangible asset will not be recoverable, as determined using an undiscounted cash flow analysis, the carrying amount of the goodwill or other intangible asset is reduced by the estimated shortfall of cash flows to fair value.

DEFERRED CHARGES: Deferred charges represent the net book value of loaner instruments for surgical implants provided to customers by the Company.
These instruments are amortized on a straight-line basis over periods ranging from one to three years. Amortization expense of instruments is included in selling, general and administrative expense in the Consolidated Statements of Earnings.

DEFERRED LOAN COSTS: Deferred loan costs of $25,493 associated with the Company's Senior Secured Credit Facilities are being amortized over the terms of the related debt, based on the amount of outstanding debt, using the effective interest method and are classified in other assets. Amortization expenses for these deferred loans costs are included in interest expense and were $402 for 1998.

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

DERIVATIVE FINANCIAL INSTRUMENTS: The Company uses derivative financial instruments to manage the economic impact of fluctuations in interest rates and foreign currency exchange rates. The Company enters into interest rate swaps, foreign currency forward contracts and foreign currency options to manage these economic risks.

Interest rate differentials to be paid or received as a result of interest rate swaps are accrued and recognized as an adjustment of interest expense related to the designated debt. Foreign currency forward contracts and foreign currency options used to hedge intercompany financial activity are carried off-balance sheet with realized gains and losses included in the measurement and recording of the hedged transactions.

STOCK OPTIONS: The Company follows Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

COMPREHENSIVE INCOME: As of January 1, 1998, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 130, "Reporting Comprehensive Income". Statement No. 130 establishes rules for the reporting of comprehensive earnings and its components; however, the adoption of this statement had no impact on the Company's net earnings or stockholders' equity. Statement No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be aggregated and disclosed as accumulated other comprehensive gain (loss) within stockholders' equity. Prior year financial statements have been reclassified to conform to the requirements of Statement No. 130. The components of accumulated other comprehensive gain (loss) are as follows:

                                       Unrealized     Foreign      Accumulated
                                         Gains        Currency        Other
                                      (Losses) on   Translation   Comprehensive
                                       Securities   Adjustments    Gain (Loss)
                                      ------------  ------------  --------------
Balance at December 31, 1997               ($376)      ($9,412)        ($9,788)
Other comprehensive earnings for 1998        342           444             786
                                     ------------  ------------  --------------
Balance at December 31, 1998                ($34)      ($8,968)        ($9,002)
                                     ============  ============  ==============

NEW ACCOUNTING STANDARDS NOT YET ADOPTED: In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement will require the Company to record all derivatives on the balance sheet at fair value. Changes in the fair value of derivatives that do not meet the criteria to be treated as a hedge under the Statement will be included in earnings. If derivatives meet the hedge criteria, changes in the fair value of the derivatives will offset changes in the fair value of the items being hedged. The Statement is required to be adopted by the Company beginning in the first quarter of 2000. The Company has not determined what effect the Statement will have on the Company's future consolidated results of operations or financial position when adopted.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform with the presentation used in 1998.

2.  Investments

The following is a summary of the Company's investments in marketable equity and debt securities:

                                     Gross       Gross
                                    Unrealized  Unrealized   Estimated
                           Cost       Gains       Losses     Fair Value
                          ------- -----------  -----------   ----------
At December 31, 1998:
 Debt securities          $17,275          $0        ($17)      $17,258
 Equity securities          1,665         531        (693)        1,503
                          ------- -----------  -----------   ----------
Total                     $18,940        $531       ($710)      $18,761
                          ======= ===========  ===========   ==========

At December 31, 1997:
 Debt securities         $197,505        $147       ($611)     $197,041
 Equity securities          4,796       1,317      (1,887)        4,226
                          ------- -----------  -----------   ----------
Total                    $202,301      $1,464     ($2,498)     $201,267
                          ======= ===========  ===========   ==========

Gross realized gains on sales of the Company's investments totaled $702, $118 and $516 in 1998, 1997 and 1996, respectively, and gross realized losses totaled $1,145, $750 and $589 in 1998, 1997 and 1996, respectively. At
December 31, 1998, approximately 80% of the Company's investments in debt securities mature within one year and substantially all of the remainder mature within two years.

Interest income, which is included in other income, totaled $16,501 in 1998, $14,963 in 1997 and $13,339 in 1996.

3.  Inventories

Inventories are summarized as follows:


                                  December 31
                                  -----------

                             1998       1997
                           ---------   ---------
Finished goods              $451,880     $83,386
Work-in-process               49,758      11,114
Raw material                  59,853      29,560
                           ---------   ---------
FIFO cost                    561,491     124,060
Less LIFO reserve              7,532       7,719
                           ---------   ---------
                            $553,959    $116,341
                           =========   =========

Inventories at December 31, 1998, reflect a step-up of $213,155 to fair value in connection with the acquisition of Howmedica (see Note 4).

4.  Business Acquisitions

On December 4, 1998, the Company acquired Howmedica, the orthopaedic division of Pfizer Inc., for $1,650,000 in cash. Howmedica develops, manufactures and markets a wide range of specialty medical products utilized in the treatment of musculoskeletal disorders. Howmedica's products include hip and knee implants for primary and revision surgery, bone cement, trauma systems used in bone repair, craniomaxillofacial fixation devices and specialty surgical equipment used in neurosurgery. The acquisition was funded with cash and cash equivalents and approximately $1,500,000 borrowed under $1,650,000 of credit facilities established in December 1998 (see Note 7).

The acquisition of Howmedica was accounted for using the purchase method of accounting. The results of operations for Howmedica are included in the Company's consolidated financial statements beginning December 5, 1998. The purchase price of $1,650,000 in cash plus an estimate for a contractually required adjustment based on the increase in Howmedica's working capital since December 31, 1997, and liabilities assumed has been preliminarily allocated to the assets acquired based on their estimated fair values at the date of acquisition.

Based on the preliminary purchase price allocation, goodwill of $437,000 was recorded by the Company in connection with the acquisition. Goodwill represents the excess of the purchase price and purchase liabilities over the fair value of net identifiable tangible and intangible assets acquired. Approximately $492,500 of the purchase price was allocated to identifiable intangible assets, including purchased research and development of $78,400, developed technology of $194,000, customer base of $178,900 and trademarks and assembled work force of $41,200. The purchased research and development was charged to operations during the fourth quarter as required by generally accepted accounting principles.

The purchased research and development of $78,400 was determined based on an independent valuation of Howmedica's research and development projects using information and assumptions provided by management. Among the in-process projects included in the valuation, two are considered significant. These projects relate to the development of a new spinal technology to be used in the treatment of spinal disorders and the development of an improved polyethylene to be used in hip and knee implants. The estimated future revenues associated with the spinal project were deemed to be approximately 80% attributable to in-process research and development based on technological progression towards completion. For the polyethylene project, future revenues were deemed to be approximately 75% attributable to in-process research and development based on the same criterion. The spinal project is expected to be completed in 2002 and the polyethylene project is expected to be completed in 1999. All of the purchased research and development projects were valued using an income approach utilizing the discounted cash flow method. Revenues were projected from the expected date of product introduction to 2009 with the terminal value included in the discounted cash flow valuation. The spinal project is considered to have greater revenue potential with higher market risk and was valued using a 30% discount rate. The polyethylene project was valued using a 20% discount rate. Margins estimated for the future products were based on the current spinal implant market for the spinal project and on the current margins for hip and knee implants for the polyethylene project. Estimated selling, royalty and other expenses related to the future products were based on Howmedica's historical levels of spending in these areas.

In connection with the preliminary purchase price allocation, Howmedica inventories were stepped-up $221,000 to fair value. This step-up will be charged off as additional nonrecurring cost of sales as the acquired inventory is sold. Fourth quarter cost of sales for 1998 was increased as a result of the step-up, reducing pretax earnings in the quarter by $7,845 ($5,178 net of tax).

Immediately after the acquisition was consummated, management of the Company began to implement an integration plan to combine Stryker and Howmedica. In conjunction with the integration plan, the Company recorded additional purchase liabilities of approximately $111,000 ($67,000 net of related tax benefit), which were included in the acquisition cost allocation. The additional purchase liabilities include approximately $71,000 for severance and related costs for Howmedica employees, $27,000 to convert Howmedica's distribution network to direct sales to accommodate the integration and $13,000 associated with Howmedica facility closures and contractual obligations. The severance and related costs are provided for planned workforce reductions covering all Howmedica employee groups other than sales. The cost of the distributor conversions is based on negotiated contracts. At December 31, 1998, substantially all of the purchase liabilities remained on the balance sheet along with an estimate for the additional amount to be paid as a result of the working capital adjustment to the purchase price. The restructuring actions will be completed in 1999, and any increases or decreases in the estimated liability for these integration activities will result in a corresponding increase or decrease in goodwill. The Company also incurred $63,944 in costs and charges related to the acquisition that were charged to operations during the fourth quarter of 1998 (see Note 5).

The following unaudited pro forma financial information presents the combined results of operations of Stryker and Howmedica as if the acquisition had occurred as of January 1, 1997, after giving effect to certain adjustments, including amortization of goodwill and intangible assets, increased interest expense on debt related to the acquisition, reduced interest income from cash utilized to complete the acquisition and the related tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Stryker and Howmedica operated as a combined entity during such periods.

                                   Years ended December 31
                                        (Unaudited)
                                   -----------------------
                                        1998          1997
                                 -----------   -----------
     Net sales                    $1,921,782    $1,800,843
     Net earnings                   $107,200       $85,500
     Net earnings per share:
       Basic                           $1.11         $0.89
       Diluted                         $1.09         $0.87

The pro forma financial information presented above does not include nonrecurring charges for purchased research and development, the sale of inventory stepped-up to fair value at the date of acquisition and integration activities. These items are included in the actual results of operations for 1998. The pro forma financial information includes pretax costs of approximately $31,700 for 1998 and $27,000 for 1997, representing an allocation of certain Pfizer corporate and division overhead costs to Howmedica.

In November 1998, the Company purchased the manufacturing rights, facilities and product on-hand for its OP-1 bone growth device from Creative BioMolecules, Inc., for approximately $19,300 in cash. In addition, the purchase agreement provides for increases in royalty payments associated with potential future OP-1 sales. The acquisition was accounted for using the purchase method. In connection with the acquisition, $4,896 of the purchase price paid for tangible research and development assets that have no alternative future use was allocated to purchased research and development and charged to operations during the fourth quarter of 1998.

During 1998, the Company's Osteonics Corp.subsidiary purchased four of its independent distributors at a cost of approximately $19,700. The entire purchase price was allocated to tangible assets acquired.

During 1998 and 1997, the Company acquired additional shares of outstanding common stock of Matsumoto Medical Instruments, Inc., its Japanese distributor, thereby increasing its direct ownership to 83% at December 31, 1998 (75% at December 31, 1997). During 1998, additional shares were acquired for cash of $3,349 and 75,000 shares of Stryker common stock ($3,792 value). During 1997, additional shares of Matsumoto were purchased for cash of $28,636. Each acquisition of additional shares was accounted for using the purchase method. Subsequent to December 31, 1998, the Company acquired all of the remaining outstanding common stock of Matsumoto, increasing its direct ownership to 100%. The acquisition of these additional shares occurred in January 1999 for cash of $1,009 and 180,605 shares of Stryker common stock ($9,682 value).

The Company's Physiotherapy Associates, Inc. subsidiary has purchased a number of physical therapy clinic operations. The aggregate purchase price of these clinics in 1998, 1997 and 1996 was approximately $2,600, $5,600 and $8,600, respectively. Intangible assets acquired, principally employment contracts and goodwill, are being amortized over periods ranging from one to 15 years.

In September 1996, the Company purchased 100% of the outstanding stock of Osteo Holding AG and its subsidiaries ("Osteo"), based in Selzach, Switzerland. Osteo designs and manufactures trauma products and reconstructive orthopaedic devices. The purchase price of $45,500 was paid $41,500 in cash with the remaining amount being paid ratably over a five-year period. The acquisition was accounted for using the purchase method. The results of operations for Osteo are included in the Company's consolidated financial statements beginning in September 1996. Of the excess purchase price over fair value of the net tangible assets acquired, $7,500 million was allocated to purchased research and development and was charged to operations upon the completion of the valuation. The remaining excess purchase price of $27,600 was allocated to intangibles to be amortized over 15 years.

For all of the above acquisitions other than that of Howmedica, pro forma consolidated results would not differ significantly from reported results.

5.  Acquisition-Related and Special Charges

In the fourth quarters of 1998 and 1996, the Company recorded acquisition-related and special pretax charges consisting of the following items:

                                                  1998      1996
                                                  -------  --------
Reorganization of distribution channels           $52,751   $15,000
Expensed transaction costs                         11,193
Asset impairments                                            14,578
Patent claims                                                 4,700
                                                  -------  --------
                                                   63,944    34,278
Less margin impact related to sales credits        14,002
                                                  -------  --------
                                                  $49,942   $34,278
                                                  =======  ========

The 1998 acquisition-related charges for the reorganization of distribution channels, including the margin impact related to sales credits, relates to the conversion of a portion of Stryker's distributors in the U.S., Europe and the Pacific Rim to direct sales to accommodate the integration of the Howmedica sales force. The cost of the conversions is based on contractual terms or is in accordance with a plan to complete such conversions. The 1998 expensed transaction costs represent costs associated with the acquisitions of Howmedica and of the manufacturing rights, facilities and product on-hand for the Company's OP-1 bone growth device (see Note 4).

At December 31, 1998, $46,106 of the charges incurred during 1998 was included in acquisition-related reorganization reserves and liabilities, consisting primarily of accruals related to the reorganization of distribution channels that have not yet been completed. All actions are expected to be completed by the end of 2000.

The 1996 special charge for the reorganization of distribution channels related to the implementation of a plan to convert a portion of the Company's distributors to direct sales. The costs of the conversions was based on contractual terms. The charge for asset impairments included $9,678 for property, plant and equipment write-downs and goodwill impairments of $3,900. Both the property and goodwill were written down to fair value. The charge for patent claims was related to patent disputes on certain products. At December 31, 1998, $2,700 related to the 1996 charges was included in other accrued liabilities. The remaining accrual is related to the reorganization of distribution channels that have not yet been completed. All actions are expected to be completed by 2001.

6.  Gain on Patent Judgment

In September 1996, the United States Court of Appeals for the Federal Circuit affirmed the 1995 decision of the Federal District Court for the Eastern District of New York awarding the Company damages, attorneys' fees and interest for infringement of the Company's U.S. patent on its Omniflex Hip
System.   A petition for rehearing or rehearing en banc was denied by the
Federal Circuit Court in December 1996, and the Company was paid $77,600.
The Company recognized a pretax gain, net of related legal fees and other expenses, of $61,094, which was included in operating income in 1996.

7.  Borrowings

Long-term debt is as follows:

                                   December 31
                                -------------------

                              1998        1997
                            -----------   -------
Term loans                   $1,150,000
Revolving credit                107,575
Multi-currency loan             230,194
Unsecured bank loans                 --   $72,565
Other                            15,216     5,511
                            -----------   -------
                              1,502,985    78,076
Less current maturities          15,014    73,627
                            -----------   -------
                             $1,487,971    $4,449
                            ===========   =======


In December 1998, the Company entered into $1,650,000 of Senior Secured Credit Facilities in conjunction with the acquisition of Howmedica (see Note
4). The facilities provide for $1,150,000 in term loans, a six-year $250,000 U.S. revolving credit facility and a six-year $250,000 reducing multi-currency facility.

The term loans consist of three tranches. Tranche A provides for a six-year $575,000 term loan, Tranche B a seven-year $290,000 term loan and Tranche C an eight-year $285,000 term loan. The term loans bear interest at a base rate, as defined, plus an applicable margin ranging from 1.75% to 3.75%, depending on the leverage ratio of the Company. The six-year $250,000 U.S. revolving credit facility bears interest at a base rate, as defined, plus an applicable margin ranging from 1.75% to 2.75%, depending on the leverage ratio of the Company. The six-year, $250,000 reducing multi-currency facility provides borrowings in yen, euro, U.S. dollars and other negotiated currencies. Multicurrency borrowings bear interest at a base rate, as defined, plus an applicable margin ranging from 1.375% to 2.25% depending on the leverage ratio of the Company. At December 31, 1998, the Company had borrowed yen 11,900,000 and euro 107,100. The multicurrency borrowings act as a hedge of the Company's investments in Japan and Europe. As a result, adjustments made to the loan balances to reflect applicable currency exchange rates at December 31 are included within accumulated other comprehensive gain
(loss) in stockholders' equity. In addition, the revolving credit facility and the multicurrency facility each requires a commitment fee that ranges from 0.375% to 0.50% on the unused portion of the facility depending on the leverage ratio of the Company. At December 31, 1998, the weighted average interest rate for all borrowings under the Senior Secured Credit Facilities was 8.29%.

Effective in January 1999, the Company has fixed the base rate on an $800,000 notional amount of the U.S.-dollar-denominated borrowings at an average rate of 5.7% using interest rate swaps. The interest rate swaps mature over various terms ranging from September 2000 through December 2004.

Borrowings under the credit facilities are guaranteed by certain of the Company's subsidiaries and are fully secured by a substantial portion of the assets of the Company and such subsidiaries. The credit agreement requires the Company among other things to comply with certain financial and other covenants and places certain limitations on the amount of increases in dividend payments. The Company must comply with the financial covenants beginning in 1999.

The unsecured bank loans represented two separate borrowings made to finance the acquisition of the Company's investment in Matsumoto Medical Instruments, Inc. Both loans were Japanese-yen-denominated, were unsecured and bore interest at rates ranging from 4.10% to 4.76%. Both loans matured in August 1998 and were repaid with a portion of the yen-denominated borrowings under the multicurrency facility.

Maturities of debt for the four years succeeding 1999 are: 2000 - $89,025; 2001 - $130,157; 2002 - $171,138; and 2003 - $212,283.

The carrying amounts of the Company's long-term debt approximate their fair values based on the Company's current borrowing rates for similar types of borrowing agreements and quoted market rates. The fair value of the Company's interest rate swap contracts at December 31, 1998, was ($17,679) and at December 31, 1997, approximated its carrying amount. Interest rate swap agreements are valued based on current termination values.

Interest expense on debt, which is included in other income and approximates interest paid, was $12,181 in 1998, $4,117 in 1997 and $4,349 in 1996.

8.  Capital Stock

On May 10, 1996, the Company effected a two-for-one stock split. All share and per share data have been adjusted to reflect the stock split as though it had occurred at the beginning of the earliest period presented.

The Company has key employee and director stock option plans under which options are granted at a price not less than fair market value at the date of grant. The options are granted for periods of up to 10 years and become exercisable in varying installments. A summary of stock option activity follows:

                                                         Weighted
                                              Shares      Average
                                                         Exercise
                                                           Price
                                             ----------  ---------
Options outstanding at January 1, 1996        2,643,400      $9.90
Granted                                         955,000      22.50
Canceled                                       (185,200)     15.47
Exercised                                      (218,600)      9.12
                                             ----------  ---------
Options outstanding at December 31, 1996      3,194,600      13.40
Granted                                         845,000      28.86
Canceled                                       (103,800)     17.72
Exercised                                      (405,100)      6.50
                                             ----------  ---------
Options outstanding at December 31, 1997      3,530,700      17.77
Granted                                       1,923,000      38.60
Canceled                                     (1,183,400)     39.93
Exercised                                      (424,444)      8.52
                                             ----------  ---------
Options outstanding at December 31, 1998      3,845,856     $22.39
                                             ==========  =========

Price range $7.32 - $15.00                    1,351,156     $10.90
Price range $15.01 - $30.00                   1,512,700      24.61
Price range $30.01 - $44.625                    982,000      34.76
                                             ----------  ---------
Options outstanding at December 31, 1998      3,845,856     $22.39
                                             ==========  =========

Shares reserved for future grants were 9,173,000 and 839,600 at December 31, 1998, and 1997, respectively. Exercise prices for options outstanding as of
December 31, 1998, ranged from $7.32 to $44.625.   A summary of shares
exercisable follows:

                                                           Weighted
                                              Shares       Average
                                                           Exercise
                                                            Price
                                            -----------   -----------
Price range $7.32 - $15.00                    1,337,356        $10.88
Price range $15.01 - $30.00                     494,700         23.13
Price range $30.01 - $44.625                     32,000         31.10
                                            -----------   -----------
Shares exercisable at December 31, 1998       1,864,056        $14.48
                                            ===========   ===========

The Company follows APB Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in the Consolidated Statements of Earnings for options issued under Company stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, "Accounting for Stock-Based Compensation", the Company's net earnings and earnings per share would have been as follows:

                              1998        1997       1996
                             --------   ---------  ---------
Net earnings
  As reported                 $39,570    $125,320   $104,460
  Pro forma                    37,136     123,619    103,876
Basic earnings per share
  As reported                    $.41       $1.30      $1.08
  Pro forma                       .39        1.28       1.07
Diluted earnings per share
  As reported                    $.40       $1.28      $1.06
  Pro forma                       .38        1.26       1.06


The weighted average per share fair value of options granted during 1998, 1997 and 1996 estimated on the date of grant using the Black-Scholes option pricing model was $15.74, $11.49 and $9.14, respectively. The fair value of options granted is estimated on the date of grant using the following assumptions:

                                       1998       1997        1996
                                   --------  ---------   ---------
Risk-free interest rate               4.75%      5.65%       6.25%
Expected dividend yield               0.30%      0.41%       0.38%
Expected stock price volatility       37.6%      29.4%       29.4%
Expected option life              6.4 years  6.3 years   6.2 years


The Company has 500,000 authorized shares of $1 par value preferred stock, none of which are outstanding.

9.  Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:


                                               1998        1997         1996
                                             -------      --------    --------
Net earnings                                 $39,570      $125,320    $104,460
                                             =======      ========    ========
Weighted-average shares outstanding for
  basic earnings per share                    96,301        96,254      96,838
Effect of dilutive employee stock options      1,829         1,878       1,589
                                             -------      --------    --------
Adjusted weighted-average shares
  outstanding for diluted earnings per share  98,130        98,132      98,427
                                             =======      ========    ========
Basic earnings per share                        $.41         $1.30       $1.08
Diluted earnings per share                      $.40         $1.28       $1.06


10.  Retirement Plans

Certain of the Company's subsidiaries have defined benefit plans covering some or all of their employees. Effective in 1998, the Company adopted FASB Statement No. 132, "Employer's Disclosures about Pensions and Other Post-Retirement Benefits", which revises the disclosure requirements related to defined benefit plans. A summary of the information required under the new Statement related to all of the Company's defined benefit plans is as follows:

                                                          December 31
                                                          -----------

                                                       1998         1997
                                                     --------     --------
Change in benefit obligation:
  Benefit obligation at beginning of year              $5,839       $6,543
  Service cost                                            906          706
  Interest cost                                           403          245
  Plan participants' contributions                         16            0
  Actuarial gain                                          (59)        (112)
  Foreign exchange impact                                 336       (1,052)
  Acquisitions                                         27,339            0
  Benefits paid                                          (632)        (491)
                                                     --------     --------
  Benefit obligation at end of year                    34,148        5,839

Change in plan assets:
  Fair value of plan assets at beginning of year        4,827        5,409
  Actual return                                           827           28
  Employer contributions                                  786          699
  Plan participants' contributions                         16            0
  Foreign exchange impact                                 335        (818)
  Acquisitions                                         29,030            0
  Benefits paid                                         (632)        (491)
                                                     --------     --------
  Fair value of plan assets at end of year             35,189        4,827
                                                     --------     --------

  Funded status                                         1,041      (1,012)
  Unrecognized net actuarial loss (gain)                1,145      (1,410)
  Unrecognized transition amount                          126           0
                                                     --------     --------
  Unrecognized prior service cost                      (1,803)     (1,603)
  Prepaid (accrued) benefit cost                         $509     ($4,025)
                                                     ========     ========

Amounts recognized in balance sheet:
  Prepaid benefit cost                                 $5,035          $0
  Accrued benefit liability                            (2,723)     (2,422)
  Intangible asset                                     (1,803)     (1,603)
                                                     --------     --------
  Net amount recognized                                  $509     ($4,025)
                                                     ========     ========

Weighted-average assumptions as of December 31:
  Discount rate                                         5.60%        4.50%
  Expected return on plan assets                        6.70%        3.00%
  Rate of compensation increase                         2.40%        2.33%



                                              1998       1997        1996
                                            --------    -------    -------
Components of net periodic benefit cost:
  Service cost                                  $832       $759       $843
  Interest cost                                  374        263        293
  Expected return on plan assets                (316)      (151)      (168)
  Amortization of transition amount                8          6          7
  Amortization of prior service cost             (98)      (106)      (118)
  Recognized actuarial gain                      (36)       (47)       (52)
                                            --------    -------     ------
  Net periodic benefit cost                     $764       $724       $805
                                            ========    =======     ======


At December 31, 1998, defined benefit plans with plan assets in excess of benefit obligations had plan assets totaling $23,077 and benefit obligations totaling $19,856, and defined benefit plans with benefit obligations in excess of plan assets had plan assets totaling $12,112 and benefit obligations totaling $14,292.

Retirement plan expense under the Company's profit sharing and defined contribution retirement plans totaled $14,332 in 1998, $11,248 in 1997 and $10,147 in 1996.

11.  Income Taxes

Earnings before income taxes consist of the following:

                               1998       1997       1996
                              -------   --------   --------
United States operations      $66,899   $180,407   $152,680
Foreign operations             (6,939)    14,913     13,430
                              -------   --------   --------
                              $59,960   $195,320   $166,110
                              =======   ========   ========

The components of the provision for income taxes follow:

                                      1998       1997       1996
                                     --------  ---------  --------
Current:
    Federal                           $56,879    $57,608   $74,808
    State, including Puerto Rico        8,633      8,648     8,981
    Foreign (credit)                     (701)     1,784     8,554
                                     --------  ---------  --------
                                       64,811     68,040    92,343
Deferred tax expense (credit)         (44,421)     1,960   (30,693)
                                     --------  ---------  --------
                                      $20,390    $70,000   $61,650
                                     ========  =========  ========

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

                                                         1998    1997    1996
                                                        ------  ------  ------
U.S. statutory income tax rate                           35.0%   35.0%   35.0%
 Add (deduct):
    State taxes, less effect of federal deduction         3.4     2.4     1.3
    Tax benefit relating to operations in Puerto Rico    (6.9)   (1.4)   (1.5)
    Earnings of Foreign Sales Corporation                (5.1)   (1.7)   (1.6)
    Nondeductible purchased research and development
      and permanent differences                           6.6     0.1     2.6
    Other                                                 1.0     1.6     2.6
                                                        ------  ------  ------
                                                         34.0%   36.0%   38.4%
                                                        ======  ======  ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant temporary differences, which comprise the Company's deferred tax assets and liabilities, are as follows:

                                                    December 31
                                                    ------------

                                              1998       1997

                                             --------   --------

   Deferred Tax Assets:
       Inventories                            $42,807    $41,041
       Accounts receivable and other            4,088     11,371
   assets
       Other accrued expenses                  76,716     25,546
       Depreciation and amortization           34,901
       State taxes                              6,411      3,552
       Other                                    5,355      3,295
                                             --------   --------
   Total deferred tax assets                  170,278     84,805

   Deferred tax liabilities:
       Depreciation and amortization          (16,818)       370
       Other                                   (7,363)    (3,960)
                                             --------   --------
   Total deferred tax liabilities             (24,181)    (3,590)
                                             --------   --------
   Total net deferred tax assets             $146,097    $81,215
                                             ========   ========

Deferred tax assets and liabilities are included in the consolidated balance sheets as follows:

                                                         December 31
                                                         -----------

                                                        1998        1997
                                                       --------  ---------
Current assets -- Deferred income taxes                $139,109    $78,896
Noncurrent assets -- Other assets                        31,169      5,909
Current liabilities -- Accrued expenses and other
  liabilities                                            (7,346)
Noncurrent liabilities -- Other liabilities             (16,835)    (3,590)
                                                       --------  ---------
Total net deferred tax assets                          $146,097    $81,215
                                                       ========  =========


No provision has been made for U.S. federal and state income taxes or foreign taxes that may result from future remittances of the undistributed earnings ($196,528 at December 31, 1998) of foreign subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of any unrecognized deferred income tax liability on these unremitted earnings is not practicable.

Total income taxes paid were $56,197 in 1998, $87,462 in 1997 and $62,330 in 1996.

12.  Segment and Geographic Data

Effective in the fourth quarter of 1998, the Company adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. The Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement No. 131 does not affect the Company's results of operations or financial position, but does affect the disclosure of segment information.

Prior to 1998, the Company reported under one business segment. Upon the adoption of Statement No. 131, the Company segregated its operations into three reportable business segments: Orthopaedic Implants, Medical and Surgical Equipment and Physical Therapy Services. The Orthopaedic Implants segment sells orthopaedic reconstructive products such as hip, knee, shoulder and spinal implants and trauma related products. The Medical and Surgical Equipment segment sells powered surgical instruments, endoscopic systems, medical video imaging equipment and patient care and handling systems. The Physical Therapy Services segment provides outpatient physical and occupational rehabilitation services.

The Company's reportable segments are business units that offer different products and services and are managed separately because each business requires different manufacturing, technology and marketing strategies.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net earnings of each segment. Identifiable assets are those assets used exclusively in the operations of each business segment or are allocated when used jointly. Corporate assets are principally cash and cash equivalents, short-term investments and property, plant and equipment.

Sales and other financial information by business segment follows:

                                        Medical
                                            and  Physical  Corporate
                         Orthopaedic   Surgical   Therapy    Admini-
                            Implants  Equipment  Services   stration      Total
                         -----------  ---------  --------  --------- ----------
Year ended December 31, 1998

 Net sales                  $409,644   $577,788  $115,776            $1,103,208
 Interest income                                            $16,501      16,501
 Interest expense                                            12,181      12,181
 Depreciation and
   amortization expense       16,763     15,987     4,391       455      37,596
 Purchased research and
   development                83,296                                     83,296
 Acquisition-related charges  52,751                         11,193      63,944
 Income taxes                (11,463)    33,584     4,027    (5,758)     20,390
 Segment net profit (loss)   (20,182)    68,769     7,015   (16,032)     39,570
 Total assets              2,157,747    601,406    71,785    54,914   2,885,852
 Capital expenditures         21,825     23,881     4,450     1,088      51,244

Year ended December 31, 1997

 Net sales                   375,028    505,099   100,008               980,135
 Interest income                                             14,963      14,963
 Interest expense                                             4,812       4,812
 Depreciation and
   amortization expense       12,105     16,983     3,759       417      33,264
 Income taxes                 40,542     25,764     3,904      (210)     70,000
 Segment net profit (loss)    69,447     53,264     6,375    (3,766)    125,320
 Total assets                304,944    315,656    62,785   301,690     985,075
 Capital expenditures         17,594     13,925     3,525       169      35,213

Year ended December 31, 1996

 Net sales                   347,178    484,301    78,581               910,060
 Interest income                                             13,339      13,339
 Interest expense                                             8,349       8,349
 Depreciation and
   amortization expense       12,324     18,420     3,492       414      34,650
 Purchased research and
   development                 7,500                                      7,500
 Special charges              26,893      4,485     2,900                34,278
 Gain on patent judgement     61,094                                     61,094
 Income taxes                 46,263     12,145     1,724     1,518      61,650
 Segment net profit (loss)    71,892     39,393     2,809    (9,634)    104,460
 Total assets                301,395    331,388    51,655    309,068    993,506
 Capital expenditures          6,916     14,541     5,160        107     26,724


The Company's area of operations outside of the United States, Japan and Europe principally includes the Pacific Rim, Canada, Latin America and the Middle East. Geographic information follows:

                                                Long-
                                   Net          Lived
                                  Sales         Assets
                                -----------   -----------
Year ended December 31, 1998
  United States                    $728,948      $827,047
  Japan                             131,282       141,642
  Europe                            135,273       541,444
  Other foreign countries           107,705        32,707
                                -----------   -----------
                                 $1,103,208    $1,542,840
                                ===========   ===========
Year ended December 31, 1997
  United States                    $633,252      $122,635
  Japan                             154,308        68,289
  Europe                            104,376        49,278
  Other foreign countries            88,199         2,260
                                -----------   -----------
                                   $980,135      $242,462
                                ===========   ===========
Year ended December 31, 1996
  United States                    $564,534      $103,832
  Japan                             172,522        88,428
  Europe                             99,177        46,724
  Other foreign countries            73,827           985
                                -----------   -----------
                                   $910,060      $239,969
                                ===========   ===========

Gains (losses) on foreign currency transactions, which are included in other income, totaled ($2,093), $325 and $1,949 in 1998, 1997 and 1996, respectively.

13.  Leases

The Company leases various manufacturing and office facilities and equipment under operating leases. Future minimum lease commitments under these leases are as follows:


1999               $27,944
2000                19,853
2001                18,398
2002                14,922
2003                11,117
Thereafter           7,839
                 ---------
                  $100,073
                 =========

Rent expense totaled $32,676 in 1998, $26,293 in 1997 and $24,915 in 1996.

14.  Contingencies

The Company is involved in various claims and legal actions arising in the normal course of business. The Company does not anticipate material losses as a result of these actions beyond amounts already provided in the accompanying financial statements.


SUMMARY OF QUARTERLY DATA (Unaudited)

(dollars in thousands, except per share data)

                                   1998 Quarter Ended
                                   ------------------

                      March 31   June 30   Sept. 30   Dec. 31
                                                        (a)
                       --------  --------  --------   --------
Net sales              $253,588  $267,273  $260,965   $321,382

Gross profit            152,175   155,816   149,155    173,989

Earnings (loss)
  before income
  taxes                  55,400    54,230    53,460   (103,130)

Net earnings (loss)      36,010    35,250    34,750    (66,440)

Net earnings (loss)
  per share of
  common stock:
    Basic                   .37       .37       .36       (.69)
    Diluted                 .37       .36       .35       (.68)

Market price of
  common stock:
    High                 49-1/8  48-11/16    45-1/8     55-3/4
    Low                  34-3/4    36-7/8    31-7/8         31


                                   1997 Quarter Ended
                                   ------------------

                      March 31   June 30   Sept. 30   Dec. 31
                                                        (b)
                       --------  --------   --------  --------
Net sales              $239,536  $248,036   $238,143  $254,420

Gross profit            141,851   147,504    140,338   152,676

Earnings (loss)
  before income
  taxes                  47,840    46,698     45,785    54,997

Net earnings (loss)      30,020    29,380     28,970    36,950

Net earnings (loss)
  per share of
  common stock:
    Basic                   .31       .31        .30       .38
    Diluted                 .30       .30        .30       .38

Market price of
  common stock:
    High                 32-3/8    37-7/8    45-5/16   43-9/16
    Low                  24-3/4    24-1/4         35        35


The price quotations reported above were supplied by the New York Stock Exchange, except for the period prior to July 24, 1997, which were supplied by The NASDAQ Stock Market.

(a) In the fourth quarter of 1998, the Company recorded a charge of $83,296 for the write-off of purchased research and development and acquisition-related charges of $63,944. Both of these charges relate to the acquisitions of Howmedica and of the manufacturing rights, facilities and product on-hand for the Company's OP-1 bone growth device (see Note
     4).

(b) In the fourth quarter of 1997, the Company reduced the effective tax rate for the year to 36% from 37%, thereby decreasing income tax expense by $1,900.


Report of Independent Auditors










Board of Directors
Stryker Corporation

We have audited the accompanying consolidated balance sheets of Stryker Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stryker Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                              /s/ Ernst & Young LLP


Kalamazoo, Michigan
February 9, 1999